     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 27, 2000


                                                      REGISTRATION NO. 333-36678
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 3 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           O2WIRELESS SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

            GEORGIA                           7389                          58-2467466
(State or other jurisdiction of   (Primary Standard Industrial             (IRS Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                             ---------------------
                          440 INTERSTATE PARKWAY NORTH
                             ATLANTA, GEORGIA 30339
                                 (770) 763-5620

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                            STEPHEN F. JOHNSTON, SR.
                           CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                           O2WIRELESS SOLUTIONS, INC.
                          440 INTERSTATE PARKWAY NORTH
                             ATLANTA, GEORGIA 30339
                                 (770) 763-5620

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

               TERRY F. SCHWARTZ, ESQ.                                      J. VAUGHAN CURTIS, ESQ.
            SMITH, GAMBRELL & RUSSELL, LLP                                     ALSTON & BIRD LLP
               PROMENADE II, SUITE 3100                                    1201 WEST PEACHTREE STREET
             1230 PEACHTREE STREET, N.E.                                     ATLANTA, GEORGIA 30309
                ATLANTA, GEORGIA 30309                                           (404) 881-7000
                    (404) 815-3500                                            (404) 881-7777 (FAX)
                 (404) 685-7031 (FAX)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.   [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED              PROPOSED
         TITLE OF EACH CLASS OF                AMOUNT TO BE        MAXIMUM OFFERING     MAXIMUM AGGREGATE         AMOUNT OF
       SECURITIES TO BE REGISTERED              REGISTERED         PRICE PER SHARE        OFFERING PRICE       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value...........  7,015,000 shares(1)        $14.00(2)           $98,210,000(2)          $25,927(3)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes 915,000 shares that may be sold by certain shareholders of the Company upon exercise of the Underwriters' over-allotment option. See "Underwriting."
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(3) Previously paid.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 27, 2000

PROSPECTUS

                                6,100,000 SHARES


                       (O2WIRELESS SOLUTIONS, INC. LOGO)


                                  COMMON STOCK

     This is the initial public offering of common stock by o2wireless Solutions, Inc. We are offering 5,798,623 shares of our common stock and some of our shareholders are offering 301,377 shares of our common stock. We estimate that the initial public offering price will be between $12.00 and $14.00 per share. We will not receive any of the proceeds from the sale of common stock by the selling shareholders.
                               ------------------


     There is currently no public market for the common stock. Our common stock has been approved for listing on the Nasdaq National Market under the symbol "OTWO."

                               ------------------

                                                              PER SHARE   TOTAL
                                                              ---------   ------
Initial public offering price...............................   $          $
Underwriting discounts and commissions......................   $          $
Proceeds to o2wireless Solutions, before offering
  expenses..................................................   $          $
Proceeds to selling shareholders............................   $          $

     Some of our shareholders have granted the underwriters an option for a period of 30 days to purchase up to 915,000 shares of common stock.

                               ------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CHASE H&Q                                             CREDIT SUISSE FIRST BOSTON
                          THOMAS  WEISEL PARTNERS LLC

          , 2000

     Graphics depicting o2wireless Solutions' service offerings and integrated network solution divided into four categories (plan, design, deploy, maintain) followed by the following language:


          o2wireless Solutions, Inc. is a leading provider of integrated network services to the global wireless telecommunications industry. We plan, design, deploy and maintain wireless networks that address the changing technological landscape.



     Each of the categories is followed by a sentence describing the various service offerings as follows:



          PLAN. We work with customers to create a pre-deployment plan that addresses all the issues that affect their network.



          DESIGN. We offer a suite of services for the design of wireless telecommunications networks.



          DEPLOY. We handle all aspects of network deployment, from site selection to engineering and installations.



          MAINTAIN. Our services enable customers to keep their networks running smoothly.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    6
Forward-Looking Statements..................................   13
Use of Proceeds.............................................   14
Dividend Policy.............................................   14
Capitalization..............................................   15
Dilution....................................................   17
Selected Consolidated and Pro Forma Financial Data..........   18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   20
Business....................................................   28
Management..................................................   37
Related Party Transactions..................................   44
Principal and Selling Shareholders..........................   47
Description of Capital Stock................................   50
Shares Eligible for Future Sale.............................   54
Underwriting................................................   56
Legal Matters...............................................   58
Experts.....................................................   58
Where You Can Find More Information.........................   59
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" beginning on page 6 and the financial statements beginning on page F-1, before making an investment decision.

                              O2WIRELESS SOLUTIONS

     We provide a full range of network services to all sectors of the global wireless telecommunications industry. Our services range from business planning and design through deployment and maintenance services for telecommunications networks. We believe that our ability to offer a full range of network services enables our customers to rapidly deploy their wireless networks and to address new, emerging technologies. Because we are technology and vendor independent, we can provide unbiased evaluations and recommendations for our customers. Our proprietary processes and technologies include Virtual Project Manager, a Web-based project management tool, and E-Site, our project tracking software. These tools enable us to capitalize on prior project experience and deliver high-quality network services. We have expertise in both wireless and wireline segments of the telecommunications industry, which enables us to address our customers' current and emerging network requirements and to strengthen our customer relationships.


     In 1999, we completed projects for more than 125 customers and were involved in the development of over 11,000 communications facilities. To date, we have been involved in the design and implementation of over 47,000 communications facilities. We provide services to a range of participants in the telecommunications industry, including wireless and broadband carriers, equipment vendors and wireless tower companies. In 1999, we received approximately 36% of our revenues from our three largest customers -- Nortel Networks, Sprint and Carolina PCS. In 1999, we received approximately 15% of our revenues from Nortel Networks, 11% of our revenues from Sprint and 10% of our revenues from Carolina PCS. None of our other customers represented more than 10% of our revenues for 1999. Some of these customers included Nextel, Adelphia Business Solutions, Crown Castle, Motorola, SpectraSite, Ericsson and Knology. We have completed projects in all 50 U.S. states and 26 countries including Brazil, China, Germany, Honduras, Israel, Japan, Jordan, Mexico, Puerto Rico and Russia. For the year ended December 31, 1999, we had revenues of $48.6 million and a net loss of $317,000. For the quarter ended March 31, 2000, we had revenues of $26.5 million and a net loss of $13.1 million, which was attributable to a non-cash expense charge of $13.7 million resulting from the increase in the fair value of the common stock put warrants outstanding.


OUR MARKET OPPORTUNITY

     According to Forrester Research, wireless communications has been the fastest growing segment of the telecommunications sector over the past seven years. We believe that this growth is driven in part by:

     - global deregulation and privatization of the telecommunications industry;

     - dramatic advances in wireless and wireline technologies;

     - increased availability and usage of wireless technologies;

     - increased demand for broadband wireless applications, including wireless Internet and mobile commerce;

     - structural changes in the industry driving service providers to offer comprehensive telecommunications services; and

     - a trend towards replacing fixed line telecommunications services with wireless services.

     According to Forrester Research, the U.S. wireless subscriber base will grow to over 110 million by 2003 from 77 million in 1999, generating industry revenues in excess of $46.1 billion. The number of subscribers is expected to further increase to 143 million by 2005. International Data Corporation further estimates that the international wireless subscriber base will grow to approximately 1.1 billion by 2003 from 303 million in 1998. A new wave of telecommunications service providers is beginning to offer high speed fiber optic networks packaged with broadband wireless technologies to deliver enhanced telecommunications services and features to new customers and markets. According to Forrester Research, total spending for wireless data services in the U.S. alone is expected to generate $4.2 billion in revenue by 2003 and $8.4 billion by 2005. This projected growth in subscribers and applications is expected to generate significant infrastructure demands and require significant expertise and resources.

INTEGRATED SERVICE OFFERING

     We provide a comprehensive range of services for our customers from pre-deployment planning through network installation, maintenance and optimization. We customize our services to meet the individual needs of our customers by offering bundled and unbundled packages of our core services. Through our program management services, we help our customers effectively manage the process of planning, designing, deploying and maintaining their wireless networks. Because we offer network services in both the wireless and wireline industry segments, our customers benefit by obtaining the services they need from a single provider as opposed to multiple providers. Our services include:

     - Planning Services. We provide pre-deployment planning services for all the steps involved in developing or refining a network or deployment strategy. Our business consultants analyze the financial, engineering, competitive market and technology issues applicable to a proposed network project. Our services include defining subscriber profiles and target markets, usage forecasting, market planning and competition, and regulatory, geographical and network configuration analysis.

     - Design Services. We provide a full range of services for the design of wireless telecommunications networks, including the related wireline components. Based on analyses of traffic patterns, population density, topography and propagation environment, we provide radio frequency engineering and network design services tailored to the customer's individual market. These design services include determining the optimal placement of network equipment and use of radio frequencies. We also provide fixed network engineering services, including specialized design services for packet-switched and IP router-based network elements.

     - Deployment Services. We provide our customers with comprehensive site development and site audit services, including site feasibility and zoning studies, lease negotiations, civil and structural engineering and third party vendor management. We install all major types of wireless and wireline telecommunications equipment, including base station electronics, antennas and ancillary equipment. We also assist our customers in moving incumbent users of their licensed spectrum to new frequencies by providing point-to-point and point-to-multipoint line-of-sight microwave engineering and support services.

     - Maintenance Services. After a network has been deployed, it often requires updating, recalibrating and tuning. Our network maintenance services are comprised of post-deployment radio frequency optimization services, network operations and maintenance services, and network monitoring. We also perform radio frequency testing relating to employee safety in the vicinity of radiowave emitting devices, as increasingly mandated for certain of our customers by federal regulatory authorities such as OSHA and the FCC. We can also assume responsibility for the day-to-day operation, management and maintenance of our customers' telecommunications networks.

OUR GROWTH STRATEGY

     Our goal is to be the leading independent provider of integrated network services to the global wireless telecommunications industry. Our growth strategy includes the following:

     - Pursue internal growth through new customer development and cross-marketing complementary services to existing customers;

     - Remain at the forefront of emerging telecommunications technologies;

     - Attract, retain and develop high-quality employees;


     - Take advantage of our prior experience and proprietary tools such as Virtual Project Manager and E-Site to attract new customers; and


     - Pursue targeted acquisitions to supplement our technical expertise, acquire additional human resources and strategic customer relationships, and expand our presence in geographic markets.

OUR HISTORY


     We were incorporated in 1991 under the name American Communications Construction, Inc. In November 1997, we changed our name to Clear Communications Group, Inc., and in July 1998 we reorganized our corporate structure by creating a holding company, Clear Holdings, Inc. In May 2000, we changed our name from Clear Holdings to o2wireless Solutions, Inc. Our principal executive offices are located at 440 Interstate Parkway North, Atlanta, Georgia 30339, and our telephone number is (770)763-5620.


                                  THE OFFERING


Common stock offered by o2wireless Solutions.........  5,798,623 shares
Common stock offered by selling shareholders.........  301,377 shares
Common stock to be outstanding after the offering....  22,176,297 shares
Use of proceeds......................................  - to repay indebtedness under our credit agreement of approximately $24 million;
                                                       - to redeem our senior subordinated notes for
                                                         approximately $13 million;
                                                       - to redeem our Series D Preferred Stock for
                                                         approximately $7.9 million; and
                                                       - to use the balance of the proceeds for
                                                       general corporate purposes. See "Use of
                                                         Proceeds."
Proposed Nasdaq National Market symbol...............  OTWO



     The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of June 30, 2000 and does not include the following:



     - 1,337,086 shares subject to options outstanding, at a weighted average exercise price of $1.80 per share;



     - 914,214 shares of common stock available for future issuance under our 1998 Stock Option Plan; and


     - warrants to purchase 7,091,275 shares of common stock at an exercise price of $0.0038 per share.
                             ---------------------


     Unless otherwise noted, the information in this prospectus assumes no exercise of the underwriters' option to purchase additional shares in the offering.

            SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL INFORMATION
                                 (IN THOUSANDS)


     The following table presents summary consolidated and pro forma financial data about our business. You should read this information together with the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Consolidated and Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The information provided below and elsewhere in this prospectus reflects, unless otherwise noted, a 2.65-for-one stock split that occurred on June 29, 2000.


     The Consolidated Statements of Operations pro forma columns give effect to the acquisitions of TWR Telecom, Inc. and its subsidiaries, Specialty Drilling Inc., McKenzie Telecommunications Group, Inc., and Communication Consulting Services, Inc. and subsidiary ("CCS"), as if those transactions had occurred on January 1, 1999. The pro forma columns also assume the automatic conversion of all outstanding shares of our Class A Preferred Stock and our Series C Preferred Stock outstanding as of March 31, 2000 into shares of common stock, as of the later of January 1, 1999 or the date of issuance of the related preferred stock.


     The Consolidated Balance Sheet pro forma column assumes the acquisition of CCS, using the purchase method of accounting, as if the acquisition had occurred on March 31, 2000. The pro forma column also assumes the automatic conversion of all outstanding shares of our Class A Preferred Stock and our Series C Preferred Stock into shares of common stock and the expiration of the put provisions of the common stock put warrants as of March 31, 2000.


     The Consolidated Balance Sheet pro forma as adjusted column reflects the receipt by us of the net proceeds of approximately $68.4 million from the sale of 5,798,623 shares of common stock in this offering at an initial public offering price of $13.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds from the offering. See "Capitalization" and "Use of Proceeds."

                                         YEARS ENDED DECEMBER 31,                 THREE MONTHS ENDED MARCH 31,
                                 -----------------------------------------   ---------------------------------------
                                  1997      1998             1999               1999                 2000
                                 -------   -------   ---------------------   -----------   -------------------------
                                                     ACTUAL     PRO FORMA    (UNAUDITED)     ACTUAL       PRO FORMA
                                                     -------   -----------                 -----------   -----------
                                                               (UNAUDITED)                 (UNAUDITED)   (UNAUDITED)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues.......................  $ 6,003   $24,485   $48,631     $72,981       $ 5,459      $ 26,512      $ 27,234
Operating (loss) income........   (1,360)   (1,471)    1,075           7        (1,301)        2,244         2,284
Increase in fair value of
  common stock put warrants....       --        --        --          --            --            --       (13,681)
(Loss) income before
  extraordinary item and
  cumulative effect of change
  in accounting principle......   (1,360)   (2,403)       60      (2,566)       (1,594)      (13,060)      (13,132)
Net loss.......................   (1,360)   (2,403)     (317)     (2,943)       (1,715)      (13,060)      (13,132)
Preferred stock dividends and
  accretion of discount on
  redeemable preferred stock...       (9)     (413)     (632)       (119)          (80)         (466)         (316)
Net loss applicable to common
  stockholders.................   (1,369)   (2,816)     (949)     (3,062)       (1,795)      (13,526)      (13,448)
                                 =======   =======   =======     =======       =======      ========      ========
Basic and diluted loss per
  common share before
  extraordinary item and
  cumulative effect of change
  in accounting principle......  $ (0.22)  $ (0.40)  $ (0.08)    $ (0.19)      $ (0.23)     $  (1.88)     $  (0.86)
                                 =======   =======   =======     =======       =======      ========      ========
Basic and diluted loss per
  common share.................  $ (0.22)  $ (0.40)  $ (0.13)    $ (0.22)      $ (0.25)     $  (1.88)     $  (0.86)
                                 =======   =======   =======     =======       =======      ========      ========
Basic and diluted weighted
  average shares...............    6,329     7,108     7,189      13,910         7,189         7,189        15,629
                                 =======   =======   =======     =======       =======      ========      ========


                                                                         MARCH 31, 2000
                                                             ---------------------------------------
                                                                                          PRO FORMA
                                                               ACTUAL       PRO FORMA    AS ADJUSTED
                                                             -----------   -----------   -----------
                                                             (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................   $  2,011       $ 2,062      $ 26,843
Working capital............................................     19,026        18,383        43,164
Total assets...............................................     64,861        67,057        89,226
Total debt, including common stock put warrants for
  actual...................................................     53,027        33,025         1,185
Redeemable preferred stock.................................     11,426         2,928            --
Total shareholders' (deficit) equity.......................    (16,530)       14,680        71,617

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below before making an investment decision. Our business, financial condition and operating results could be adversely affected by any of the following factors, in which event the trading price of our common stock could decline, and you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

OUR RESULTS OF OPERATIONS WILL SUFFER IF WE ARE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY.

     Our business is experiencing a period of significant expansion, and we anticipate that further expansion will be required to address potential growth in the demand for our services. We expect this expansion to continue to place a significant strain on our managerial, operational and financial resources. To manage the expected growth of our operations and personnel, we will be required to:

     - improve existing and implement new operational, financial and management controls, reporting systems and procedures; and

     - integrate, train, motivate and manage employees.

     If we fail to establish processes to manage our growth, our business and results of operations may suffer because of the inability of our infrastructure to support increased levels of business activity.

WE HAVE A HISTORY OF LOSSES, AND WE MAY NEVER ACHIEVE AND SUSTAIN PROFITABILITY.

     We incurred net losses of approximately $1.4 million, $2.4 million and $317,000 for the years ended December 31, 1997, 1998 and 1999, respectively. For the quarter ended March 31, 2000, we reported a net loss of $13.1 million which was attributable to a non-cash expense charge of $13.7 million resulting from the increase in the fair value of common stock put warrants outstanding. Our ability to be profitable depends on our ability to generate and maintain greater revenues while incurring reasonable expenses. We cannot be certain that we will be able to achieve, sustain or increase profitability on a quarterly or annual basis in the future. Our inability to achieve or maintain profitability could impede implementation of our growth strategy or cause the market price of our common stock to decrease.

WE MAY NOT BE ABLE TO HIRE OR RETAIN A SUFFICIENT NUMBER OF QUALIFIED ENGINEERS, TECHNICIANS, AND PROJECT MANAGERS TO SUSTAIN OUR GROWTH, MEET OUR CONTRACTUAL COMMITMENTS OR MAINTAIN THE QUALITY OF OUR SERVICES.

     Our future success will depend on our ability to attract and retain additional highly skilled engineering and technical personnel. The actual number of employees we will need to hire will fluctuate depending on the size, number and timing requirements of contracts we receive. Experienced engineers, technicians, project managers and other highly skilled employees are in great demand. Competition for such personnel is intense, and we may be unable to attract sufficiently qualified individuals in adequate numbers to meet the demand for our services. Failure to hire an adequate number of individuals could limit our ability to complete projects for our current customers and may limit our ability to take on additional projects.

OUR OPERATING RESULTS MAY SUFFER BECAUSE OF COMPETITION IN THE WIRELESS SERVICES INDUSTRY.

     The telecommunications network services market is highly competitive and is served by numerous companies. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition and international experience than we. We believe that the principal competitive factors in our market include the ability to deliver our services within budget and on time, reputation, accountability, project management expertise, industry experience, pricing and expertise in new and evolving technologies. We may not be able to compete effectively on these or other bases, and, as a result, we may not be able to maintain our current customer relationships or develop new customer relationships.

OUR QUARTERLY RESULTS MAY FLUCTUATE. IF WE FAIL TO MEET EARNINGS ESTIMATES, OR CONTINUE TO INCUR NET LOSSES, OUR STOCK PRICE COULD DECLINE.

     Our quarterly and annual operating results have fluctuated in the past and may vary in the future due to a variety of factors, including:

     - the timing and size of network deployment by our customers and the timing and size of orders for network equipment built by our vendor customers;

     - fluctuations in demand for our services;

     - the length of sales cycles;

     - reductions in the prices of services offered by our competitors;

     - costs of integrating technologies or businesses; and

     - telecommunications market conditions and general economic conditions.

     Due to these factors, our quarterly revenues, expenses and results of operations could vary significantly in the future. You should take these factors into account when evaluating past periods, and, because of the potential variability in our quarterly results, you should not rely upon results of past periods as an indication of our future performance. In addition, because our operating results may vary significantly from quarter to quarter, results may not meet the expectations of securities analysts and investors, and this could cause the price of our common stock to decline significantly.

WE RECOGNIZE REVENUES ON OUR FIXED-PRICE CONTRACTS ON A PERCENTAGE-OF-COMPLETION BASIS, WHICH COULD CAUSE OUR QUARTERLY RESULTS TO FLUCTUATE.

     We recognize revenues on our fixed-price contracts using the percentage-of-completion method. In 1999, revenues from our fixed-price contracts accounted for approximately 73% of our total revenues. Under the percentage-of-completion method, in each period we recognize expenses as they are incurred and we recognize revenue based on a comparison of the costs incurred to date for the project to the then estimated total costs of the project. Accordingly, the revenue we recognize in a given quarter depends on the costs we have incurred for individual projects and our then current estimate of the total remaining costs to complete individual projects. If in any period we significantly increase our estimate of the total costs to complete a project, we may recognize very little or no additional revenue with respect to that project. As a result, our gross margin in such period and in future periods may be significantly reduced and in some cases we may recognize a loss on individual projects prior to their completion. To the extent that our estimates fluctuate over time or differ from actual requirements, gross margins in subsequent quarters may vary significantly from our estimates and could harm our results of operations.

OUR BUSINESS MAY BE HARMED IF WE INCREASE OUR STAFFING LEVELS IN ANTICIPATION OF A PROJECT AND UNDERUTILIZE OUR PERSONNEL BECAUSE SUCH PROJECT IS DELAYED, REDUCED OR TERMINATED.

     Since our business is driven by large, and sometimes multi-year, contracts, we forecast our personnel needs for future projected business. If we increase our staffing levels in anticipation of a project and such project is delayed, reduced or terminated, we may underutilize these additional personnel, which would increase our general and administrative expenses and could adversely affect our results of operations.

IF OUR THIRD-PARTY SUBCONTRACTORS FAIL TO COMPLETE PROJECTS IN A TIMELY MANNER OR FAIL TO PROVIDE THE QUALITY OF SERVICE WE EXPECT IN OUR SERVICE OFFERINGS, OUR REPUTATION IN THE INDUSTRY COULD BE HARMED WHICH COULD NEGATIVELY AFFECT OUR ABILITY TO KEEP OUR CUSTOMERS OR ATTRACT NEW BUSINESS.

     We use third-party subcontractors on a substantial number of our projects. Although we take care to identify subcontractors with the requisite experience, we may not be able to control the quality of the work completed by these subcontractors or retain experienced subcontractors on acceptable terms, if at all. Further, our inability to hire sufficient subcontractors could limit our ability to complete projects for customers in a timely manner or take on additional projects. If our third-party subcontractors fail to complete projects in a timely manner or fail to provide the quality we expect in our service offerings, our reputation in the industry could be harmed which could negatively affect our ability to keep our customers or attract new business. In addition, we may not be able to hire third-party subcontractors at attractive rates which could negatively impact our financial results.

OUR BUSINESS STRATEGY INCLUDES THE POSSIBLE ACQUISITION OF OTHER BUSINESSES, BUT WE MAY NOT BE ABLE TO IDENTIFY APPROPRIATE ACQUISITION CANDIDATES OR PROPERLY INTEGRATE THEIR BUSINESSES.

     From time to time, we may consider acquisitions of other businesses. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. Also, we may not be able to identify, acquire or manage additional businesses profitably or to successfully integrate the acquired businesses with our business. Businesses that we acquire may have liabilities that we underestimate or do not discover during our pre-acquisition investigations. Some of the liabilities of the businesses we acquire, even if we do not expressly assume them, may be imposed on us as the successor to the business. Further, each acquisition involves a number of other special risks that could cause the acquired business to fail to meet our expectations. For example:

     - the acquired business may not achieve expected results;

     - we may not be able to retain key personnel of the acquired business;

     - we may incur substantial, unanticipated costs, delays or other operational financial problems when we try to integrate the business with our own;

     - our management's attention may be diverted; or

     - our management may not be able to manage the combined entity effectively or to make acquisitions and grow our business internally at the same time.

     We cannot predict the timing, size or success of any future acquisitions, our ability to integrate any acquired businesses, or their associated capital requirements. In addition, we may not be able to obtain acquisition financing when required, or such financing may only be available on terms and conditions that are unacceptable to us. If we fail to address the above issues, or if we are unable to fund our acquisition plans, our growth could be limited.

OUR FUTURE EARNINGS WILL BE NEGATIVELY AFFECTED BECAUSE WE WILL BE AMORTIZING GOODWILL INCURRED IN PRIOR ACQUISITIONS.

     As a result of the acquisitions which we have completed since November 1997, we are required to record amortization expense related to goodwill. In connection with an acquisition, goodwill represents the excess of the purchase price paid for the acquired entity over the fair value of the net identifiable assets acquired. The goodwill acquired in our acquisitions is amortized on a straight-line basis over a period of 10 years. The aggregate amount of goodwill recorded by us for the acquisitions we have completed since November 1997 is approximately $22.9 million. Based upon the current amount of goodwill, our annual amortization expense will be approximately $2.3 million through 2007, and thereafter will decrease each year through 2010. At December 31, 1999 and March 31, 2000, goodwill accounted for approximately 33% and 29%, respectively, of our total assets. Any further increase in the amount of amortization expense from future acquisitions will further reduce our earnings or increase our losses.

IN THE QUARTER IN WHICH THIS OFFERING IS COMPLETED, WE EXPECT TO REPORT A NON-RECURRING NON-CASH EXPENSE CHARGE OF APPROXIMATELY $6.4 MILLION, WHICH WILL HAVE A NEGATIVE EFFECT ON OUR EARNINGS FOR THE QUARTER IN WHICH SUCH CHARGE IS TAKEN AND MAY NEGATIVELY AFFECT OUR STOCK PRICE.

     In the quarter in which this offering is completed, we expect to report a non-recurring non-cash expense charge of approximately $6.4 million, attributable to the immediate accretion of the remaining discount on our senior subordinated notes and the write off of previously capitalized loan financing costs. This non-recurring expense charge will significantly reduce our earnings or increase our losses for the quarter in which we take this charge and may negatively affect our stock price. For a more complete discussion of this non-recurring expense charge, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

IF WE FAIL TO PROPERLY MANAGE ANY FUTURE INTERNATIONAL EXPANSION, IT COULD NEGATIVELY AFFECT OUR ABILITY TO RETAIN CUSTOMERS WHO HAVE INTERNATIONAL OPERATIONS OR CAUSE US TO LOSE BUSINESS TO OUR COMPETITORS WHICH DO HAVE ESTABLISHED INTERNATIONAL OPERATIONS.

     We may expand internationally. As a result, we may need to establish international operations, hire additional personnel and establish relationships with additional suppliers and customers. This expansion could require significant financial resources and management attention and could have a negative effect on our ability to retain customers who have international operations or cause us to lose business to our competitors which do have established international operations. In addition, our international business may be subject to a variety of risks, including, among other things, increased costs associated with maintaining international marketing efforts, applicable government regulation, fluctuations in foreign currency, and difficulties in collecting international accounts receivable.

WE HAVE RELIED AND CONTINUE TO RELY ON A LIMITED NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES. LOSING ONE OR MORE OF THESE CUSTOMERS MAY ADVERSELY AFFECT OUR REVENUES.

     We generate a significant portion of our revenues from a limited number of customers, and we expect that this will continue for the foreseeable future. For example, for the year ended December 31, 1999, revenues from each of our three most significant customers, Nortel Networks, Sprint and Carolina PCS, accounted for more than 10% of our revenues, and collectively these customers accounted for approximately 36% of our revenues. Further, our contracts with customers are for limited terms, and our customers may discontinue use of our services upon short notice. If we lose any of our large customers, or if we are unable to add new large customers, our revenues will not increase as expected. In addition, our reputation and brand name could be harmed.

A LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS OR DELAYS IN PROJECT COMPLETION FOR SUCH CUSTOMERS COULD CAUSE A SIGNIFICANT DECREASE IN OUR REVENUES.

     We anticipate that some of our key customers will change in the future as current projects are completed and new ones are begun. The services required by any one customer can be limited by a number of factors, including industry consolidation, technological developments, economic slowdown and internal budget constraints. None of our customers is obligated to purchase additional services, and most of our active customer contracts can be terminated without cause or penalty by the customer on notice to us of 30 days or less. As a result of these factors, the volume of work performed for specific customers is likely to vary from period to period, and a major customer in one period may not use our services in a subsequent period. Accordingly, we cannot be certain that present or future customers will not terminate their network service arrangements with us or significantly reduce or delay their projects. Any termination, change, reduction or delay in our projects could result in reduced revenues or a delay in receiving payments which would negatively impact our business.

IF OUR CUSTOMERS DO NOT RECEIVE SUFFICIENT FINANCING, OUR BUSINESS MAY BE SERIOUSLY HARMED.

     Some of our customers and potential customers have limited operating histories and financial resources. These customers often must obtain significant amounts of financing to fund their operations and deploy their networks. We frequently work with such companies prior to their receipt of financing. If these customers fail to receive adequate financing and therefore fail to make timely payments to us, we could lose expected revenues and our results of operations would be harmed.

WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE, MARKET CONDITIONS AND INDUSTRY DEVELOPMENTS TO MAINTAIN OR GROW OUR REVENUES.

     The market for wireless and other network system design, deployment and management services is characterized by rapid change and technological improvements. Our future success will depend in part on our ability to enhance our current service offerings to keep pace with technological developments and to address increasingly sophisticated customer needs. We may not be successful in developing and marketing in a timely manner service offerings that respond to the technological advances by others and our services may not adequately or competitively address the needs of the changing marketplace.

OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE LOSE MEMBERS OF OUR MANAGEMENT TEAM.

     We believe that our success depends to a significant degree upon the continued contributions of our executive officers and other key personnel, both individually and as a group. Our future performance will be substantially dependent on our ability to retain and motivate them. We have not entered into employment agreements with any members of our senior management team. The loss of the services of any of our executive officers, particularly Stephen F. Johnston, Sr., our Chairman and Chief Executive Officer, Michael W. Riley, our President and Chief Operating Officer, or William J. Loughman, our Chief Financial Officer, could prevent us from executing our business strategy.

WE MAY ENCOUNTER POTENTIAL COSTS OR CLAIMS RESULTING FROM PROJECT PERFORMANCE.

     Many of our engagements involve projects that are significant to the operations of our customers' businesses. Our failure to meet a customer's expectations in the planning or implementation of a project or the failure of unrelated third party contractors to meet project completion deadlines could damage our reputation and adversely affect our ability to attract new business. We frequently undertake projects in which we guarantee performance based upon defined operating specifications or guaranteed delivery dates. Unsatisfactory performance or unanticipated difficulties or delays in completing such projects may result in a direct reduction in payments to us, or payment of damages by us, which could harm our business.

RISKS RELATED TO OUR INDUSTRY

OUR SUCCESS IS DEPENDENT ON CONTINUED GROWTH IN THE DEPLOYMENT OF WIRELESS NETWORKS, AND OUR REVENUES WILL BE REDUCED IF THERE ARE DELAYS IN SUCH DEPLOYMENT.

     The wireless telecommunications industry has experienced a dramatic rate of growth both in the United States and internationally. If the rate of growth slows and carriers reduce their capital investments in wireless infrastructure or fail to expand into new geographies, our business and results of operations would suffer. To date, the pace of network deployment has sometimes been slower than expected, due in part to difficulties experienced by holders of licenses in raising the necessary financing, and there can be no assurance that future bidders for licenses will not experience similar difficulties. There has also been substantial regulatory uncertainty regarding payments owed to the U.S. Government by past successful wireless bidders, and such uncertainty has delayed network deployments. In addition, factors such as allegations of health risks associated with the use of cellular phones, as well as future legislation, legal decisions and regulation, may slow or delay the deployment of wireless networks, which, in turn, could harm our business.

OUR SUCCESS IS DEPENDENT ON THE CONTINUED TREND TOWARD OUTSOURCING TELECOMMUNICATIONS NETWORK SERVICES.

     Our success is dependent on the continued trend by telecommunications companies to outsource their network design, deployment and management needs. If telecommunications companies and network equipment vendors elect to perform more network design or deployment services themselves, our revenues may decline and our business and results of operations would be harmed.

THE CONSOLIDATION OF EQUIPMENT VENDORS OR CARRIERS COULD ADVERSELY AFFECT OUR BUSINESS.

     Recently, the wireless telecommunications industry has been characterized by significant consolidation activity. This consolidation of equipment vendors or carriers could:

     - lead to a greater ability among equipment vendors and carriers to provide a full line of network services and could simplify integration and installation, which may lead to a reduction in demand for our services;

     - reduce the number of our current or potential customers which could increase their bargaining power; and

     - create competitive pressures whereby a particular customer may request our exclusivity with them in a particular market.

Accordingly, we may not be able to attract or maintain certain customer relationships where we are unable to provide an exclusive arrangement which could adversely affect our business and results of operations.

OUR STOCK PRICE MAY BE PARTICULARLY VOLATILE BECAUSE OF THE INDUSTRY WE ARE IN.

     The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology and telecommunications companies have been extremely volatile and have experienced fluctuations that have often been unrelated to or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the price of our common stock.

RISKS RELATED TO THIS OFFERING

OUR EXECUTIVE OFFICERS AND DIRECTORS AND THEIR AFFILIATES WILL CONTROL APPROXIMATELY 37% OF OUR COMMON STOCK AFTER THIS OFFERING AND, AS A RESULT, WILL BE ABLE TO EXERCISE A SIGNIFICANT AMOUNT OF CONTROL OVER ALL MATTERS REQUIRING SHAREHOLDER APPROVAL.


     Upon completion of this offering, our executive officers and directors and their affiliates will beneficially own, in the aggregate, approximately 37.2% of our outstanding common stock. In particular, our Chairman and Chief Executive Officer, Stephen F. Johnston, Sr., will beneficially own, in the aggregate, approximately 33.5% of our outstanding common stock. As a result, these shareholders will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us. These transactions may include those that other shareholders deem not to be in their best interests and in which those other shareholders might otherwise receive a premium for their shares over then current prices. For additional information regarding our stock ownership, see "Principal and Selling Shareholders."

WE HAVE BROAD DISCRETION TO USE CERTAIN PORTIONS OF THE OFFERING PROCEEDS, AND OUR INVESTMENT OF THOSE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.

     Some of the net proceeds of this offering are not allocated for specific uses. Our management has broad discretion to spend such proceeds in ways with which shareholders may not agree. The failure of our management to apply these funds effectively could impede our ability to expand the business. This could harm our results of operations and could cause the price of our common stock to decline.

PROVISIONS IN OUR CHARTER DOCUMENTS MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US AND COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

     Upon completion of the offering, our articles of incorporation and bylaws will contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions will include:

     - establishing a staggered board of directors;

     - authorizing the board of directors to issue additional preferred stock, which could be issued quickly with terms that delay or prevent a change in control; and

     - prohibiting shareholder action by written consent.

For a more complete description of these anti-takeover provisions, see "Description of Capital Stock -- Preferred Stock" and "-- Anti-takeover Provisions."

OUR SECURITIES HAVE NO PRIOR MARKET AND WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE AFTER THE OFFERING.

     Before this offering, there has not been a public market for our common stock and the market price of our common stock may decline below the initial public offering price. The initial public offering price has been determined by negotiations between us and the representatives of the underwriters. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. In addition, an active public market for our common stock may not develop or be sustained after this offering.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION BY INVESTING IN OUR COMMON STOCK.


     The initial public offering price is substantially higher than the net tangible book value of each outstanding share of common stock immediately after the offering. Purchasers of common stock in this offering will suffer immediate and substantial dilution. This dilution will reduce the net tangible book value of their shares, since these investments will be at a substantially higher per share price than they were for our existing shareholders. The dilution will be $10.58 per share in the net tangible book value of the common stock from the initial public offering price. If additional shares are sold by the underwriters following exercise of their over-allotment option, or if outstanding options or warrants to purchase shares of common stock are exercised, you will incur further dilution.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.


     Sales of a substantial number of shares of common stock in the public market following this offering could cause the market price of our common stock to decline. After this offering, we will have outstanding 22,176,297 shares of common stock. All the shares sold in this offering will be freely tradable. All of the remaining 16,377,674 shares of common stock outstanding after this offering will be eligible for sale in the public market beginning 180 days after the date of this prospectus subject, in certain cases, to the resale restrictions of Rule 144. After this offering, some of the holders of our common stock will have the right to require us to register the sale of their shares, subject to limitations and to the lock-up agreements with the underwriters. These holders also have the right to include their shares in any future public offerings of our equity securities. After this offering we also intend to register up to approximately 2,650,000 additional shares of our common stock for sale upon the exercise of outstanding stock options issued or reserved for future issuance pursuant to our 1998 Stock Option Plan.


                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus. There are risks and uncertainties relating to these statements, and there can be no guarantee that these statements will prove to be correct. Forward-looking statements include assumptions as to how we may perform in the future. When we use words like "believe," "could," "may," "will," "estimate," "continue," "seek," "anticipate," "intend," "expect," "predict," "potential," and "plan" or similar expressions, we are making forward-looking statements.

     We have based these statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that these expectations actually will be achieved. In evaluating these statements, you should consider various factors, including the risks set forth in "Risk Factors." These risk factors may cause actual results to differ materially from any forward-looking statements.

                                USE OF PROCEEDS


     Assuming an initial public offering price of $13.00 per share, we will receive net proceeds of approximately $68.4 million from the sale of the 5,798,623 shares of common stock in this offering, which we anticipate will occur during the third quarter of 2000.



     Of the net proceeds we receive in the offering, we intend to use approximately $24 million to repay indebtedness under our credit facility with Wachovia Bank, N.A. The credit facility matures on November 1, 2004 and as of June 30, 2000, bears a weighted average interest rate of 10.351%.



     We intend to use approximately $13 million to redeem our senior subordinated notes, all of which are held by American Capital Strategies, Ltd. The notes bear interest at an annual rate of 12.75% and mature October 31, 2005. We intend to use approximately $7.9 million to redeem our Series D Preferred Stock, all of which is held by Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P. Upon redemption of the senior subordinated notes, we will incur a loss of approximately $3.9 million which represents the amount of the then unaccreted discount on such notes. In addition, a non-recurring expense charge for the write-off of the then remaining capitalized loan costs of approximately $2.5 million will be incurred. Also, income available to common shareholders will be reduced by approximately $4.7 million which represents the amount of the then unaccreted discount on the Series D Preferred Stock, upon its redemption.



     We expect to use the remaining net proceeds from this offering of approximately $23.5 million for general corporate purposes. In addition, we may use a portion of the net proceeds to acquire businesses. We currently have no commitments or agreements to acquire other businesses. Pending the uses described above, we intend to invest the net proceeds in interest-bearing, investment grade securities.


                                DIVIDEND POLICY

     We have never paid dividends on our common stock. Covenants in our financing arrangements prohibit or limit our ability to declare or pay cash dividends. For a more complete description of these restrictions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements, general business conditions and other factors that the Board of Directors may deem relevant.

                                 CAPITALIZATION

     The following table shows our capitalization at March 31, 2000:

     - on an actual basis;


     - on an unaudited pro forma basis after giving effect to the automatic conversion upon the closing of this offering of all outstanding shares of convertible preferred stock into 8,565,444 shares of common stock and the expiration of the put provisions of the common stock put warrants; and


     - on an unaudited pro forma basis, as adjusted to reflect the receipt by us of net proceeds of approximately $68.4 million from the sale of 5,798,623 shares of common stock in this offering at the initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds from the offering. See "Use of Proceeds".


                                                                        MARCH 31, 2000
                                                          -------------------------------------------
                                                                                           PRO FORMA
                                                          ACTUAL         PRO FORMA        AS ADJUSTED
                                                          -------   -------------------   -----------
                                                                      (IN THOUSANDS,
                                                                    EXCEPT SHARE DATA)
                                                                        (UNAUDITED)
Long-term debt, less current portion....................  $28,839         $28,839          $    583
Common stock put warrants...............................   22,712              --                --
Class A convertible preferred stock; 100,000 shares,
  $0.01 par value, authorized and 57,669 shares issued
  and outstanding, actual; no shares issued and
  outstanding, pro forma; no shares issued and
  outstanding, pro forma as adjusted....................    5,405              --                --
Series C convertible preferred stock; 75,000 shares, no
  par value, authorized and 30,932 shares issued and
  outstanding, actual; no shares issued and outstanding,
  pro forma; no shares issued and outstanding, pro forma
  as adjusted...........................................    3,093              --                --
Series D senior redeemable preferred stock; 100,000
  shares, no par value, authorized and 77,062 shares
  issued and outstanding, actual; 77,062 shares issued
  and outstanding, pro forma; no shares issued and
  outstanding, pro forma as adjusted....................    2,928           2,928                --
Shareholders' equity:
  Common stock; 15,000,000 shares, $0.0001 par value,
    authorized and 7,189,230 shares issued and
    outstanding, actual; 100,000,000 shares, $0.0001 par
    value, authorized and 15,754,864 shares issued and
    outstanding pro forma; 100,000,000 shares, $0.0001
    par value, authorized and 21,554,864 shares issued
    and outstanding, pro forma as adjusted..............        1               2                 3
  Additional paid-in capital............................    2,795          34,004            97,625
  Accumulated deficit...................................  (19,326)        (19,326)          (26,011)
                                                          -------         -------          --------
         Total shareholders' equity (deficit)...........  (16,530)         14,680            71,617
                                                          -------         -------          --------
         Total capitalization...........................  $46,447         $46,447          $ 72,200
                                                          =======         =======          ========

     The outstanding share information shown in the table above is based on the number of shares outstanding as of March 31, 2000 and excludes:



     - 622,810 shares issued pursuant to the exercise of options since March 31, 2000;



     - 1,337,086 shares subject to options outstanding, at a weighted average exercise price of $1.80 per share;



     - 914,214 shares of common stock available for future issuance under our 1998 Stock Option Plan; and


     - warrants to purchase 7,091,275 shares of common stock at an exercise price of $0.0038 per share.

                                    DILUTION


     The pro forma net tangible deficit book value of our common stock at March 31, 2000 was approximately $(7.3) million, or $(0.47) per share of common stock. The pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 15,754,865 shares of common stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into 8,565,444 shares of common stock and the expiration of the put provisions of the common stock put warrants upon the closing of this offering.



     After giving effect to the issuance of 5,798,623 shares in this offering and the receipt of approximately $68.4 million of net proceeds from this offering, based on an assumed initial public offering price of $13.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds from the offering, our pro forma as adjusted net tangible book value at March 31, 2000 would have been approximately $52.2 million, or $2.42 per share. This amount represents an immediate increase in pro forma net tangible book value of $2.89 per share to existing shareholders and an immediate dilution of $10.17 per share to purchasers of common stock in this offering. Dilution is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............           $13.00
  Pro forma net tangible deficit book value per share at
     March 31, 2000.........................................  $(0.47)
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................    2.89
                                                              ------
  Pro forma as adjusted net tangible book value per share
     after this offering....................................             2.42
                                                                       ------
Dilution per share to new investors.........................           $10.58
                                                                       ======


     The following table summarizes as of March 31, 2000, on a pro forma as adjusted basis described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by new investors who purchase shares of common stock in this offering. We have assumed an initial public offering price of $13.00 per share and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

                          SHARES PURCHASED       TOTAL CONSIDERATION
                        --------------------    ----------------------    AVERAGE PRICE
                          NUMBER     PERCENT      AMOUNT       PERCENT      PER SHARE
                        ----------   -------    -----------    -------    -------------
Existing
  shareholders........  15,754,865      73%     $12,398,081       14%        $ 0.79
New investors.........   5,798,623      27       75,382,099       86          13.00
                        ----------     ---      -----------     ----
          Total.......  21,553,488     100%     $87,780,180      100%
                        ==========     ===      ===========     ====

     If the underwriters' over-allotment option is exercised in full, sales in this offering will reduce the number of shares of common stock held by existing shareholders to approximately 69% of the total shares of common stock outstanding after the offering and will increase the number of shares held by new investors to 7,015,000 or approximately 31% of the total shares of common stock outstanding after the offering.


     The above table assumes no exercise of any outstanding stock options or warrants. As of June 30, 2000, there were options outstanding to purchase a total of 1,337,086 shares of common stock with a weighted average exercise price of $1.80 per share. As of June 30, 2000, there were warrants outstanding to purchase a total of 7,091,275 shares of common stock at an exercise price of $0.0038 per share. If any of these options or warrants are exercised, there will be further dilution to new public investors. Please see "Capitalization" and "Management -- Stock Option Plan" for additional information about the outstanding options and warrants.

               SELECTED CONSOLIDATED AND PRO FORMA FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

HISTORICAL PRESENTATION

     The historical consolidated statements of operations data set forth below are derived from and qualified by reference to our consolidated financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

PRO FORMA PRESENTATION


     The pro forma financial data has been derived from our unaudited pro forma condensed financial information on pages F-63 through F-66 which was prepared to illustrate the effects of certain acquisitions. The unaudited pro forma statement of operations data for the year ended December 31, 1999 and the three months ended March 31, 2000 gives effect to our acquisitions of TWR Telecom, Inc. and certain of its affiliates, McKenzie Telecommunications Group, Inc., and Communication Consulting Services, Inc. and its subsidiary as if those transactions had occurred on January 1, 1999. The pro forma information also assumes the automatic conversion of all shares of our Class A Preferred Stock and Series C Preferred Stock outstanding as of March 31, 2000 into shares of common stock, as of the later of January 1, 1999 or the date of issuance of the related preferred stock and the expiration of the put provisions of the common stock put warrants as of March 31, 2000.


                                                                                                         THREE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                               MARCH 31,
                                     -----------------------------------------------------------   ------------------------------
                                                                                   1999                              2000
                                                                           ---------------------             --------------------
                                      1995     1996     1997      1998     ACTUAL     PRO FORMA     1999      ACTUAL    PRO FORMA
                                     ------   ------   -------   -------   -------   -----------   -------   --------   ---------
                                       (UNAUDITED)                                   (UNAUDITED)            (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
  Revenues.........................  $1,440   $2,208   $ 6,003   $24,485   $48,631     $72,981     $ 5,459   $ 26,512   $ 27,234
  Cost of revenues.................   1,025    1,619     5,078    19,723    35,919      53,335       4,454     18,598     19,016
  Selling, general and
    administrative expenses........     767    1,417     2,092     4,835     9,517      16,256       1,881      4,748      4,927
  Depreciation and amortization....      53       28       193     1,398     2,120       3,383         425        923      1,007
                                     ------   ------   -------   -------   -------     -------     -------   --------   --------
  Operating (loss) income..........    (405)    (856)   (1,360)   (1,471)    1,075           7      (1,301)     2,243      2,284
  Increase in fair value of common
    stock put warrants.............      --       --        --        --        --          --          --    (13,681)   (13,681)
  Total other expense..............     (77)     (66)     (145)     (887)   (2,241)     (4,988)       (293)    (1,090)    (1,227)
                                     ------   ------   -------   -------   -------     -------     -------   --------   --------
  Loss before income taxes,
    extraordinary item, and
    cumulative effect of accounting
    change.........................    (482)    (922)   (1,505)   (2,358)   (1,166)     (4,981)     (1,594)   (12,528)   (12,624)
  Income tax (expense) benefit.....      --      (55)      145       (45)    1,226       2,415          --       (532)      (508)
                                     ------   ------   -------   -------   -------     -------     -------   --------   --------
  (Loss) income before
    extraordinary item and
    cumulative effect of change in
    accounting principle...........    (482)    (977)   (1,360)   (2,403)       60      (2,566)     (1,594)   (13,060)   (13,132)
  Extraordinary item...............      --       --        --        --      (256)       (256)         --         --         --
  Cumulative effect of change in
    accounting principle...........      --       --        --        --      (121)       (121)       (121)        --         --
                                     ------   ------   -------   -------   -------     -------     -------   --------   --------
  Net loss.........................    (482)    (977)   (1,360)   (2,403)     (317)     (2,943)     (1,715)   (13,060)   (13,132)
  Preferred stock dividends and
    accretion of discount on
    redeemable preferred stock.....      --       --        (9)     (413)     (632)       (119)        (80)      (466)      (316)
                                     ------   ------   -------   -------   -------     -------     -------   --------   --------
  Net loss applicable to common
    stockholders...................  $ (482)  $ (977)  $(1,369)  $(2,816)  $  (949)    $(3,062)    $(1,795)  $(13,526)  $(13,448)
                                     ======   ======   =======   =======   =======     =======     =======   ========   ========

                                                                                                         THREE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                               MARCH 31,
                                     -----------------------------------------------------------   ------------------------------
                                                                                   1999                              2000
                                                                           ---------------------             --------------------
                                      1995     1996     1997      1998     ACTUAL     PRO FORMA     1999      ACTUAL    PRO FORMA
                                     ------   ------   -------   -------   -------   -----------   -------   --------   ---------
                                       (UNAUDITED)                                   (UNAUDITED)            (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic and diluted loss per common
  share before extraordinary item
  and cumulative effect of change
  in accounting principle..........  $(0.09)  $(0.18)  $ (0.22)  $  (.40)  $  (.08)    $ (0.19)    $ (0.23)  $  (1.88)  $  (0.86)
                                     ======   ======   =======   =======   =======     =======     =======   ========   ========
Basic and diluted loss per common
  share............................   (0.09)   (0.18)  $ (0.22)  $  (.40)  $ (0.13)    $ (0.22)    $ (0.25)  $  (1.88)  $  (0.86)
                                     ======   ======   =======   =======   =======     =======     =======   ========   ========
Basic and diluted weighted average
  shares...........................   5,300    5,300     6,329     7,108     7,189      13,910       7,189      7,189     15,629
                                     ======   ======   =======   =======   =======     =======     =======   ========   ========


                                                             DECEMBER 31,                          MARCH 31, 2000
                                             ---------------------------------------------    -------------------------
                                             1995     1996      1997      1998      1999        ACTUAL       PRO FORMA
                                             -----   -------   -------   -------   -------    -----------   -----------
                                               (UNAUDITED)                                    (UNAUDITED)   (UNAUDITED)
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents................  $ (12)  $   831   $   793   $   186   $ 2,509     $  2,011       $ 2,062
  Working capital..........................    (31)      390     2,630     2,138    12,009       19,026        18,383
  Total assets.............................    540       977    12,237    19,191    59,473       64,861        67,057
  Total debt, including common stock put
    warrants...............................    873     2,142     4,475    11,394    35,062       53,027        33,025
  Redeemable preferred stock...............     --        --     4,462     4,875    10,960       11,426         2,928
  Total shareholders' deficit..............   (790)   (1,607)   (4,513)     (920)   (3,004)     (16,530)       14,680

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     All statements, trend analyses and other information contained in the following discussion relative to markets for our products and services and trends in revenues, gross margins and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "could," "estimate," "expect," "intend" and "plan" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and our actual results of operations may differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as other risks and uncertainties referenced in this prospectus.

OVERVIEW

     o2wireless Solutions provides a full range of network services to all sectors of the global wireless telecommunications industry. Our services range from business planning and design through deployment and maintenance services for telecommunications networks.

     We have built our business through both internal growth and acquisitions. During 1999 and 2000, we acquired certain strategically positioned companies in order to create an integrated telecommunications services company with depth and expertise in wireless and wireline technologies and a broad geographical presence. We acquired Cellular Technology International, Inc., based in North Carolina, to increase our capacity to install and commission wireless and wireline infrastructure and to strengthen our equipment engineering capabilities. We acquired TWR Telecom, Inc. and its subsidiaries, along with Specialty Drilling, Inc. based in Houston, to increase our geographic presence in the southwestern U.S. and to add civil and structural engineering. These acquisitions also provided us with implementation capacity and a hazard/navigation lighting manufacturing business. We acquired McKenzie Telecommunications Group, Inc., based in Phoenix, to expand our capabilities in site acquisition, zoning, program management and implementation of large projects. Finally, in June 2000, we acquired Communication Consulting Services, Inc. to further enhance our systems engineering capabilities. All of our acquisitions have been accounted for under the purchase method of accounting. Aggregate goodwill for all of our acquisitions since 1997 is approximately $22.9 million which is generally being amortized on a straight-line basis over 10 years, the expected period of benefit.

     We generally offer our network planning, design and deployment services on either a fixed-price or a time-and-materials basis, with scheduled deadlines for completion times, that is, on a time-certain basis. We recognize revenues for our fixed-price contracts using the percentage-of-completion method. Under the percentage-of-completion method, in each period we recognize expenses as they are incurred, and we recognize revenue based on a comparison of the current costs incurred for the project to the then estimated total costs of the project. Accordingly, the revenue we recognize in a given quarter depends on the costs we have incurred for individual projects and our then current estimate of the total remaining costs to complete individual projects. If in any period we significantly increase our estimate of the total costs to complete a project, we may recognize very little or no additional revenue with respect to that project. As a result, our gross margin in such period and in future periods may be significantly reduced, and in some cases we may recognize a loss on individual projects prior to their completion. In 1999, revenues from our fixed-price contracts accounted for approximately 73% of our total revenues. Our contracts are typically structured with milestone events that dictate the timing of payments to us from our customers. Accordingly, there may be a significant delay between the date we record revenue and the date we receive payment from our customers. During our planning process, we divide projects into deliverables, which enables us to better understand the costs associated with each of the components and minimizes the risks of exceeding our initial estimates.

     Our customers include wireless carriers, equipment vendors, tower companies, and broadband carriers. We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of customers. For the year ended December 31, 1999, we derived 15% of revenues from Nortel Networks, 11% of revenues from Sprint, and 10% of revenues from Carolina PCS. In each case, our business was obtained from multiple departments within the organization. The volume of work performed for specific customers is likely to vary from period to period, and a major customer in one period may not use our services in a subsequent period.

     Our cost of revenues includes direct compensation and benefits, living and travel expenses, payments to third-party sub-contractors and other direct project-related expenses, in addition to allocations of indirect overhead. As of December 31, 1999, we had 400 employees working on contracted projects.

     Selling, general and administrative expenses include compensation and benefits, facilities expenses and other expenses not related directly to projects. We are currently installing a new financial management and accounting software program to better accommodate our growth.

     Depreciation and amortization expenses include depreciation on our furniture, fixtures and equipment and amortization related to our recent acquisitions.

     Interest expense is primarily related to interest on notes payable to related parties and our banking facilities. We currently intend to repay our line of credit with the proceeds of this offering. We may enter into future borrowings or notes related to future acquisitions, and we may incur additional interest expense as a result.


     During the second quarter of 2000, we granted options to certain of our employees at exercise prices below the assumed initial public offering price of $13.00 per share, which will result in a total future compensation expense of $1.9 million to be recognized over the vesting periods of the options. A majority of the aggregate expense amount will be recognized over a two year period. Of this aggregate amount, approximately $125,000 will be expensed in the second quarter of 2000.


     During the third quarter of 2000, we expect to report a non-recurring expense charge in the amount of approximately $6.4 million, which will be attributable to the immediate accretion of the remaining discount on our senior subordinated notes and the write-off of previously capitalized loan costs. See "Use of Proceeds."

COMPARISON OF QUARTER ENDED MARCH 31, 1999 TO QUARTER ENDED MARCH 31, 2000


     REVENUES. Our revenues increased 386% from $5.5 million for the quarter ended March 31, 1999 to $26.5 million for the quarter ended March 31, 2000. The increase was partially attributable to our acquisitions of TWR Telecom, Inc. and McKenzie Telecommunications Group, Inc., both of which were completed in November 1999. This accounted for $8.0 million of the increase. The increase in revenues attributable to internal growth amounted to approximately $13.0 million, primarily in design and deployment services revenues.



     COST OF REVENUES. Our cost of revenues, increased 318% from $4.5 million, or 81.6% of revenues, for the quarter ended March 31, 1999 to $18.6 million, or 70.1% of revenues, for the quarter ended March 31, 2000. One reason for the increase in costs is the increase in the number of contracts associated with our acquisitions. Costs also increased significantly due to increased staffing costs to support the significant growth in existing business. Gross margin increased from 18.4% for the quarter ended March 31, 1999 to 29.9% for the quarter ended March 31, 2000, due to higher margin contracts from our acquisitions along with a shift in the mix of services to higher margin services.



     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 152% from $1.9 million for the quarter ended March 31, 1999 to $4.7 million for the quarter ended March 31, 2000. The increase was partially attributable to the increase in the number of contracts associated with our acquisitions. Costs also increased significantly due to increased staffing costs to support the significant growth in existing business. As a percentage of revenues, selling, general and administrative expenses decreased from 34.5% for the quarter ended March 31, 1999 to 17.9% for the quarter ended March 31, 2000. This decrease reflects the lower costs associated with businesses acquired in addition to savings on consolidation of existing businesses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 117% from $425,000 for the quarter ended March 31, 1999 to $923,000 for the quarter ended March 31, 2000. The significant increase reflects the additional amortization of goodwill associated with the acquisitions of TWR Telecom, Inc. and McKenzie Telecommunications Group, Inc., both of which were completed in November 1999, and the increase in capital expenditures to support the growth of the business.

     INTEREST EXPENSE. Interest expense increased 266% from $307,000 for the quarter ended March 31, 1999 to $1.1 million for the quarter ended March 31, 2000. As a percentage of revenues, interest expense fell from approximately 6% of revenues for the quarter ended March 31, 1999 to approximately 4% for the quarter ended March 31, 2000. The increase in absolute dollars is attributable to higher utilization of our bank line of credit for acquisition purposes and working capital needs.

     OTHER INCOME (EXPENSE). For the quarter ended March 31, 1999, other income, net, was $13,000 as compared to other expense, net, of $13.6 million for the quarter ended March 31, 2000. Other expenses for the quarter ended March 31, 2000 is due to a one-time increase in the fair value of put warrants. Since the put warrants have reached the maximum put value, there will be no additional costs relating to the put warrants.

     INCOME TAX (BENEFIT) EXPENSE. For the quarter ended March 31, 1999 there were no income taxes due to net operating losses. Income tax expense of $532,000 was recorded for the quarter ended March 31, 2000. The increase in fair value of put warrants is not deductible for income tax purposes, thus the tax expense approximated 40% of pre-tax income, excluding this permanent difference.

     NET LOSS. For the quarter ended March 31, 2000, net loss was $13.1 million as compared to a net loss of $1.7 million for the quarter ended March 31, 1999. The net loss was entirely attributable to the $13.7 million non-cash extraordinary charge as described above in "Other Income (Expense)." Excluding the one-time increase in the fair value of put warrants, our net income would have been approximately $600,000.

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 TO YEAR ENDED DECEMBER 31, 1999

     REVENUES. Our revenues increased 99% from $24.5 million for the year ended December 31, 1998 to $48.6 million for the year ended December 31, 1999. The increase was primarily attributable to our acquisitions of Cellular Technology International, Inc. in January 1999, and TWR Telecom, Inc. and McKenzie Telecommunications Group, Inc., both of which were completed in November 1999. The increase in revenues attributable to internal growth amounted to approximately $7.1 million primarily in design and deployment services. The remaining portion of the increase in revenues is attributable to our acquisitions.

     COST OF REVENUES. Our cost of revenues increased from $19.7 million, or 81% of revenues, for the year ended December 31, 1998 to $35.9 million, or 74% of revenues, for the year ended December 31, 1999, primarily due to the increase in the number of contracts associated with our acquisitions. Costs also increased significantly due to increased staffing costs to support the significant growth in existing businesses. Gross margin increased to 26.1% for the year ended December 31, 1999 from 19.4% for the year ended December 31, 1998 due to higher margin contracts from our acquisitions, along with a shift in the mix of services to higher margin services.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses increased from $4.8 million, or 19.7% of revenues, for the year ended December 31, 1998 to $9.5 million, or 19.6% of revenues, for the year ended December 31, 1999. The increase in selling, general and administrative expenses in absolute dollars was primarily attributable to our acquisitions, as well as the growth in existing businesses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 52% from $1.4 million for the year ended December 31, 1998 to $2.1 million for the year ended December 31, 1999 due primarily to our acquisitions along with increased capital expenditures to support growth in our existing business.

     INTEREST EXPENSE. Interest expense increased 160% from $903,000 for the year ended December 31, 1998 to $2.3 million for the year ended December 31, 1999. As a percentage of revenues, interest expense increased to approximately 4.8% for the year ended December 31, 1999 from approximately 3.7% for the year ended December 31, 1998. The increases are due to higher utilization of our bank line of credit for acquisition purposes and working capital needs.

     OTHER INCOME (EXPENSE). For the year ended December 31, 1998, other income was $15,000 as compared to $102,000 of other income for the year ended December 31, 1999.

     EXTRAORDINARY ITEMS. For the year ended December 31, 1999, we reported an extraordinary loss of $256,000, net of income tax benefit of $171,000. This extraordinary loss resulted from the extinguishment of indebtedness in connection with the refinancing of our credit facility.

     In addition, for the year ended December 31, 1999, we recorded an expense of $121,000 relating to the effect of changing our accounting method for organization costs from deferral to expensing these costs as incurred.

     INCOME TAXES. For the year ended December 31, 1998, we had an income tax expense of $45,000, as compared to an income tax benefit of $1.2 million for the year ended December 31, 1999. The benefit for 1999 was primarily attributable to the decrease in the valuation allowance and recognition of deferred tax benefits. At December 31, 1999, we had a net operating loss carryforward of $3.2 million, which gives rise to substantially all of our gross deferred tax asset. Certain limitations exist on the usage of the net operating loss, but it is projected that $1.6 million may be utilized in 2000.

     NET LOSS. Our net loss decreased 87% from $2.4 million for the year ended December 31, 1998 to $317,000 for the year ended December 31, 1999. This decrease was due primarily to increased margin on services provided and income tax benefits recorded, offset by increased cost of indebtedness.

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO YEAR ENDED DECEMBER 31, 1998

     REVENUES. Our revenues increased from $6.0 million for the year ended December 31, 1997 to $24.5 million for the year ended December 31, 1998. The increase was primarily attributable to our acquisition of Communications Development Systems, Inc. in June 1998 along with ISDC, Inc. and Minerich in November 1997 and the addition of new services provided.

     COST OF REVENUES. Our cost of revenues increased from $5.1 million, or 85% of revenues, for the year ended December 31, 1997 to $19.7 million, or 81% of revenues for the year ended December 31, 1998. The increase was attributable primarily to acquisitions. Gross margin was 15.4% for the year ended December 31, 1997 compared to 19.4% for the year ended December 31, 1998. The increase in gross margin was primarily attributable to the higher margin contracts acquired as part of the acquisitions mentioned above.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses increased from $2.1 million, or 34.9% of revenues, for the year ended December 31, 1997 to $4.8 million, or 19.7% of revenues for the year ended December 31, 1998. The increase in selling, general and administrative expenses in absolute dollars was primarily attributable to costs of growth while the decrease as a percentage of revenues was primarily attributable to the acquisitions mentioned above.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 627% from $192,000 for the year ended December 31, 1997 to $1.4 million for the year ended December 31, 1998 reflecting the significant acquisitions and growth in existing business in 1998.

     INTEREST EXPENSE. Interest expense increased 272% from $243,000 for the year ended December 31, 1997 to $903,000 for the year ended December 31, 1998. As a percentage of revenues, interest expense decreased to approximately 3.7% for the year ended December 31, 1998 from approximately 4.1% for the year ended December 31, 1997. The increase in absolute dollars is due to a higher utilization of our bank line of credit for acquisition purposes and working capital needs.

     OTHER INCOME (EXPENSE). For the year ended December 31, 1997 other expense was $98,000 as compared to other expense of $15,000 for the year ended December 31, 1998.

     INCOME TAXES. Our income tax benefit was $145,000 for the year ended December 31, 1997 compared to an expense of $45,000 during 1998. During 1998, the Company recorded an increase in the deferred tax valuation allowance in the amount of $942,000, as it was not considered more likely than not at that time that deferred tax assets were realizable.

     NET LOSS. Our net loss increased 77% from approximately $1.4 million for the year ended December 31, 1997 to $2.4 million for the year ended December 31, 1998. Our net loss increased primarily as a result of our acquisitions in late 1997 and June 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have primarily financed our operations through commercial bank borrowings, the issuance of subordinated notes, and the sale of preferred and common stock. Cash provided by and used in operations is primarily derived from our contracts in process and changes in working capital. Cash used in operations was approximately $69,000, $3.4 million, $8.3 million and $4.2 for the years ended December 31, 1997, 1998 and 1999 and the quarter ended March 31, 2000, respectively.

     As of March 31, 2000, we had available cash of approximately $2.0 million.

     Cash used in investing activities was approximately $4.4 million, $3.9 million, $11.3 million and $387,000 for the years ended December 31, 1997, 1998 and 1999 and the quarter ended March 31, 2000, respectively. Investing activities consist primarily of acquisitions, as well as capital expenditures to support our growth.

     Cash provided by financing activities for the quarter ended March 31, 2000 was approximately $5.7 million. This consisted of $5.4 million borrowed under our revolving credit agreement, cash previously restricted in escrow of $1.6 million, offset by the repayment of notes payable of $1.3 million. Cash provided by financing activities for the year ended December 31, 1999 was $20.3 million. This primarily consisted of proceeds from sales of subordinated notes and preferred stock totaling $23.2 million and $15.2 million borrowed under our new revolving credit agreement, offset by repayment of our previous bank loan and costs associated with refinancing of $12.1 million, and repayments of various notes totaling $6.0 million. Net borrowings totaled $12.9 million for the year ended December 31, 1999. Cash provided by financing activities was $6.7 million for the year ended December 31, 1998 and $5.1 million for the year ended December 31, 1997.

     In November 1999, we entered into a $25 million syndicated credit agreement with Wachovia Bank, N.A. as agent. This agreement provides for a term loan of $10.5 million, a revolving credit facility of up to $11.5 million, and an additional $3.0 million loan to be used if needed for acquisitions. The credit facility is due November 1, 2004, and bears interest based on LIBOR plus a margin of 3%. As of March 31, 2000, the interest rates ranged from 8.8% to 11% with a weighted average of 9.402%. The line of credit is secured by substantially all of our business assets, is guaranteed by our subsidiaries and is senior to approximately $25 million of subordinated indebtedness. Under the terms of the credit agreement, we are required to provide the lenders with periodic budgets, financial statements and public reports and filings, and we must meet specified thresholds with respect to profitability and debt to net worth ratios. Additionally, the negative covenants in the credit agreement limit our ability to sell our assets outside the ordinary course of business, merge with or acquire other businesses or make capital expenditures over a specified amount in any fiscal year. The covenants also prohibit us from issuing dividends, creating liens or incurring additional indebtedness. As of March 31, 2000, $20.7 million was outstanding under the credit facility. Effective June 30, 2000, the credit agreement with Wachovia was amended to increase the credit facility to a maximum of $35.0 million.

     In November 1999, we closed a senior subordinated note purchase agreement with American Capital Strategies, Ltd. for up to $17.5 million in financing. At closing, we issued the Tranche A Notes in the principal amount of $13.0 million. Tranche B financing for the balance of $4.5 million is available for us to use in connection with possible future acquisitions. The proceeds were used to repay certain outstanding indebtedness and for working capital. The Tranche A Notes bear interest at a rate of 12.75% per annum and mature October 31, 2005. We are subject to the same covenants as described above with respect to our senior credit facility, and the Tranche A Notes are secured by all our assets but are subordinate to our senior lenders.

     Also in November 1999, we issued 75,000 shares of Series D Preferred Stock to Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P. for consideration of $7.5 million. The proceeds were used to repay certain outstanding indebtedness and for working capital. The Series D Preferred Stock carries a dividend at a rate of 8% per annum, payable quarterly, provided that the dividends are paid in cash. The Series D Preferred Stock carries a dividend at a rate of 11% per annum if we choose to pay the dividends in-kind. Under the terms of the Series D Preferred Stock, we are subject to similar covenants as described above.

     In connection with the issuance of the Tranche A Notes and Series D Preferred Stock, we issued warrants to the holders to purchase up to 2,736,821 and 3,953,150 shares, respectively, of our common stock at an exercise price of $0.0038 each. The warrants were valued at issuance using the Black-Scholes option pricing model based on an estimated fair value of $1.74 per share, and have been recorded as a discount from the face value of the Tranche A Notes and Series D Preferred Stock.

     The warrants issued in connection with the issuance of the Tranche A Notes and Series D Preferred Stock have a put feature that enables the holders thereof, upon the occurrence of certain events, to sell the warrants and any common stock issued upon exercise back to us at fair value, up to a maximum aggregate put price of approximately $22.7 million. As long as these warrants contain the put feature, we will have to record a liability at each balance sheet date equal to the fair market value of the warrants, but not exceeding the maximum put price. In addition, as long as the warrants contain the put feature, we will incur a non-cash charge in our statement of operations equal to the excess of the fair market value of the warrants at the current balance sheet date over the fair market value at the previous balance sheet date, but not exceeding the maximum put price.

     At March 31, 2000 the fair value of the warrants was $22.7 million, the maximum aggregate put price. Accordingly, our consolidated financial statements reflect the maximum liability should the holders of the warrants elect to sell the warrants and any common stock issued upon exercise back to us at fair value. The put feature expires upon completion of this offering, therefore we do not expect that we will be required by the holders to purchase the warrants or related common stock from the holders.

     We believe that our cash and cash equivalent balances, funds available under our existing line of credit, and net proceeds from this offering will be sufficient to satisfy our cash requirements for at least the next 12 months. The estimates for the periods for which we expect the net proceeds from this offering and our available cash balances and credit facilities to be sufficient to meet our capital requirements are forward-looking statements that involve risks and uncertainties as set forth under the caption "Risk Factors" in this prospectus. Our capital requirements will depend on numerous factors, including commercial acceptance of new service offerings, possible acquisitions of complementary businesses or technologies, the resources we dedicate to new technologies and new markets and demand for our suite of services.

     We may need to raise additional capital if we expand more rapidly than initially planned, to develop new technologies and/or services, to respond to competitive pressures or to acquire complementary businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, our shareholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of our shareholders. There can be no assurance that additional financing will be available or on terms favorable to us. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, expand our suite of services or otherwise respond to competitive pressures could be significantly limited. Our business may be harmed by such limitations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risks from changes in interest rates that may impact our financial position. Historically, and as of December 31, 1999, we have not used derivative instruments or engaged in hedging activities. In January 2000, we entered into an interest rate swap agreement with our senior lender in accordance with our loan agreement. For more information about the swap agreement, see note 17 to our consolidated financial statements.

     Our revolving credit facility bears interest at LIBOR plus a margin of 3%. Accordingly, changes in LIBOR, which is affected by changes in interest rates in general, will affect the interest rate on our revolving credit facility.

     We temporarily invest our excess cash in money market funds. Changes in interest rates would not significantly affect the fair value of these cash investments.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, which postpones the mandatory adoption date of SFAS No. 133 by us until January 1, 2001.

     SFAS No. 133 requires that all derivatives be recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, SFAS No. 133 requires that we designate the derivative as (i) a fair value hedge, (ii) a cash flow hedge, (iii) a foreign currency hedge, (iv) a net investment in a foreign operation, or (v) a trading instrument. We have entered into an interest rate swap agreement which we have classified as a cash flow hedge. We do not have any other derivative instruments and do not expect that the adoption of SFAS No. 133 on January 1, 2001 will have a significant effect on our consolidated financial position or results of operations.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation (FIN No. 44). FIN No. 44 clarifies the application of APB Opinion No. 25, Accounting for Stock Issued to Employees, to certain areas of stock based compensation.

Among other issues, FIN No. 44 clarifies the accounting consequences of a modification to the terms of a fixed stock option award. FIN No. 44 is effective July 1, 2000 but covers specific events, such as option repricing, which occurred after either December 15, 1998 or January 12, 2000.

     During 1999, we repriced certain employee incentive stock options. The options still outstanding as of July 1, 2000 are subject to variable accounting treatment, with any excess of the market value of the shares underlying the options over the exercise price of the options reflected as compensation expense in the statement of operations. We expect that most or all of these repriced options will be exercised upon consummation of this offering. We do not expect that the application of FIN No. 44 will have a material impact on our financial results.

                                    BUSINESS

OVERVIEW

     We provide a full range of network services to all sectors of the global wireless telecommunications industry that enable our customers to rapidly deploy their wireless networks and to address new, emerging technologies. We strive to remain current in all major wireless and wireline telecommunications technologies. Because we are technology and vendor independent, we can provide unbiased evaluations and recommendations for our customers. We utilize proprietary processes and technologies, including a Web-based project management tool, Virtual Project Manager, and our proprietary project tracking software, E-Site, which enable us to capitalize on prior project experience and deliver high-quality network services. We have expertise in both wireless and wireline segments of the telecommunications industry, which enables us to address our customers' current and emerging network requirements and to strengthen our customer relationships. Our integrated service offering also allows us to manage our customers' needs throughout their business development. Our depth of highly skilled personnel is a primary factor which enables us to deliver optimal network services to our customers.

     We believe that rapidly developing new technologies and competitive pressures are driving telecommunications providers to outsource all phases of their wireless and wireline telecommunications network implementation. Our full-service offering is designed to meet our customers' increasing needs to outsource telecommunications infrastructure expansion and management. We provide our services on a cost-effective, time-certain basis which is intended to enable our customers to more accurately budget their network deployment and management. Our customers can therefore concentrate on their core competencies and rely on us for planning, deploying and maintaining their telecommunications networks.

     In 1999, we completed projects for more than 125 customers and were involved in the development of over 11,000 communications facilities. To date, we have been involved in the design and implementation of over 47,000 communications facilities. Our largest customers in 1999 included: wireless carriers, such as Verizon Communications, Carolina PCS, Nextel and Sprint; equipment vendors, such as Ericsson, Motorola and Nortel Networks; tower companies, such as Crown Castle and SpectraSite; and broadband carriers, such as Adelphia Business Solutions and Knology. In addition to performing work in the United States, we have performed work in countries including Brazil, China, Germany, Honduras, Israel, Japan, Jordan, Korea, Mexico, Nicaragua, Puerto Rico and Russia. As of December 31, 1999, we had completed projects in all 50 U.S. states and 26 countries.

INDUSTRY BACKGROUND

     GROWTH OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY. According to Forrester Research, wireless communications has been the fastest growing segment of the telecommunications sector over the past seven years. We believe that this growth is driven in part by:

     - global deregulation and privatization of the telecommunications industry;

     - dramatic advances in wireless and wireline technologies;

     - increased availability and usage of wireless technologies;

     - increased demand for broadband wireless applications, including wireless Internet and mobile commerce, or m-commerce;

     - structural changes in the industry driving service providers to offer comprehensive telecommunications services; and

     - a trend towards replacing fixed line telecommunications services with wireless services.

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

     According to Forrester Research, the U.S. wireless subscriber base will grow to over 110 million by 2003 from 77 million in 1999, generating industry revenues in excess of $46.1 billion. The number of subscribers is expected to further increase to 143 million by 2005. International Data Corporation further estimates that the international wireless subscriber base will grow to over 1.1 billion by 2003 from 303 million in 1998. A new wave of telecommunications service providers are beginning to offer high speed fiber optic networks packaged with broadband wireless technologies to deliver enhanced telecommunications services and features to new customers and markets. According to Forrester Research, total spending for wireless data services in the U.S. alone is expected to generate $4.2 billion in revenue by 2003 and $8.4 billion by 2005.

     EMERGING TELECOMMUNICATIONS SECTOR. In response to structural changes in the telecommunications industry and opportunities provided by deregulation, new carriers are developing next-generation networks, which include wireless and wireline access for voice and data communications. In addition, new equipment manufacturers have emerged to fill specific needs resulting from the development of new technologies and advances in existing technologies.

     Incumbent carriers are broadening their service offerings and updating their current networks with new equipment. In the process, they are entering markets for which they have yet to develop needed technical personnel. The convergence of wireless and wireline services is also adding complexity to the telecommunications environment as carriers deploy networks spanning traditional wireless/wireline boundaries.

     INDUSTRY CHALLENGES. In this increasingly competitive climate, telecommunications companies are concentrating on satisfying customer demand for enhanced services, seamless and universal coverage, better quality, faster data transmission and lower prices. The proliferation of wireless carriers and new technologies has created an environment where speed to market is a critical element of a carrier's success. Carriers are also encountering increasing challenges in maintaining complex networks and technologies. For example, the introduction of wireless Internet technologies and the growth in broadband wireless services requiring the transmission of large amounts of data has created new technological hurdles for carriers establishing or upgrading their networks.

     As a result of increased competition and demand, carriers and equipment vendors are focusing on their core competencies and outsourcing network services wherever possible. We believe that new wireless telecommunications entrants are choosing to outsource their network planning, designing, deployment and maintenance in order to leverage a specialized, flexible work force and reduced fixed expenses. Incumbent carriers are also turning to outsourcing to avoid the significant delays inherent in building an employee base skilled in emerging technologies. We believe that wireless carriers and equipment vendors seek independent network service providers who offer a single point of accountability, expertise across various technologies and disciplines, a comprehensive, packaged solution, and the depth of highly skilled, experienced employees capable of handling large-scale domestic and international projects.

OUR SOLUTION

     We provide a wide range of comprehensive, integrated services to the global wireless telecommunications industry that enable our customers to rapidly plan, design, deploy and maintain their wireless telecommunications networks. Our customers include wireless and wireline service providers, equipment manufacturers and tower companies. We have expertise in the major wireless and wireline telecommunications technologies and provide objective solutions to our customers by remaining technology and vendor independent. Our project management experience, along with our proprietary project management tools, allows us to capitalize on our prior experience and to assist our customers in deploying their networks more rapidly.

     COMPREHENSIVE INTEGRATED SOLUTIONS. We provide a comprehensive service offering, from pre-deployment planning through network installation, maintenance and optimization. Our customers value our ability to span the full range of services across wireless and wireline technologies,
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

allowing them a true end-to-end solution for their network needs. Our integrated service offering enables our customers to rely upon a single responsible party who is charged with delivering and managing their entire telecommunications network. We provide network management services during each phase of the engagement, enabling us to efficiently schedule processes and resources in order to reduce the time and cost of network deployment and management.

     VERTICAL TELECOMMUNICATIONS EXPERTISE. Our capabilities in both wireless and wireline technologies represent a distinct benefit to our customers. Since a substantial portion of a "wireless" transmission signal is carried over a wireline network, our ability to work with both technologies provides an inherent benefit to our customers. Our customers can rely on a single service provider to deploy their telecommunications network and ensure a proper integration between wireless and wireline components. Additionally, our technology expertise and single source of accountability allow us to streamline our customers' ability to deploy their networks while at the same time reducing the costs associated with such deployment.

     TECHNOLOGY AND VENDOR INDEPENDENCE. We have experience in the major wireless and wireline technologies. Our diverse customer base and past project experience allow us to evaluate and work with a wide range of technologies. Additionally, through our participation in the principal wireless industry associations, we are able to contribute to the adoption of industry-wide standards and remain current on emerging technologies and trends. We preserve our ability to provide unbiased evaluations and recommendations by remaining technology and vendor independent. We provide services to many of the largest telecommunications carriers, and are qualified and approved by nearly every major telecommunications equipment vendor.

     PROPRIETARY TOOLS AND METHODOLOGIES. We have developed proprietary processes and technologies to coordinate the integration of our services on a national scale. E-Site, our proprietary database program management software tool, allows us to combine and analyze data relating to a project in order to coordinate the many complex steps involved in a network deployment. We license a Web-based civil and site engineering software tool known as Virtual Project Manager. This Web-based tool enables our customers to access comprehensive project information on a real-time basis. Our project managers facilitate feedback of information among the various specialized activities so that our project teams work quickly and effectively. E-Site and Virtual Project Manager permit us to optimize resource deployment and deliver our services on time and within budget.

     DEPTH OF SKILLED PERSONNEL. Our principal asset is our staff of 566 people, which combines expertise in both wireless and wireline technologies. We keep our personnel current on evolving technologies through our programs of continuous technical education and equipment manufacturer certification. Additionally, our employees gain excellent technical skills by working on a range of projects with our diverse customer base. Over 87% of our employees work directly on customer projects. Our staff includes more than 160 engineers and technicians.

OUR GROWTH STRATEGY

     Our goal is to be the leading independent provider of integrated full-service network services to the global wireless telecommunications industry. Our growth strategy includes the following elements.

     DEVELOP NEW CUSTOMERS AND CROSS-MARKET TO EXISTING CUSTOMERS. We utilize our significant experience in the wireless and wireline industries as well as our growing geographic reach to pursue new customer opportunities and to cross-sell our comprehensive services to existing customers. We often utilize our strategic business consulting services to establish relationships with customers at the outset of a project. Based on this relationship, we pursue opportunities for network design and deployment. After a network is deployed, we offer ongoing operations, maintenance and optimization services. Our experience with emerging technologies also offers cross-selling opportunities for network upgrades and deployment of our customers' next-generation networks. We also seek to use each engagement in a limited geographic area to promote similar services for a customer's other regional or national operations.

     REMAIN AT THE FOREFRONT OF EMERGING TELECOMMUNICATIONS TECHNOLOGIES. We endeavor to remain current in all major emerging wireless and wireline technologies in order to identify future business opportunities. We achieve this goal through our continuing technical education and equipment manufacturer certification programs. Additionally, we actively market our technology expertise to wireless and wireline companies deploying leading edge technologies so that we may keep abreast of new technologies.

     ATTRACT, RETAIN AND DEVELOP HIGH-QUALITY EMPLOYEES. We intend to continue to attract and retain qualified employees by offering interesting and challenging projects and opportunities to work with emerging technologies. Additionally, our continuing education programs allow our personnel to remain current on next-generation technologies. Our personnel also continually update their equipment manufacturer certifications. We believe our commitment to employee skill development fosters company loyalty and increases employee retention. We will continue to motivate our employees through a broad employee stock ownership program.

     LEVERAGE PRIOR EXPERIENCE. By capturing data from prior engagements in our software tools E-Site and Virtual Project Manager, we leverage our prior experience and identify best practices. Further, we believe our prior experience enables us to more accurately assess our staffing needs at the beginning of a project and more efficiently utilize our resources. We believe that the experience of our technical personnel and our proprietary tools and processes provide our customers with significant benefits, including critical time-to-market advantages.

     PURSUE TARGETED ACQUISITIONS. We intend to expand the scope of our services, capacity and geographic presence by selectively acquiring businesses that will supplement our technical expertise, allow us to acquire additional human resources or strategic customer relationships or expand our presence in key geographic markets. From 1997 through June 2000, we acquired several businesses to extend our geographic reach, broaden our service offerings and technical expertise, increase capacity and add professional resources.

OUR SERVICES

     We provide a comprehensive offering of services to the global wireless telecommunications industry. Our services include network planning, design, deployment and maintenance. We customize our services to individual needs by offering both bundled and unbundled service packages. Our program management services integrate the planning, design, deployment and maintenance of wireless telecommunications networks. We begin by helping our customers identify the optimal technology solution for their particular needs, and we manage the subsequent bidding process from multiple equipment vendors. We manage network deployment to ensure seamless integration of component parts. In addition to providing a single point of project accountability, our program management services provide integration synergies that allow our customers to deploy their networks more rapidly while minimizing network deployment costs.

     PLANNING SERVICES. We provide pre-deployment planning services for all steps involved in developing or refining a network or deployment strategy. Our business consultants utilize their expertise and experience to analyze the financial, engineering, competitive market and technology issues applicable to a proposed network project. We work together with our customer's management team to evaluate various strategic alternatives for network implementation. With a new network deployment, we conduct a thorough demographic analysis and preliminary network design. We combine this analysis with informed cost estimates to create a comprehensive network solution. We also offer specialized consulting services, including auction services for wireless licenses, valuation services for acquired licenses, and business planning services.

     DESIGN SERVICES. We provide a full range of services for the design of wireless telecommunications networks, which includes related wireline aspects of the network. We have professional engineering licenses in all of the 48 contiguous U.S. states. We believe our customers value our ability to provide a comprehensive package of vertically integrated services not traditionally available from a single source service provider. Our design services include:

          Radio Frequency Engineering and Network Design. Our technical experts study and analyze the traffic patterns, population density, topography and propagation environment in each market under consideration. Our radio frequency (RF) engineers design each integrated telecommunications system to meet the customer's requirements. Our wireless RF design services include detailed assessments of individual geographic markets, estimates of the cost of wireless coverage involved, and collection of comprehensive radio propagation data and modeling. We perform the calculations, measurements and tests necessary to determine the optimal placement of network equipment. This includes designing the network to make optimal use of radio frequencies, resulting in the highest possible signal quality for the greatest portion of subscriber usage within existing constraints. The constraints may be imposed by cost parameters, terrain, license limitations, interference with other operators, site availability, applicable zoning requirements or other factors.

          Fixed Network Engineering. Most wireless calls are ultimately routed through a wireline network. As a result, the traffic from wireless networks must be connected with switching centers within wireline networks. For microwave, fiber optic and other transport technologies, we determine the optimal and most economical locations and methods for connection with other networks or with central switching stations on the wireline backbone. Our engineers are involved in specifying, provisioning and implementing fixed network facilities. Additionally, the convergence of voice and data networks, specifically through broadband technologies, such as LMDS, MMDS and Fast Ethernet, has created a new demand for specialized fixed network engineering skills. These skills include design, capacity and traffic analysis for packet-switched and IP router-based network elements. Our engineering teams are trained in specialized data networking and Internet protocol engineering issues.

          Facilities Design and Engineering. We engineer and design the infrastructure of telecommunications facilities, including base station electronics, antennas and ancillary power equipment.

     DEPLOYMENT SERVICES. We provide our customers with comprehensive site development and site audit services, including site feasibility and zoning studies, lease negotiations, civil and structural engineering and third party vendor management. We install all major types of wireless and wireline telecommunications equipment, including base station electronics, antennas and ancillary equipment. We also assist our customers in moving incumbent users of their licensed spectrum to new frequencies by providing point-to-point and point-to-multipoint line-of-sight microwave engineering and support services.

          Site Development and Audit. We provide our customers with the resources to locate and develop the sites needed for the rollout of wireless systems. These activities include evaluating the zoning feasibility of wireless base stations, negotiating leases, performing the civil and structural engineering required to prepare the rooftop or tower site, and, when necessary, managing subcontractors and obtaining the proper electrical and telecommunications connections. We maintain general contractor licenses in all states where they are required, and all of our site acquisition employees have real estate licenses. Our proprietary software tool E-Site allows us and our customers to retrieve and analyze real-time data concerning their project deployment or maintenance. We also provide tower analysis services, including site audits, in which our technical experts gather, record and evaluate comprehensive data concerning a particular telecommunications site.

          Equipment Installation and Optimization. We install all major types of wireless and wireline telecommunications equipment, including base station electronics, antennas and ancillary equipment. We also install and optimize DC and other power systems for telecommunications facilities. We perform specialized wireless and microwave tower erection and installation services and provide installation and optimization services for all major PCS, cellular and broadband wireless air interface standards, wireline and fiber optic cable equipment manufacturers. Further, we have created customized interior site audit and status reports that enable a customer to determine the exact configuration of equipment at a particular existing facility for which adequate records are not available.

          Spectrum Clearing. In order for our customers to use the radio frequency spectrum they have licensed, it is often necessary for them to analyze the licensed spectrum for microwave interference and move incumbent users of this portion of the spectrum to new frequencies. We assist our customers in accomplishing this spectrum clearing function by providing complete point-to-point and point-to-multipoint line-of-sight microwave engineering and support services. Our engineering and support services include identifying existing microwave paths, negotiating relocation with incumbent users, managing and tracking relocation progress and documenting the final decommissioning of incumbent users. We also assist our customers with FAA and FCC filings, review and analysis.

          Manufacture and Marketing of Specialized Hazard Lighting. We design, manufacture, market and install FAA-approved aviation obstruction lighting systems primarily for wireless towers. In addition to a line of standardized lighting products, we design, manufacture and install custom obstruction lighting systems.

     MAINTENANCE SERVICES. Network maintenance services are comprised of post-deployment radio frequency optimization services, network operations and lighting systems maintenance services, and network monitoring.

          Post-Deployment Radio Frequency Optimization. Upon initial deployment, a network is adjusted to provide optimal wireless service based upon a set of parameters existing at that time, such as cell density, spectrum usage, base station site locations and estimated calling volumes and traffic patterns. In time, some of these parameters may change, requiring, for example, the relocation of base stations, addition of new equipment or the implementation of system enhancements. We offer ongoing radio frequency optimization services to periodically test network elements, tune the network for optimal performance and identify elements that need to be upgraded or replaced. We also offer benchmark testing and quality engineering services. We believe we are one of only three U.S. companies to perform RF compliance testing relating to employee safety in the vicinity of radiowave emitting devices. Federal regulatory authorities such as OSHA and the FCC are phasing in more restrictive regulations in order to insure employee safety and have established a September 2000 compliance deadline. We believe that the demand for outsourced services in this area will grow significantly.

          Network Operations and Maintenance. We can assume responsibility for day-to-day operation and maintenance of our customers' telecommunications networks. We are also able to handle all aspects of physical plant maintenance, including infrastructure, supporting power systems and ancillary equipment. Our engineers and other professional and support staff work with our customers to allocate site maintenance and other responsibilities between our service team and the customer's personnel. We provide staffing to perform the necessary services for ongoing optimization, operations, maintenance and repair of critical network elements, including base station equipment, mobile switching centers and network operating centers to the extent required by our customers. We also provide training services for the internal network staff of our customers.

          Remote Monitoring. We have designed and developed a proprietary fully integrated remote monitoring system for our obstruction lighting system. This remote, reverse diagnostics
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

     system has additional inputs for external applications such as card access, building temperature, gate access, pressure reading and power fluctuations as well as real-time reporting on obstruction lighting functions at a particular site. Our experience in remote monitoring includes establishing a Network Operations Center in Houston, Texas.

SALES AND MARKETING

     We market and sell our services through our corporate headquarters and regional sales offices. Our business development director at corporate headquarters seeks to develop national customer accounts. We supplement his efforts with members of our executive management team. Our regional sales personnel, consisting of seven people, focus on repeat business generated at the local level, while striving to cross-sell services to existing customers. Our sales efforts tend to be relationship driven and therefore more lasting in nature.

CUSTOMERS

     We provide our services to a large cross-section of the telecommunications industry, with strong emphasis on the wireless sector. In 1999, we completed projects for more than 125 customers in 26 countries. For the year ended December 31, 1999, we received approximately 15% of our revenues from Nortel Networks, 11% of our revenues from Sprint, and 10% of our revenues from Carolina PCS. The list below sets forth our top four customers in each of the identified categories:

   WIRELESS CARRIERS          BROADBAND CARRIERS       EQUIPMENT VENDORS   TOWER COMPANIES
------------------------  ---------------------------  -----------------   ---------------
Verizon Communications    Adelphia Business Solutions   Alcatel              Clearshot
Carolina PCS              Clearsource                   Ericsson             Crown Castle
Nextel                    Knology                       Motorola             SBA
Sprint                    Teligent                      Nortel Networks      SpectraSite

     Set forth below is a list of the types of services we have performed for some of the customers identified above.

                                                                                   NETWORK
                                                                                  OPERATIONS
                                                                                     AND
CUSTOMER                              PLANNING        DESIGN       DEPLOYMENT    MAINTENANCE
---------------------------------------------------------------------------------------------
 Adelphia Business Solutions        (check mark)   (check mark)   (check mark)
 Verizon Communications             (check mark)   (check mark)   (check mark)
 Carolina PCS                       (check mark)   (check mark)   (check mark)
 Crown Castle                                      (check mark)   (check mark)   (check mark)
 Motorola                                          (check mark)   (check mark)
 Nextel                                            (check mark)   (check mark)   (check mark)
 Nortel Networks                                   (check mark)   (check mark)   (check mark)
 Sprint                             (check mark)   (check mark)   (check mark)

METHODOLOGY AND TECHNOLOGY

     PROJECT MANAGEMENT PROCESS. Our project managers use our specialized methodologies and software tools to coordinate the many activities involved in planning, designing, deploying and maintaining wireless telecommunications networks. Through the combined efforts of our project managers and technical experts, we are able to integrate and closely monitor the various stages of a network deployment. We have dedicated resources that maintain and improve our project management processes to better serve our customers, and improve the quality and efficiency of our network deployments.

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

     PROJECT MANAGEMENT TOOLS

          E-Site. Our Web-enabled proprietary project management software tool, E-Site, enables us to monitor all phases of a network deployment. E-Site includes detailed functions to assist in property management, project management, maintenance and project-critical reports. Property management information can include tenants by site, a tenants listing, tenant lease/options, property summaries, summary of site visits and site inquiries. Master project timelines provide detailed, step-by-step action items and status reports. The maintenance menu provides information on lease status, lease types, power and telephone utilities, property managers, site ownership, site types, tenants, vendors and site visits, among other functions. In addition, E-Site is highly flexible with respect to data import and export, accepting connections to almost all database programs used by our customers.

          Virtual Project Manager. We license a third-party Web-based application software known as Virtual Project Manager. This tool aggregates project information and permits viewing of real time project data and posting of detailed project notes. In addition, Virtual Project Manager provides an audit tool for our customers during network planning, design, deployment and maintenance.

HUMAN RESOURCES

     As of March 31, 2000, we had 566 employees. We believe that our future success will depend on our continued ability to attract, retain, integrate and motivate qualified personnel, and upon the continued service of our senior management and key technical personnel.

     We employ Human Resources Managers in four of our regional offices and engage several outside recruiters on a continuous basis. Our primary hiring sources include employee referrals, print advertising, Internet job postings and direct recruiting.

     We attract and retain employees by offering technical training opportunities, a stock option award program, bonus opportunities, and competitive salaries and benefits. Our Director of Technical Training arranges for ongoing educational programs to enhance the technical abilities of our employees through both classroom and field training. Additionally, our employees upgrade their equipment manufacturer certifications regularly.

     Each new employee participates in an orientation program focusing on our culture, organization and values. We are dedicated to maintaining an innovative, entrepreneurial atmosphere where our employees work as a team to regularly exceed the expectations of our customers.

COMPETITION

     Our market is highly competitive and is served by numerous service providers. The breadth of our product and service offerings nevertheless makes individual comparisons difficult. Within each service category, we compete with multiple providers. With respect to planning and network design services, we compete with Comsearch (a subsidiary of Allen Telecom Inc.), LCC International and Wireless Facilities. With respect to engineering, project management and deployment services, we compete with Whalen & Company, Inc. (a subsidiary of Tetra Tech, Inc.), Fluor-Daniel and Black & Veatch. Many of our competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we.

     We believe the principal competitive factors in our market include the ability to complete projects within budget and on time, a reputation for quality, accountability, project management expertise, industry experience and competitive pricing. Expertise in emerging technologies has also become increasingly important. We believe that our ability to integrate wireless and wireline technologies, as well as our vendor and technology independence, gives us a competitive advantage. We believe our ability to compete also depends on additional factors which are outside of our control, including our customers' internal network deployment capabilities, our customers' internal budgeting processes, fluctuations in demand for our services and the costs of integrating the various technologies.

FACILITIES

     Our principal executive offices are located in approximately 11,000 square feet of office space in Atlanta, Georgia. The lease for such space expires in May 2003. We also lease office and, in some instances, warehouse space in Arizona, California, Illinois, Maryland, New Jersey, North Carolina and Texas. We own office space in Kentucky.

LEGAL PROCEEDINGS

     From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. We are not currently party to any legal proceeding which we expect, in the event of an adverse outcome, would have a material effect on our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is information about our executive officers and directors:

NAME                                        AGE                    POSITION
----                                        ---                    --------
Stephen F. Johnston, Sr.(1)...............  48    Chairman of the Board, Chief Executive
                                                  Officer and Director
Michael W. Riley..........................  52    President, Chief Operating Officer and
                                                  Director
William J. Loughman.......................  45    Executive Vice President, Chief Financial
                                                  Officer, Secretary and Treasurer
John G. Farmer, Jr........................  52    Director
Robert J. Lambrix(2)......................  60    Director
Andrew D. Roscoe(1)(2)....................  42    Director
Lisa Roumell(1)...........................  41    Director
Darin R. Winn(2)..........................  35    Director

------------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

     Stephen F. Johnston, Sr. has served as our Chairman and Chief Executive Officer since he co-founded our company in 1991 under the name American Communications Construction, Inc., which provided services to four rural cellular telephone systems in Kentucky and West Virginia. In 1997, Mr. Johnston formed Clear Communications Group, Inc. through the combination of ACCI and two other wireless service providers. Prior to working in the telecommunications industry, Mr. Johnston co-founded with his father an elevator construction and maintenance company in 1980, which was subsequently sold to Dover Elevator Company. Mr. Johnston has over 13 years of experience in the telecommunications industry.

     Michael W. Riley joined o2wireless Solutions in November 1997 as our President and Chief Operating Officer and has served as a director since that time. Prior to joining our company, Mr. Riley worked for AT&T Wireless as the Vice President and General Manager from April 1996 through November 1997. In that role, Mr. Riley was responsible for building out the network infrastructure, developing the management organizations, formulating sales and distribution strategies, and producing operating budgets for seven large PCS markets. From 1992 through April 1996, Mr. Riley worked for Motorola as Vice President and Director of Worldwide Operations and later as the President of Iridium North America, a joint venture between Sprint, Motorola and Bell of Canada. From 1987 through 1992, Mr. Riley served in several management positions with Metro Mobile, a wireless cellular operator, including Director of Marketing, General Manager and Vice President of Operations. Mr. Riley has over 25 years of experience in the telecommunications industry.

     William J. Loughman has served as our Executive Vice President, Chief Financial Officer, Secretary and Treasurer since December 1999. Prior to that time, Mr. Loughman served as our Vice President of Finance, Secretary and Treasurer since April 1998. From November 1996 to April 1998, Mr. Loughman was the Director of Business Development for AT&T Wireless. From 1993 to 1996, Mr. Loughman was the Director of Operations for Motorola -- Network Management Group, a subsidiary of Motorola Inc. While employed with Motorola, Mr. Loughman served as a director of several telecommunications companies, including Omnitel Ltd. in Lithuania, Jordan Mobile Telephone Company in Jordan, St. Petersburg Telecom in Russia, and Pakistan Mobile

Communications Ltd. in Pakistan. Mr. Loughman has over 15 years of experience in the telecommunications industry.

     John G. Farmer, Jr. has been a director of o2wireless Solutions since December 1999. Since 1994, Mr. Farmer has served as the managing partner of Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P., both of which are small business investment companies affiliated with the Hicks, Muse, Tate & Furst organization and collectively will own greater than 5% of our common stock upon the exercise of their warrants. Prior to joining Stratford, Mr. Farmer served as Senior Vice President and Regional Manager for GE Capital's Corporate Finance Group, focusing primarily on private and public middle market companies, equity funds and leveraged buyout sponsors. Prior to working with GE Capital, Mr. Farmer served in various senior management positions with MBank in Dallas, Texas.

     Robert J. Lambrix served as a director of o2wireless Solutions from November 1997 through December 1999, and rejoined the Board in May 2000. In April 2000, Mr. Lambrix became the Chief Executive Officer for U.S. Medical, Inc., a medical equipment distribution firm in Denver, Colorado. Mr. Lambrix also serves as a director of Aethlon Medical, Inc., a publicly traded medical research firm. From 1996 to April 2000, Mr. Lambrix was an independent consultant to various small companies. From April 1996 to September 1996, Mr. Lambrix served as the Chief Financial Officer for Senior Campus Living, Inc. a retirement community. From 1983 to 1993 Mr. Lambrix served in various positions with Baxter International, Inc., most recently as the Chief Financial Officer from 1984 to 1993.

     Andrew D. Roscoe has been a director of o2wireless Solutions since November 1997. Mr. Roscoe is the founder and principal of Force Nine, LLC, a telecommunications investment firm which he founded in September 1999. Since February 2000, Mr. Roscoe has served as the Chief Executive Officer and a director of GroupServe, Inc., a wireless Internet applications firm. From 1992 to 1999, Mr. Roscoe served in a variety of positions, including President and Chief Executive Officer, with The Strategis Group, a telecommunications research firm, and its predecessors. From 1994 to 1997, Mr. Roscoe served as the Chairman of Integrated Site Development Company, LLC, which was sold to o2wireless Solutions in 1997. Mr. Roscoe is also the founder and a director of RJB Management Company, which is one of our shareholders. In 1987, Mr. Roscoe founded Economic and Management Consultants International, Inc., a wireless consulting firm. Mr. Roscoe has over 17 years of experience in the telecommunications industry, analyzing technology, markets and finance.

     Lisa Roumell has been a director of o2wireless Solutions since November 1997. Since July 1995, Ms. Roumell has been a general partner at DeMuth, Folger & Wetherill II, and DFW Capital Partners, L.P., both of which are private equity funds. DFW Capital Partners, L.P., upon conversion of its preferred stock, will own greater than 5% of our common stock. From 1985 to 1995, Ms. Roumell worked with First Century Partners, the private equity affiliate of Smith, Barney, Harris & Upham and was a general partner from 1990 to 1995. Prior to 1985, Ms. Roumell was a financial analyst in the Smith, Barney, Harris & Upham corporate finance department.

     Darin R. Winn has been a director of o2wireless Solutions since December 1999. Since August 1998, Mr. Winn has been a principal at American Capital Strategies, Ltd., a publicly traded buyout and mezzanine fund, and was responsible for opening the ACS office in Dallas, Texas. ACS will own greater than 5% of our common stock upon the exercise of its warrants. From 1995 to August 1998, Mr. Winn was an associate with Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P., Dallas-based private investment firms. From 1991 to 1995, Mr. Winn was a member of GE Capital's Southwest Corporate Finance Group where he focused on transactions involving senior debt financing opportunities. Prior to GE Capital, Mr. Winn was a member of the Dean Witter Reynolds Southwest Corporate Finance Group where he gained experience in mergers and acquisitions, leveraged buyouts, corporate restructuring, public offerings, and private placements of both debt and equity.

BOARD STRUCTURE AND COMMITTEES


     Upon completion of this offering, our Board of Directors will consist of three classes that will serve staggered three-year terms as follows:



  CLASS    EXPIRATION                             MEMBERS
---------  -----------                            -------
                        John G. Farmer, Jr., Stephen F. Johnston, Sr., Andrew D.
Class I       2001      Roscoe
Class II      2002      Darin R. Winn, Lisa Roumell
Class III     2003      Michael W. Riley, Robert J. Lambrix


     Our board composition is currently governed by a Voting and Co-Sale Agreement which allows each of DFW Capital Partners, L.P., American Capital Strategies, Ltd., Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P. to designate one member of the Board of Directors. This agreement will terminate upon the completion of this offering. For a more complete description of the Voting and Co-Sale Agreement, see "Related Party Transactions."

     We have two standing committees: an Audit Committee and a Compensation Committee. Messrs. Lambrix (Chairman), Winn and Roscoe have been appointed as the members of the Audit Committee, and Ms. Roumell and Messrs. Johnston and Roscoe have been appointed as the members of the Compensation Committee.

     The Audit Committee selects the independent public accountants to audit our annual financial statements and establishes the scope of and oversees the annual audit. The Compensation Committee determines the compensation for employee directors and, after receiving and considering the recommendation of our Chief Executive Officer and the President, all officers of the company and any other employee that the Compensation Committee may designate from time to time. The Compensation Committee also administers our employee stock option plan. Our board may establish other committees from time to time to facilitate the management of the business and affairs of the company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Stephen F. Johnston, Sr., our Chairman and Chief Executive Officer, serves as a member of the Compensation Committee of the Board of Directors.

     From time to time in 1997, Mr. Johnston made loans to our predecessor American Communications Construction, Inc., represented by demand promissory notes in the aggregate principal amount of approximately $3.3 million. Also, from time to time in 1997, Mr. Johnston made loans to an affiliated corporation, Clear Communications Group, Inc. (which merged into ACCI in November 1997), represented by demand promissory notes in the aggregate principal amount of approximately $1.2 million. The interest rate for each of the above notes was the prime rate plus 200 basis points. Each of the above notes was either satisfied or forgiven as of December 1997.

     In November 1998, we entered into a financial support agreement with Stephen F. Johnston, Sr., pursuant to which Mr. Johnston agreed to provide certain limited guaranties of our indebtedness. In consideration of that agreement, we paid Mr. Johnston $10,000 and agreed to issue warrants to Mr. Johnston in the event that he was not released from the guaranty by certain dates. Pursuant to this agreement, on April 1, 1999 and October 1, 1999, we issued warrants to Mr. Johnston to purchase an aggregate of 200,652 shares of common stock at an exercise price of $0.0038 per share. These warrants are exercisable at any time and expire on April 1, 2009 and October 1, 2009, respectively. Mr. Johnston also has registration rights with respect to the shares of common stock to be issued upon exercise of the warrants as more fully described under the section "Description of Capital Stock -- Registration Rights."

     In a private placement during the period from June 1999 through August 1999, we sold 14,957 shares of our Series C Preferred Stock for a purchase price of $1,495,700 to Clear Investors, LLC, of which Mr. Johnston is the controlling member. The Series C Preferred Stock is presently convertible into our common stock at a conversion price of $1.0344 per share. Upon the closing of the offering, each outstanding share of Series C Preferred Stock will convert into approximately 96.674 shares of our common stock. Mr. Johnston, as a holder of the Series C Preferred Stock also has registration rights with respect to shares of the common stock to be issued upon conversion of the Series C Preferred Stock as more fully described under "Description of Capital Stock -- Registration Rights."

     In February 1998, we entered into an agreement with Mr. Johnston to lease the office space in which our corporate headquarters are located. The lease provides for minimum annual rental payments of approximately $182,000 through May 2003. Lease payments to Mr. Johnston by us with respect to such property totaled approximately $182,000 and $137,000 during 1999 and 1998, respectively. Management believes that the rent paid for such office space is at or below market rental rates for comparable space.

     During 1999, we leased office space from Mr. Johnston for our regional office in Richmond, Kentucky and incurred approximately $30,000 of lease expense from January to March 1999. On March 1, 1999, we purchased the office from Mr. Johnston for $325,000 and terminated the lease agreement. Management believes that the purchase price was at or below the fair market value for such property.

     In September 1999, we purchased equipment from Clear Paging, Inc., a company in which Mr. Johnston is an executive officer and the majority shareholder, for a purchase price of approximately $32,000. In addition, we received approximately $40,000 in 1999 from Clear Paging for services provided.

     In November 1999, our wholly owned subsidiary, Clear Communications Group, Inc., purchased equipment for approximately $300,000 from DSSK, Inc., in which Mr. Johnston is a significant investor. Management believes that the purchase price paid for such equipment was the fair market value for such equipment.

     No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table shows all compensation for services rendered to us in all capacities that was awarded to, earned by, or paid to, our chief executive officer and our executive officers whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1999, whom we refer to in this prospectus collectively as the "Named Executive Officers."

                                                                    LONG-TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                                                 ---------------
                                                  ANNUAL            NUMBER OF
                                               COMPENSATION        SECURITIES
                                            ------------------     UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITIONS                 SALARY     BONUS    OPTIONS GRANTED   COMPENSATION(1)
----------------------------                --------   -------   ---------------   ---------------
Stephen F. Johnston, Sr...................  $189,346   $46,250            --            $432
  Chairman of the Board and
  Chief Executive Officer
Michael W. Riley..........................  $189,346   $46,250       410,657            $540
  President and
  Chief Operating Officer
William J. Loughman.......................  $114,711   $13,500       132,500            $460
  Executive Vice President,
  Chief Financial Officer,
  Secretary and Treasurer

------------------------------

(1) Represents premiums for life and disability insurance paid for the benefit of the indicated Named Executive Officers.

OPTION GRANTS IN 1999

     The following table sets forth information regarding stock options granted to the Named Executive Officers during 1999. All of these stock options were granted under our 1998 Stock Option Plan.

                                                                                   POTENTIAL REALIZABLE
                                                                                           VALUE
                                              PERCENTAGE                             AT ASSUMED ANNUAL
                                               OF TOTAL                                    RATES
                                 NUMBER OF     OPTIONS                             OF STOCK APPRECIATION
                                 SECURITIES   GRANTED TO   EXERCISE                         FOR
                                 UNDERLYING   EMPLOYEES     PRICE                       OPTION TERM
                                  OPTIONS       DURING       PER      EXPIRATION   ---------------------
NAME                              GRANTED       PERIOD      SHARE        DATE         5%          10%
----                             ----------   ----------   --------   ----------   ---------   ---------
Stephen F. Johnston, Sr.....        --          --   %      $--          --        $  --       $  --
Michael W. Riley............       410,657(1)    29.2        1.14     6/30/09       295,672     747,395
William J. Loughman.........       132,500(2)     9.4        1.14     6/14/09        95,400     241,150

------------------------------

(1) Includes options to purchase 304,657 shares which were repriced in July 1999 from $1.89 to $1.14 per share.
(2) Includes options to purchase 66,250 shares which were repriced in July 1999 from $1.89 to $1.14 per share.

AGGREGATE OPTION EXERCISES AND OPTION VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning option exercises for 1999, and exercisable and unexercisable options or warrants held at December 31, 1999:

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                             SHARES                           OPTIONS                  IN-THE-MONEY OPTIONS
                            ACQUIRED                    AT DECEMBER 31, 1999          AT DECEMBER 31, 1999(1)
                               ON         VALUE     ----------------------------    ---------------------------
NAME                        EXERCISE     REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                       -----------   --------   -----------    -------------    -----------   -------------
Stephen F. Johnston,
  Sr.....................     --           --         200,652(2)       --            2,607,713        --
Michael W. Riley.........     --           --         121,862         491,897        1,445,283      6,064,663
William J. Loughman......     --           --          18,550         140,450          220,003      1,665,737

------------------------------

(1) The value of in-the-money options is based on an assumed initial public offering price of $13.00 per share, less the per share exercise price, multiplied by the number of shares underlying the option.
(2) Represents warrants granted to Mr. Johnston in connection with his agreement to guarantee certain of our indebtedness.

EMPLOYMENT AGREEMENTS

     We do not have any employment agreements with any of our Named Executive Officers.

STOCK OPTION PLAN


     In September 1998 we adopted our 1998 Stock Option Plan. Our 1998 Stock Option Plan has an effective date of November 18, 1997, which is the date it was adopted by our wholly owned subsidiary Clear Communications Group, Inc. prior to our reorganization. A total of 2.65 million shares of common stock have been authorized for issuance under the 1998 Stock Option Plan, of which 914,214 shares were available for issuance at June 30, 2000.


     The 1998 Stock Option Plan permits the grant of options to our directors, officers, and key employees. Options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options.

     The 1998 Stock Option Plan is administered by the board or a committee appointed by the board. Subject to the limitations set forth in the 1998 Stock Option Plan, the board or the committee has the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an incentive stock option or a non-qualified stock option, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and, subject to restrictions, to specify other terms of awards.

     The maximum term of options granted under the 1998 Stock Option Plan is ten years. Options granted under the 1998 Stock Option Plan generally are non-transferable. Options generally expire three months after the termination of an option holder's service. However, if an option holder is permanently disabled or dies during his or her service, such person's options generally may be exercised up to 12 months following disability or death.

     The exercise price of options granted under the 1998 Stock Option Plan is determined by the administrator in accordance with the guidelines set forth in the 1998 Stock Option Plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of an incentive option granted to a person who holds more than 10% of the voting power of o2wireless Solutions cannot be less than 110% of the fair market value of our common stock on the date of the grant.

     Options granted under the 1998 Stock Option Plan vest at the rate determined by the board or the committee as specified in the option agreement.

     Upon changes in control in our ownership through a merger, all outstanding stock awards under the 1998 Stock Option Plan must either be substituted by the surviving entity or terminated to the extent not exercised upon 60 days written notice.

     The 1998 Stock Option Plan may be amended or modified from time to time by the Board of Directors without shareholder approval, except that shareholder approval is required to either:

     - increase the number of shares available for issuance under the 1998 Stock Option Plan; or

     - change the class of persons eligible for incentive stock options.

     Amendments to the 1998 Stock Option Plan which require shareholder approval must be approved by a majority of shares present and voting at a shareholders meeting at which a quorum is present.


     As of June 30, 2000, we had issued options to purchase 1,337,086 shares of common stock under the 1998 Stock Option Plan.


     In May 2000, our Board of Directors approved an annual option grant, commencing on the date of our public offering, to Stephen F. Johnston, Sr., Michael W. Riley and William J. Loughman in the amounts of 15,000, 15,000 and 7,500 shares, respectively, at an exercise price equal to the fair market value of our common stock on the date of grant. The first grant of options will have an exercise price equal to the initial public offering price. The options will vest in equal increments over a period of three years.

COMPENSATION OF DIRECTORS

     Each of our non-employee directors who has not been appointed to the Board of Directors pursuant to a contractual agreement receives cash compensation of $1,000 per meeting up to a maximum of $4,000 per year. Each of these directors also receives options to purchase 4,000 shares of our common stock on an annual basis. These options have ten year terms and will vest over a period of five years from the date of grant. Options will not vest if a director ceases to be a director. These options will have an exercise price equal to the fair market value of our common stock on the date of grant.

                           RELATED PARTY TRANSACTIONS

     The following is a description of transactions since January 1, 1997 to which we have been a party, in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest, other than our compensation arrangements with our directors and executive officers that are described under "Management." For information with respect to certain related party transactions between us and Mr. Johnston, please see "Compensation Committee Interlocks and Insider Participation."

     On January 1, 1997, we issued the equivalent (after giving effect to subsequent stock splits) of approximately 934,980 shares of our common stock to David W. Hughes, formerly one of our executive officers and a holder of more than 5% of our common stock, at a purchase price of $0.0038 per share. In addition, on November 20, 1997, we issued 311.375 additional shares of our common stock to Mr. Hughes at a purchase price of $0.0038 per share.

     On November 20, 1997, we sold 50,000 shares of our Class A Convertible Preferred Stock to DFW Capital Partners, L.P., a beneficial holder of more than 5% of our common stock (as converted), at a purchase price of $100 per share. In October 1999, January 2000, and April 2000, we issued an additional 7,669 shares of Class A Preferred Stock to DFW Capital Partners, L.P., in payment of accrued dividends at the rate of 6% per annum. The Class A Preferred Stock is presently convertible into our common stock at a conversion price of $1.0344 per share. Upon the closing of this offering, each outstanding share of our Class A Preferred Stock will convert into approximately 96.674 shares of our common stock, for an aggregate of 5,575,116 shares.

     Also on November 20, 1997, in connection with the acquisition of the outstanding stock of our subsidiary, ISDC, Inc., we issued 324,966 shares of our common stock to RJB Management Company, Inc., an affiliate of our director, Andrew Roscoe, at a purchase price of $1.722 per share. In connection with the acquisition of ISDC, we also assumed a note payable to RJB Management Company, Inc. in an aggregate principal amount of $121,792. On September 15, 1998, this note was retired through the execution of a satisfaction and release agreement and converted into cash and shares of our common stock. The note payable to RJB Management Company, Inc. was satisfied by a cash payment of $101,371.

     In November 1998, we entered into a financial support agreement with Stephen F. Johnston, Sr. and DFW Capital Partners, L.P., pursuant to which Mr. Johnston and DFW agreed to provide certain limited guaranties of our indebtedness. In consideration of that agreement, we paid each of Mr. Johnston and DFW $10,000 and agreed to issue warrants to Mr. Johnston and DFW in the event that they were not released from the guaranty by certain dates. Pursuant to this agreement, on April 1, 1999 and October 1, 1999, we issued warrants to each of Mr. Johnston and DFW to purchase an aggregate of 200,652 shares at an exercise price of $0.0038 per share. These warrants are exercisable at any time and expire on April 1, 2009 and October 1, 2009, respectively. Mr. Johnston and DFW also have registration rights with respect to the shares of common stock to be issued upon exercise of the warrants as more fully described under the section "Description of Capital Stock -- Registration Rights."

     In a private placement during the period from June 1999 through August 1999, we sold an aggregate of 29,607 shares of Series C Convertible Preferred Stock at a purchase price of $100 per share. In October 1999, January 2000, and April 2000, we issued an aggregate of 30,932 additional shares of Series C Preferred Stock in payment of accrued dividends at the rate of 6% per annum. The Series C Preferred Stock is presently convertible into our common stock at a conversion price of $1.0344 per share. Upon the closing of the offering, each outstanding share of Series C Preferred Stock will convert into approximately
96.674 shares of our common stock, or an aggregate of 2,990,328 shares. The holders of the Series C Preferred Stock also have registration rights with respect to shares of our common stock to be issued upon conversion of the preferred stock. These registration rights are more fully described under "Description of Capital Stock -- Registration

Rights." The following table illustrates the number of shares of Series C Preferred Stock we sold to our directors or entities affiliated with our directors, executive officers, or our shareholders who hold more than 5% of our capital stock. The approximate aggregate value is calculated based on an assumed initial public offering price of $13.00 per share.

                                                                                     APPROXIMATE
                                             SHARES OF SERIES C     AGGREGATE         AGGREGATE
                                              PREFERRED STOCK     PURCHASE PRICE        VALUE
                                             ------------------   --------------   ---------------
DIRECTORS AND EXECUTIVE OFFICERS
  Andrew Roscoe(1).........................           516           $   51,600       $   648,479
  Lisa Roumell(2)..........................         1,500              150,000         1,885,871
ENTITIES AFFILIATED WITH DIRECTORS OR
  EXECUTIVE OFFICERS
  Clear Investors, LLC(3)..................        14,957            1,495,700        18,797,467
  RJB Management Company(4)................         1,068              106,800         1,342,224
OTHER 5% SHAREHOLDERS
  DFW Capital Partners, L.P.(5)............        10,071            1,007,100        12,656,891

------------------------------

(1) An additional 19 shares of Series C Preferred Stock have been issued in payment of accrued dividends, valued at $23,868.

(2) An additional 52 shares of Series C Preferred Stock have been issued in payment of accrued dividends, valued at $65,351.

(3) An additional 663 shares of Series C Preferred Stock have been issued in payment of accrued dividends, valued at $833,235. Mr. Johnston, our Chairman and Chief Executive Officer, is a controlling member of Clear Investors, LLC.

(4) An additional 45 shares of Series C Preferred Stock have been issued in payment of accrued dividends, valued at $56,550. Mr. Roscoe, a member of our Board of Directors is the founder and a director of RJB Management, Inc.

(5) An additional 490 shares of Series C Preferred Stock have been issued in payment of accrued dividends, valued at $615,810.

     On November 1, 1999, we issued 39,000 shares and 36,000 shares, respectively, of a new Series D Senior Redeemable Preferred Stock to Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P., at a purchase price of $100 per share, for an aggregate purchase price of $7,500,000. The Series D Preferred Stock is entitled to cumulative dividends in cash at the annual rate of $8.00 per share, payable quarterly. In addition, any dividends committed to be paid in kind on the Series D Preferred Stock carry a dividend rate of $11.00 per share. The holders of the Series D Preferred Stock have certain redemption rights upon an event of default, the sale of the company or an initial public offering of our common stock. The Series D Preferred Stock also carries certain preferential rights upon the liquidation, dissolution or winding-up of our company. In connection with the issuance of the Series D Preferred Stock, we issued warrants to Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P. to purchase 2,055,639 shares and 1,897,511 shares, respectively, of our common stock at an exercise price of $0.0038 per share, which warrants expire on November 1, 2009. The holders of the Series D Preferred Stock also have registration rights with respect to the shares of common stock issued upon exercise of the warrants as described more fully under the section "Description of Capital Stock -- Registration Rights." We intend to redeem all outstanding shares of the Series D Preferred Stock with the proceeds of this offering.

     On November 1, 1999, we issued senior subordinated notes to American Capital Strategies, Ltd. in an aggregate principal amount of $13,000,000. These notes bear interest at a rate of 12.75% and are due October 31, 2005. The note purchase agreement provides for the future issuance, at our option, of additional senior subordinated notes in the aggregate principal amount of $4.5 million, which would bear interest at a rate of the prime rate plus 450 basis points and would mature on October 31, 2005. All notes authorized under the note purchase agreement may be prepaid with a prepayment penalty equal to a decreasing percentage of principal paid, such initial percentage equal to 5% of the outstanding principal amount through October 31, 2000. The holders of the notes have certain rights upon an event of default, including a "change in control" of the company, which is defined to include this offering. Upon the occurrence of an event of default triggered by a change of control, the holders of the notes, may, at their option, declare the entire unpaid balance of the notes, plus interest, due and payable. In connection with the issuance of the notes, we also issued warrants to ACS to purchase 2,736,821 shares of our common stock at an exercise price of $0.0038 per share, which warrants expire on November 1, 2009. Pursuant to the Voting and Co-Sale Agreement described below, ACS is entitled to designate one member of the Board of Directors. ACS also has registration rights with respect to the shares to be issued upon exercise of the warrants as described more fully in "Description in Capital
Stock -- Registration Rights." The Voting and Co-Sale Agreement will terminate upon the completion of this offering. We intend to redeem the notes for a redemption price of approximately $13 million with the proceeds of the offering.

     In connection with the issuance of the Series A Preferred Stock to DFW, we entered into a Voting and Co-Sale Agreement in November 1997 with DFW and Stephen F. Johnston, Sr. The Voting and Co-Sale Agreement was amended and restated in June and November 1999 to add Stratford, ACS and certain other preferred shareholders as parties to the agreement. Under the Voting and Co-Sale Agreement, the number of members of the Board of Directors was fixed at seven, and each of DFW, Stratford and ACS is entitled to designate one member of the Board of Directors. Further, upon the occurrence of certain events of default or covenant violations, ACS would be entitled to designate two additional directors. In addition, the Voting and Co-Sale Agreement provides that the remaining members of the Board of Directors will consist of Mr. Johnston, Mr. Riley, and two individuals designated by Mr. Johnston. Lisa Roumell has been designated as DFW's representative since November 1997 and continues to serve as a member of our Board of Directors. Stratford Capital Partners and Stratford Equity Partners, as holders of the Series D Preferred Stock, have designated John G. Farmer as their representative. ACS has designated Darin Winn as its representative. The Voting and Co-Sale Agreement also provides that if Mr. Johnston (or his affiliates) decides to sell more than 25% of his ownership interest in the company, DFW, Stratford and ACS will have the right to elect to sell, at the same price and/or the same terms as Mr. Johnston, a pro rata portion of their shares of common stock, preferred stock, or shares issued upon exercise of the warrants, as the case may be. Further, if either Mr. Johnston or Mr. Riley receives an offer to sell their shares, he shall be required to offer first to the Company, and subsequently to DFW, Stratford and ACS, the right to purchase such shares on the same terms as contained in the offer received from the third party. The Voting and Co-Sale Agreement will terminate upon the completion of this offering.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The first table below contains information about the beneficial ownership of our common stock and preferred stock before and after our initial public offering for:

     - each person who beneficially owns more than 5% of our common stock, Class A Preferred stock, or Series C Preferred Stock;

     - each of our directors;

     - the Named Executive Officers; and

     - all directors and executive officers as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and represents sole or shared voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying options or warrants that are currently exercisable or exercisable within 60 days of June 30, 2000, are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Upon completion of the offering, all shares of convertible preferred stock will be automatically converted into shares of common stock.


     Unless otherwise indicated, the address for each person or entity named below which owns greater than 5% of any class of our common stock is c/o o2wireless Solutions, Inc., 440 Interstate Parkway North, Atlanta, Georgia 30339.


                                                                 PERCENTAGE BENEFICIALLY OWNED
                                              COMMON SHARES    ---------------------------------
                                              BENEFICIALLY         BEFORE             AFTER
          NAME OF BENEFICIAL OWNER                OWNED          OFFERING(1)       OFFERING(1)
          ------------------------            -------------    ---------------    --------------
Stephen F. Johnston, Sr.....................    7,487,766(2)        45.1%              33.5%
Michael W. Riley............................      538,152(3)         3.3                2.4
Robert J. Lambrix...........................       21,200              *                  *
Lisa Roumell................................      150,038(4)           *                  *
Darin R. Winn...............................           --              *                  *
Andrew D. Roscoe............................       62,320(5)           *                  *
John G. Farmer, Jr..........................           --              *                  *
William J. Loughman.........................       88,476(6)           *                  *
David W. Hughes.............................      471,543(7)         2.9                2.1
  1020 Mile Square Road
  Mendon, New York 14506
Clear Investments, LLC......................      463,750            2.8                2.1
  4500 I-55 North
  Highland Village, Suite 245
  Jackson, Mississippi 39211
DFW Capital Partners, L.P...................    6,796,746(8)        41.0               30.4
  300 Frank W. Burr Boulevard
  Glenpointe Center East, 5th Floor
  Teaneck, New Jersey 07666
Clear Investors, LLC........................    1,510,054(9)         9.2                6.8
Stratford Capital Partners, L.P.............    2,055,639(10)       11.2                8.5
  300 Crescent Court, Suite 500
  Dallas, Texas 75201
Stratford Equity Partners, L.P..............    1,897,511(11)       10.4                7.9
  300 Crescent Court, Suite 500
  Dallas, Texas 75201

                                                                 PERCENTAGE BENEFICIALLY OWNED
                                              COMMON SHARES    ---------------------------------
                                              BENEFICIALLY         BEFORE             AFTER
          NAME OF BENEFICIAL OWNER                OWNED          OFFERING(1)       OFFERING(1)
          ------------------------            -------------    ---------------    --------------
American Capital Strategies, Ltd............    2,736,821(12)       14.3%              11.0%
  2 Bethesda Metro Center, Suite 1400
  Bethesda, Maryland 20814
All directors and executive officers as a
  group (8 persons).........................    8,347,952(13)       51.6               37.2


------------------------------

   * Less than 1%.


 (1) The percentages are based upon 16,377,674 shares of common stock issued and outstanding as of June 30, 2000, as adjusted to reflect the conversion of all outstanding shares of convertible preferred stock upon the completion of this offering into 8,565,444 shares of common stock and 22,176,297 shares of common stock outstanding after completion of this offering (assuming no exercise of the underwriters' over-allotment option).


 (2) Includes 200,652 shares subject to immediately exercisable warrants, 5,517 shares subject to immediately exercisable options, 471,543 shares which are held in a voting trust pursuant to which Mr. Johnston is entitled to vote all shares owned by Mr. David W. Hughes and 1,510,054 shares to be issued upon the conversion of 15,620 shares of Series C Preferred Stock held by Clear Investors, LLC, of which Mr. Johnston is the controlling member.


 (3) Includes 30,392 shares subject to immediately exercisable options.


 (4) Represents shares to be issued upon the conversion of 1,552 shares of Series C Preferred Stock held jointly with her husband.

 (5) Includes 51,720 shares to be issued upon the conversion of 535 shares of Series C Preferred Stock and 10,600 shares subject to immediately exercisable options.

 (6) Represents shares subject to immediately exercisable options.

 (7) All of Mr. Hughes' shares are held in a voting trust pursuant to which Mr. Johnston is entitled to vote all shares owned by Mr. Hughes.

 (8) Includes 200,652 shares subject to immediately exercisable warrants, 5,575,116 shares to be issued upon the conversion of 57,669 shares of Class A Preferred Stock, and 1,020,978 shares to be issued upon the conversion of 10,561 shares of Series C Preferred Stock.

 (9) Represents shares to be issued upon the conversion of 15,620 shares of Series C Preferred Stock.

(10) Represents shares subject to immediately exercisable warrants.

(11) Represents shares subject to immediately exercisable warrants.

(12) Represents shares subject to immediately exercisable warrants.


(13) Includes 236,561 shares subject to immediately exercisable warrants and options.

     The following table contains information about the beneficial ownership of our common stock by the selling shareholders before and after this offering. The number of shares to be sold represents shares issued or to be issued to certain of our employees upon the exercise of non-qualified options granted to these employees pursuant to our 1998 Stock Option Plan. These employees are selling a sufficient number of shares in the offering to cover the exercise price of such options, the estimated tax liability on such exercise, and the underwriting discount and commissions to be paid by such shareholders in connection with the sale of these shares. The estimated tax liability to be incurred upon the exercise of such options has been calculated based on an assumed tax rate of 35%. Because the selling shareholders are participating in the offering, they might be deemed underwriters under the federal securities laws.



                                     NUMBER OF SHARES                         NUMBER OF SHARES
                                       BENEFICIALLY                             BENEFICIALLY
                                     OWNED BEFORE THE                              OWNED
                                         OFFERING           NUMBER OF        AFTER THE OFFERING
                                  ----------------------   SHARES TO BE   ------------------------
                                   COMMON     PERCENT OF   SOLD IN THE      COMMON      PERCENT OF
NAME OF SELLING SHAREHOLDER(1)      STOCK      CLASS(2)      OFFERING        STOCK       CLASS(2)
------------------------------    ---------   ----------   ------------   -----------   ----------
Michael W. Riley................   538,153(3)     3.3%        129,292       408,861          1.8%
William J. Loughman.............    88,476(3)       *          28,115        60,361         *
Brenda Arden....................     6,625          *           2,812         3,813         *
Bonnie DeLoach..................     6,625          *           2,812         3,813         *
Mark J. Cappadoro...............    13,250          *           5,623         7,627         *
Herbert E. Carson, Jr...........    26,500          *          11,246        15,254         *
Woodrow Allyn...................    66,250          *          28,115        38,135         *
Charles D. Williams.............    66,250          *          28,115        38,135         *
Paul Taylor.....................     4,637          *           1,968         2,669         *
Samuel C. Kraus.................     4,637          *           1,968         2,669         *
John Stewart Henry Rook.........     3,148          *           1,336         1,812         *
Rob E. Minerich.................     3,145          *           1,335         1,811         *
James Roberts...................     3,145          *           1,335         1,811         *
Larry W. Bailey.................     3,975          *           1,687         2,288         *
Scott C. Foley..................    13,250          *           5,623         7,627         *
Philip W. Miller................    53,000          *          22,492        30,508         *
Vernon Cassady..................     3,975          *           1,687         2,288         *
Neil Van der Groef..............     6,625          *           2,812         3,813         *
Jim D. Miller...................     2,650          *           1,125         1,525         *
Steven M. Baier.................    26,500          *          11,246        15,254         *
James C. White..................     6,625          *           2,812         3,813         *
John A. Malloy..................     2,650          *           1,125         1,525         *
Rick Dickson....................     2,650          *           1,125         1,525         *
Alma Stone......................     4,637          *           1,692         2,946         *


------------------------------


   * Less than 1%.



 (1) If the underwriters' over-allotment option is exercised in full, the following shareholders will sell the following number of shares: DFW Capital Partners -- 446,063; American Capital Strategies, Ltd. -- 179,614; Stratford Capital Partners, L.P. -- 134,963; Stratford Equity Partners, L.P. -- 124,530; and RJB Management Company, Inc. -- 29,830. Prior to this offering, RJB Management Company beneficially owned 454,384 shares or 2.8% of our common stock.



 (2) The percentages are based upon 16,377,674 shares of common stock issued and outstanding as of June 30, 2000, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the completion of this offering into 8,565,444 shares of common stock and 22,176,297 shares of common stock outstanding after completion of this offering (assuming no exercise of the underwriters' over-allotment option).


 (3) See footnote in previous table for information regarding the beneficial ownership of this shareholder. Mr. Riley is our President and Chief Operating Officer and Mr. Loughman is our Executive Vice President, Chief Financial Officer, Secretary and Treasurer.

                          DESCRIPTION OF CAPITAL STOCK


     We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, 100,000 shares of Class A Convertible Preferred Stock, $0.01 par value per share, and 10,000,000 shares of serial preferred stock, no par value per share. As of June 30, 2000, after giving effect to the conversion of all outstanding convertible preferred stock into common stock upon the closing of this offering, there were outstanding 16,377,674 shares of common stock held of record by 24 shareholders. The description below sets forth the material terms of our capital stock. This description is only a summary. You should refer to our articles of incorporation and bylaws which have been filed with the Securities and Exchange Commission as exhibits to our registration statement of which this prospectus forms a part.


COMMON STOCK

     Holders of our common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of the common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Some holders of our common stock have preemptive rights with respect to future offerings of our securities, but these preemptive rights were waived in connection with this offering and following this offering, no shareholder will have any preemptive rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of convertible preferred stock will be converted into 8,565,444 shares of common stock.

     Class A Convertible Preferred Stock. Under our articles of incorporation, we are authorized to issue 100,000 shares of our Class A Convertible Preferred Stock. There are currently 57,669 shares of our Class A Preferred Stock outstanding, all of which are held by DFW Capital Partners, L.P. Upon completion of the offering, the 57,669 shares of Class A Preferred Stock which are currently outstanding will be converted into 5,575,116 shares of common stock. The holder of the Class A Preferred Stock has demand registration rights at any time which allow the holder to require us to file a registration statement to register its common stock to be issued upon the conversion. The holder of the Class A Preferred Stock also has piggyback registration rights in the event that we propose to register any of our securities for sale to the public, which rights will continue after the conversion to common stock. Upon completion of this offering, the holder of the Class A Preferred Stock (and the underlying common stock) will have no preemptive rights with respect to future offerings of our securities.

     Series C Convertible Preferred Stock. We are authorized to issue 75,000 shares of our Series C Convertible Preferred Stock. There are currently 30,932 shares of our Series C Preferred Stock outstanding, which are held of record by eight shareholders. Upon completion of this offering, the 30,932 shares of Series C Preferred Stock which are currently outstanding will be converted into 2,990,328 shares of common stock. The holders of Series C Preferred Stock have demand registration rights at any time after an initial public offering of our common stock. The holders of Series C Preferred Stock also have piggyback registration rights if the Company proposes to register any of its securities for sale to the public. These registration rights continue after the conversion to common stock. The holders of the Series C Preferred Stock do not have any preemptive rights with respect to future offerings of our securities.

     Series D Senior Redeemable Preferred Stock. We are authorized to issue 100,000 shares of our Series D Senior Redeemable Preferred Stock, no par value per share. There are currently 79,180 shares of the Series D Preferred Stock outstanding, held by two shareholders of record. Upon completion of this offering, we intend to redeem all outstanding shares of the Series D Preferred Stock for an aggregate redemption price of approximately $7.9 million. See "Use of Proceeds" for a more complete description of the intended uses of the proceeds from this offering.

     Following the conversion of our outstanding preferred stock, our articles of incorporation will authorize us to issue 10,000,000 shares of preferred stock. Our board of directors will have the authority, without further action by shareholders, to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of decreasing the market price of the common stock. The issuance of preferred stock could also have the effect of delaying, deterring or preventing a change in control of our company. We have no present plans to issue any shares of preferred stock following the offering.

WARRANTS


     As of June 30, 2000, there were warrants outstanding to purchase an aggregate of 7,091,275 shares of our common stock at an exercise price of $0.0038 per share. In April, July and October 1999, we issued warrants to purchase 200,652 shares of common stock at an exercise price of $0.0038 per share to each of DFW Capital Partners, L.P. and Mr. Johnston in consideration of an agreement by Mr. Johnston and DFW Capital Partners, L.P. to provide limited guaranties of our indebtedness. All of these warrants are immediately exercisable. In connection with our financing activities in November 1999, we issued warrants to purchase an aggregate of 6,689,971 shares of common stock as follows: American Capital Strategies, Ltd. (2,736,821 shares), Stratford Capital Partners, L.P. (2,055,639 shares), and Stratford Equity Partners, L.P. (1,897,511 shares). These warrants are also immediately exercisable at an exercise price of $0.0038 per share, and have a put feature that enables the holders, upon the occurrence of certain events, to sell the warrants and any common stock issued upon exercise back to us at fair value, up to a maximum aggregate put price of $22.7 million. The put feature will expire upon completion of this offering.


REGISTRATION RIGHTS

     Upon completion of the offering, the holders of 8,565,444 shares of common stock will be entitled to have such shares registered, subject to limitations, under the Securities Act, pursuant to various registration rights agreements. Under the terms of these agreements, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders are entitled to notice of the registration and are entitled, subject to limitations, to include shares in the registration. Further, upon completion of the offering, the holders of warrants to purchase 6,689,971 shares may require us to file a registration statement under the Securities Act with respect to the shares of common stock they receive upon exercise, and we are required to use our best efforts to effect the requested registration. Furthermore, these holders may require us to register their shares on Form S-3 when such form becomes available to us. Generally, we are required to bear all registration expenses incurred in connection with any such registrations, but not including any underwriting discounts and selling commissions. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such a registration.

ANTI-TAKEOVER PROVISIONS

     Upon completion of the offering, our articles of incorporation and bylaws will contain provisions that are intended to deter hostile takeover attempts. Specific provisions of our articles of incorporation and bylaws could make it more difficult to effect, or prevent completely, a change in control by means of a tender offer, a proxy contest or otherwise that a shareholder might consider favorable, and to remove incumbent officers and directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the potential proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

     Upon completion of the offering, our articles of incorporation and bylaws will require that any action to be taken by our shareholders must be taken at a duly called annual or special meeting of the shareholders and may not be taken by a consent in writing. Our articles of incorporation and bylaws will also provide that our board of directors will be divided into three classes, with each class serving staggered three-year terms, so that approximately one-third of the directors are elected each year. Staggering the terms of our directors delays the time it would take shareholders to replace a majority of the incumbent directors. Some proposals to amend the articles of incorporation will require the approval of holders of a super-majority of all outstanding stock. These provisions may have the effect of discouraging takeovers and tactics used in proxy fights or delaying changes in control or in our management.

     These and other provisions contained in our articles of incorporation and bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which shareholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of shareholders to remove current management or approve transactions that shareholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

LIMITATIONS ON DIRECTORS LIABILITY AND INDEMNIFICATION

     Our articles of incorporation limit the personal liability of our directors to us and our shareholders to the maximum extent permitted by Georgia law. Georgia law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any appropriation, in violation of his duties, of any business opportunity of the company;

     - acts or omissions which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     The limitation of liability does not apply to liabilities of our directors arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our articles of incorporation and bylaws also provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. We believe that indemnification under our bylaws applies to negligent and grossly negligent acts of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in the capacity as an officer, director, employee or other agent, regardless of whether the articles of incorporation or bylaws would permit indemnification. The indemnification provisions in our bylaws and articles of incorporation are not exclusive of other rights of indemnification that may be available to our directors or officers under any agreement or vote of shareholders or disinterested directors.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

THE NASDAQ STOCK MARKET'S NATIONAL MARKET


     Our common stock has been approved for listing on the Nasdaq Stock Market's National Market under the trading symbol "OTWO."


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is First Union National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


     Upon completion of this offering, we will have outstanding 22,176,297 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our affiliates.



     The remaining 16,377,674 shares of common stock held by existing shareholders are restricted securities. Restricted securities may be sold in the public markets only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.


     As a result of the lock-up agreements and the provisions of Rules 144, 144(k) and 701 described below, the above-described restricted shares will be available for sale in the public market as follows:

     - 472,073 shares may be sold prior to 180 days from the date of this prospectus; and

     - 15,702,498 shares will have been held long enough to be sold under Rule 144 or Rule 701 beginning 181 days after the date of this prospectus,
       which we expect to be                , 2001.

LOCK-UP AGREEMENTS

     Some of our shareholders and option holders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date the registration statement of which this prospectus is a part is declared effective. Transfers or dispositions can be made sooner with the prior written consent of Chase Securities Inc.

RULE 144

     In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell publicly within any three-month period a number of shares that does not exceed the greater of:


     - 1% of the number of shares of our common stock then outstanding, which will equal approximately 221,762 shares immediately after this offering; or


     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to manner-of-sale provisions and notice requirements, and to the public availability of certain current information about us.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information or notice provisions of Rule 144 or the volume limitations discussed above.

RULE 701

     In general, under Rule 701, any of our employees, consultants or advisors who purchases or receives shares from us in connection with a compensatory stock purchase plan, option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus. Non-affiliates will be able to sell their shares under Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. Affiliates will be able to sell their shares under Rule 144 without complying with the holding period requirements of Rule 144.

REGISTRATION RIGHTS


     Upon completion of this offering, the holders of 8,565,444 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. Each of the holders of these shares is subject to the 180-day lock-up agreement described above. For a more complete description of the registration rights relating to our common stock, see "Description of Capital Stock -- Registration Rights." Except for shares purchased by affiliates, registration of shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.


STOCK OPTIONS

     Immediately after this offering, we intend to file a registration statement under the Securities Act covering approximately 2,650,000 shares for sale upon the exercise of outstanding stock options and warrants issued pursuant to compensatory benefit plans or reserved for future issuance pursuant to our 1998 Stock Option Plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the public market beginning 180 days after the effective date of the registration statement of which this prospectus is a part.

                                  UNDERWRITING

     We have entered into an underwriting agreement with the underwriters named below. Chase Securities Inc., Credit Suisse First Boston Corporation and Thomas Weisel Partners LLC are acting as representatives of the underwriters.

     The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that the underwriters are required to purchase the number of shares set forth opposite their names below but are not responsible for the commitment of any other underwriter to purchase shares.

                                                               NUMBER
                        UNDERWRITERS                          OF SHARES
                        ------------                          ---------
Chase Securities Inc........................................
Credit Suisse First Boston Corporation......................
Thomas Weisel Partners LLC..................................
                                                              --------
          Total.............................................  6,100,000
                                                              ========

     The underwriting agreement provides that the obligations of the underwriters are conditioned on the absence of any material adverse changes in our business and the receipt of certificates, opinions and letters from us, our counsel and our independent auditors. This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased.

     The underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to securities dealers
at such price less a concession of $          per share. The underwriters may
also allow to dealers, and such dealers may reallow, a concession not in excess
of $          per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price, concession and reallowance to dealers to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market.

     The underwriters have informed us that they will not allow dealers to buy or sell the common stock offered by this prospectus at their discretion on behalf of their customers.

     Certain shareholders have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 915,000 additional shares from these shareholders to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $91.2 million and the net proceeds to us will be approximately $68.4 million, assuming an offering price of $13.00 per share. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the above table.

     The following table provides information regarding the aggregate amount of the discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares and assuming an offering price of $13.00.

                                                                      PAID BY US
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................  $     0.91     $     0.91
Total.......................................................   5,551,000      6,383,650

     We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $1.7 million.

     We have agreed to indemnify each underwriter against all liabilities to which it may become subject under the federal securities laws or other law, including reimbursement of expenses, arising out of:

     - any untrue statement or alleged untrue statement of a material fact contained in the registration statement, including the prospectus, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements not misleading, except that there is no indemnification for specific information furnished by the underwriters; and

     - the directed share program under which the underwriters have reserved for sale up to 305,000 shares for purchase by our officers, directors, employees and associates.

This indemnification obligation includes an obligation to contribute to any payments that may be made by the underwriters in the event that indemnification is not available.

     Our executive officers and directors, and almost all of our current shareholders, have agreed to a 180-day "lock up" with respect to an aggregate of 22,661,765 shares of common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, with some exceptions, for a period of 180 days following the date of this prospectus, such persons may not offer, sell, pledge, or otherwise dispose of these securities without the prior written consent of Chase Securities Inc.

     At our request, Chase Securities Inc. is administering a directed share program for us in which 305,000 shares have been reserved. We will provide Chase Securities with a list of names of persons that we would like to ask to participate in the program. These reserved shares will be sold at the public offering price that appears on the cover of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by these persons. After reviewing the prospective list of participants, Chase Securities will distribute a letter to their prospective participants asking if those persons would like to submit indications of interest to participate in the program. These communications will be accompanied or proceeded by a prospectus that meets the requirements of
Section 10 of the Securities Act. If there are indications of interest by prospective participants to purchase, in aggregate, more than the number of shares allocated to the program, then we will determine who can participate and to what extent. The 180-day "lock-up" agreements referred to above will bind the directors, executive officers and shareholders that enter into them with respect to the shares such persons purchase under the program. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by these persons.

     Prior to this offering, there has been no public market for the common stock. Consequently the offering price for the common stock will be determined by negotiations between us and the underwriters and will not necessarily be related to our asset value, net worth or other established criteria of value. The factors to be considered in such negotiations, in addition to prevailing market conditions, will include the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure, prevailing market conditions, our results of operations in recent periods and several other factors as may be deemed relevant.

     Rules of SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

     - Stabilizing Transactions. The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of shares, so long as stabilizing bids do not exceed a specified maximum.

     - Over-Allotments and Syndicate Covering Transactions. The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

     - Penalty Bids. If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transaction. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

     Neither we nor the underwriters make any representation or prediction as to the effect that the transaction described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

     One or more members of the underwriting selling group may make copies of the preliminary prospectus available over the Internet to customers through its or their Websites. The representatives expect to allocate a limited number of shares to such member or members of the selling group for sale to brokerage account holders.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has acted as a lead or co-manager on numerous filed public offerings of equity securities. Thomas Weisel Partners LLC does not have any direct material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

     Smith, Gambrell & Russell, LLP, Atlanta, Georgia will pass upon the validity of the shares of common stock offered by this prospectus and certain other legal matters. Alston & Bird LLP Atlanta, Georgia, will pass upon certain legal matters for the underwriters.

                                    EXPERTS

     The consolidated financial statements of o2wireless Solutions, Inc. and subsidiaries as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Cellular Technology International, Inc. for the years ended December 31, 1997 and 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Communications Development Systems, Inc. for the period from January 1, 1998 through June 9, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of TWR Group for the period from January 1, 1999 through October 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of TWR Group for the years ended December 31, 1997 and 1998 have been included herein and in the registration statement in reliance upon the report of Jain & Jain, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Communication Consulting Services, Inc. and subsidiary as of December 31, 1999 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules. Items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part thereof. Statements contained in this prospectus as to the contents or provisions of any contract or other document filed as an exhibit referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may obtain information about the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     As a result of this offering, we will have to comply with the full informational requirements of the Securities and Exchange Act of 1934. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
O2WIRELESS SOLUTIONS, INC. (FORMERLY CLEAR HOLDINGS, INC.)
  AND SUBSIDIARIES:
  Independent Auditors' Report..............................   F-3
  Consolidated Balance Sheets as of December 31, 1998 and
     1999, March 31, 2000 (unaudited) and Pro Forma March
     31, 2000 (unaudited)...................................   F-4
  Consolidated Statements of Operations for the Years Ended
     December 31, 1997, 1998 and 1999 and the Three-Month
     Periods Ended March 31, 1999 and 2000 (unaudited)......   F-5
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the Years Ended December 31, 1997, 1998 and 1999
     and the Three-Month Period Ended March 31, 2000
     (unaudited)............................................   F-6
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1997, 1998 and 1999 and the Three-Month
     Periods Ended March 31, 1999 and 2000 (unaudited)......   F-7
  Notes to Consolidated Financial Statements................   F-8

CELLULAR TECHNOLOGY INTERNATIONAL, INC.:
  Independent Auditors' Report..............................  F-28
  Statements of Income for the Years Ended December 31, 1997
     and 1998...............................................  F-29
  Statements of Stockholders' Equity for the Years Ended
     December 31, 1997 and 1998.............................  F-30
  Statements of Cash Flows for the Years Ended December 31,
     1997 and 1998..........................................  F-31
  Notes to Financial Statements.............................  F-32

COMMUNICATIONS DEVELOPMENT SYSTEMS, INC.:
  Independent Auditors' Report..............................  F-35
  Statement of Operations for the Period from January 1,
     1998 through June 9, 1998..............................  F-36
  Statement of Stockholders' Equity for the Period from
     January 1, 1998 through June 9, 1998...................  F-37
  Statement of Cash Flows for the Period from January 1,
     1998 through June 9, 1998..............................  F-38
  Notes to Financial Statements.............................  F-39

TWR GROUP:
  Independent Auditors' Report -- KPMG LLP..................  F-41
  Independent Auditors' Report -- Jain & Jain, P.C..........  F-42
  Combined Statements of Earnings for the Years Ended
     December 31, 1997 and 1998 and for the period from
     January 1, 1999 through October 31, 1999...............  F-43
  Combined Statements of Stockholder's Equity for the Years
     Ended December 31, 1997 and 1998 and for the period
     from January 1, 1999 through October 31, 1999..........  F-44
  Combined Statements of Cash Flows for the Years Ended
     December 31, 1997 and 1998 and for the period from
     January 1, 1999 through October 31, 1999...............  F-45
  Notes to Combined Financial Statements....................  F-46

COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY:
  Independent Auditors' Report..............................  F-49
  Consolidated Balance Sheet as of December 31, 1999........  F-50
  Consolidated Statement of Operations for the Year Ended
     December 31, 1999......................................  F-51
  Consolidated Statement of Stockholders' Deficit for the
     Year Ended December 31, 1999...........................  F-52
  Consolidated Statement of Cash Flows for the Year Ended
     December 31, 1999......................................  F-53
  Notes to Consolidated Financial Statements................  F-54

                                                              PAGE
                                                              ----
        INDEX TO FINANCIAL STATEMENTS -- (CONTINUED)
COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY
  (CONTINUED):
  Consolidated Balance Sheet as of March 31, 2000
     (unaudited)............................................  F-59
  Consolidated Statements of Operations for the Three-Month
     Periods Ended March 31, 1999 and 2000 (unaudited)......  F-60
  Consolidated Statements of Cash Flows for the Three-Month
     Periods Ended March 31, 1999 and 2000 (unaudited)......  F-61
  Notes to Unaudited Consolidated Financial Statements......  F-62

O2WIRELESS SOLUTIONS, INC.:
  Pro Forma Condensed Combined Financial Information:
  Pro Forma Condensed Combined Balance Sheet as of March 31,
     2000 (unaudited).......................................  F-63
  Pro Forma Condensed Combined Statement of Operations for
     the Three-Month Period Ended March 31, 2000
     (unaudited)............................................  F-64
  Pro Forma Condensed Combined Statement of Operations for
     the Year Ended December 31, 1999 (unaudited)...........  F-65

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
o2wireless Solutions, Inc.:

     We have audited the accompanying consolidated balance sheets of o2wireless Solutions, Inc. (formerly Clear Holdings, Inc.) and subsidiaries (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of o2wireless Solutions, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

     As discussed in note 1(j) to the consolidated financial statements, the Company changed its method of accounting for organization costs in 1999.

                                          /s/ KPMG LLP

Atlanta, Georgia
April 14, 2000, except
for note 17, as to which
the date is June 28, 2000

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                    DECEMBER 31,                           PRO FORMA
                                                              -------------------------    MARCH 31,     MARCH 31, 2000
                                                                 1998          1999           2000        (NOTE 1(U))
                                                              -----------   -----------   ------------   --------------
                                                                                          (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents..................................  $   185,548   $   893,342   $  2,010,682    $  2,010,682
 Restricted cash............................................           --     1,615,928             --              --
 Accounts receivable:
   Contract revenues receivable, net of allowance for
     doubtful accounts of $105,770, $872,200 and $872,200 at
     December 31, 1998 and 1999 and March 31, 2000,
     respectively...........................................    4,746,974    19,878,962     23,731,503      23,731,503
   Other receivables........................................       32,565       305,654         46,351          46,351
                                                              -----------   -----------   ------------    ------------
     Total accounts receivable..............................    4,779,539    20,184,616     23,777,854      23,777,854
                                                              -----------   -----------   ------------    ------------
 Costs and estimated earnings in excess of billings on
   uncompleted contracts (note 3)...........................    2,094,943     5,704,100      7,646,356       7,646,356
 Prepaid expenses...........................................      163,645       154,146        496,476         496,476
 Inventories, net of obsolescence reserve of $321,243 at
   December 31, 1999 and March 31, 2000.....................           --     1,081,143      1,007,710       1,007,710
 Deferred income taxes (note 12)............................           --       403,000        401,000         401,000
                                                              -----------   -----------   ------------    ------------
     Total current assets...................................    7,223,675    30,036,275     35,340,078      35,340,078
                                                              -----------   -----------   ------------    ------------
Property and equipment, net of accumulated depreciation of
 $744,462, $1,576,637, and $1,891,188 at December 31, 1998
 and 1999 and March 31, 2000, respectively (notes 4, 6, and
 7).........................................................    2,152,171     5,001,859      4,979,683       4,979,683
Intangible assets, net (note 5).............................    9,542,548    22,529,517     22,016,140      22,016,140
Deferred income taxes (note 12).............................      111,000     1,339,000      1,189,000       1,189,000
Other assets................................................      161,621       566,200        578,701         578,701
                                                              -----------   -----------   ------------    ------------
                                                              $19,191,015   $59,472,851   $ 64,103,602    $ 64,103,602
                                                              ===========   ===========   ============    ============
LIABILITIES, REDEEMABLE PREFERRED STOCK, AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
 Affiliate notes payable, current portion (note 6)..........  $   400,000   $   500,000             --              --
 Current portion of other indebtedness (note 7).............      842,531     1,072,476      1,476,449       1,476,449
 Accounts payable...........................................    3,098,195     9,676,950      9,067,987       9,067,987
 Accrued expenses...........................................      559,282     1,857,329      2,447,408       2,447,408
 Accrued earn-out (note 2(c))...............................           --     4,000,000      4,000,000       4,000,000
 Billings in excess of costs and estimated earnings on
   uncompleted contracts (note 3)...........................      185,202       920,233        665,539         665,539
                                                              -----------   -----------   ------------    ------------
     Total current liabilities..............................    5,085,210    18,026,988     17,657,383      17,657,383
                                                              -----------   -----------   ------------    ------------
Affiliate notes payable, less current portion (note 6)......    1,166,667       766,667             --              --
Other long-term indebtedness, less current portion (note
 7).........................................................    8,984,505    23,692,153     28,839,063      28,839,063
Common stock put warrants for 6,689,973 shares (notes 7(b)
 and 11)....................................................           --     9,031,003     22,711,662              --
                                                              -----------   -----------   ------------    ------------
     Total liabilities......................................   15,236,382    51,516,811     69,208,108      46,496,446
                                                              -----------   -----------   ------------    ------------
Redeemable preferred stock:
 Class A redeemable convertible preferred stock, $.01 par
   value; 100,000 shares authorized; 50,000 shares, 56,817
   shares and 57,669 shares issued and outstanding at
   December 31, 1998 and 1999, and March 31, 2000,
   respectively; redeemable at $100 per share (note 8)......    4,875,046     5,299,903      5,404,642              --
 Series C redeemable convertible preferred stock, no par
   value; 75,000 shares authorized and 30,479 shares and
   30,932 shares issued and outstanding at December 31, 1999
   and March 31, 2000, respectively (note 10)...............           --     3,047,900      3,093,200              --
 Series D senior redeemable preferred stock, no par value;
   100,000 shares authorized and 75,000 shares and 77,062
   shares issued and outstanding at December 31, 1999 and
   March 31, 2000, respectively (note 11)...................           --     2,612,641      2,927,769       2,927,769
                                                              -----------   -----------   ------------    ------------
                                                                4,875,046    10,960,444     11,425,611       2,927,769
                                                              -----------   -----------   ------------    ------------
Stockholders' equity (deficit) -- (notes 14 and 15):
 Serial preferred stock, no par value; 5,000,000 shares
   authorized; no shares issued.............................           --            --             --              --
 Series B convertible preferred stock, $50 par value; 31,000 shares authorized, issued, and outstanding at December
   31, 1998 (note 9)........................................    1,550,000            --             --              --
 Common stock, $.0001 par value; 15,000,000 shares
   authorized; 7,188,700 shares, 7,189,230 shares, and
   7,189,230 shares issued and outstanding at December 31,
   1998 and 1999 and March 31, 2000, respectively;
   100,000,000 shares authorized; 15,754,865 shares issued
   and outstanding pro forma................................          271           271            719           1,575
 Additional paid-in capital.................................    3,477,487     3,260,951      2,794,841      34,003,489
 Accumulated deficit........................................   (5,948,171)   (6,265,626)   (19,325,677)    (19,325,677)
                                                              -----------   -----------   ------------    ------------
     Total stockholders' deficit............................     (920,413)   (3,004,404)   (16,530,117)     14,679,387
Commitments and contingencies (notes 2, 8, 10, 11, and 13)
                                                              -----------   -----------   ------------    ------------
                                                              $19,191,015   $59,472,851   $ 64,103,602    $ 64,103,602
                                                              ===========   ===========   ============    ============


          See accompanying notes to consolidated financial statements.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                  THREE-MONTH
                                                                                                 PERIODS ENDED
                                                       YEARS ENDED DECEMBER 31,                    MARCH 31,
                                                ---------------------------------------   ---------------------------
                                                   1997          1998          1999           1999           2000
                                                -----------   -----------   -----------   ------------   ------------
                                                                                                  (UNAUDITED)
Revenues                                        $ 6,003,086   $24,485,078   $48,630,800   $  5,458,790   $ 26,512,250
                                                -----------   -----------   -----------   ------------   ------------
Operating expenses:
  Cost of revenues............................    5,078,466    19,722,764    35,918,902      4,453,634     18,597,975
  Selling, general, and administrative
    expenses..................................    2,092,207     4,835,345     9,517,092      1,880,784      4,747,913
  Depreciation and amortization...............      192,397     1,398,039     2,120,207        424,977        922,821
                                                -----------   -----------   -----------   ------------   ------------
      Operating (loss) income.................   (1,359,984)   (1,471,070)    1,074,599     (1,300,605)     2,243,541
Other income (expense):
  Interest income.............................        6,538        15,496        19,571            846         32,033
  Interest expense............................     (243,149)     (902,576)   (2,342,808)      (306,897)    (1,124,914)
  Increase in fair value of common stock put
    warrants..................................      --            --            --             --         (13,680,659)
  Other.......................................       91,098       --             82,339         12,697          1,606
                                                -----------   -----------   -----------   ------------   ------------
      Loss before income taxes, extraordinary
        item, and cumulative effect of change
        in accounting principle...............   (1,505,497)   (2,358,150)   (1,166,299)    (1,593,959)   (12,528,393)
Income tax (benefit) expense (note 12)........     (145,054)       44,941    (1,225,942)            --        531,658
                                                -----------   -----------   -----------   ------------   ------------
      (Loss) income before extraordinary item
        and cumulative effect of change in
        accounting principle..................   (1,360,443)   (2,403,091)       59,643     (1,593,959)   (13,060,051)
Extraordinary item -- loss on extinguishment
  of indebtedness, net of income tax benefit
  of $170,619 (notes 7 and 12)................      --            --           (255,918)       --             --
                                                -----------   -----------   -----------   ------------   ------------
      Loss before cumulative effect of change
        in accounting principle...............   (1,360,443)   (2,403,091)     (196,275)    (1,593,959)   (13,060,051)
Cumulative effect of changing from deferral of
  organization costs to expensing costs as
  incurred (note 1(j))........................      --            --           (121,180)      (121,180)       --
                                                -----------   -----------   -----------   ------------   ------------
      Net loss................................   (1,360,443)   (2,403,091)     (317,455)    (1,715,139)  $(13,060,051)
Preferred stock dividends and accretion of
  discount on redeemable preferred stock......       (8,993)     (413,157)     (632,234)       (80,025)      (465,662)
                                                -----------   -----------   -----------   ------------   ------------
      Net loss applicable to common
        stockholders..........................  $(1,369,436)  $(2,816,248)  $  (949,689)  $ (1,795,164)  $(13,525,713)
                                                ===========   ===========   ===========   ============   ============
Net loss per common share (note 1(n)):
  Basic and diluted:
    Loss per share before extraordinary item
      and accounting change...................  $     (0.22)  $     (0.40)        (0.08)         (0.23)         (1.88)
    Effect of extraordinary item..............      --            --              (0.03)       --             --
    Effect of accounting change...............      --            --              (0.02)         (0.02)       --
                                                -----------   -----------   -----------   ------------   ------------
    Basic and diluted loss per common share...  $     (0.22)  $     (0.40)  $     (0.13)  $      (0.25)  $      (1.88)
                                                ===========   ===========   ===========   ============   ============
Weighted-average common shares outstanding
  (note 1(n)):
  Basic and diluted...........................    6,328,778     7,107,968     7,188,700      7,188,700      7,189,230
                                                ===========   ===========   ===========   ============   ============

          See accompanying notes to consolidated financial statements.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999
            AND THREE-MONTH PERIOD ENDED MARCH 31, 2000 (UNAUDITED)

                                                  SERIES B                                                           TOTAL
                                                 CONVERTIBLE      COMMON STOCK      ADDITIONAL                   STOCKHOLDERS'
                                                  PREFERRED    ------------------    PAID-IN     ACCUMULATED         EQUITY
                                                    STOCK       SHARES     AMOUNT    CAPITAL       DEFICIT         (DEFICIT)
                                                 -----------   ---------   ------   ----------   ------------   ----------------
Balance at December 31, 1996...................  $   --        2,352,941    $235    $  577,585   $ (2,184,637)    $ (1,606,817)
Conversion of stockholder notes payable........      --           --        --       1,628,753        --             1,628,753
Purchase of ISDC (note 2(a))...................      --          306,572      31     1,398,550        --             1,398,581
Accretion of discount on Class A redeemable
  convertible preferred stock..................      --           --        --          (8,993)       --                (8,993)
Net loss.......................................      --           --        --          --         (1,360,443)      (1,360,443)
                                                 ----------    ---------    ----    ----------   ------------     ------------
Balance at December 31, 1997...................      --        2,659,513     266     3,595,895     (3,545,080)          51,081
Purchase of Comdev (note 2(b)).................   1,550,000       --        --          --            --             1,550,000
Conversion of stockholder notes payable (note
  6)...........................................      --           53,204       5       294,749        --               294,754
Class A redeemable convertible preferred stock
  dividend (note 8)............................      --           --        --        (335,000)       --              (335,000)
Accretion of discount on Class A redeemable
  convertible preferred stock..................      --           --        --         (78,157)       --               (78,157)
Net loss.......................................      --           --        --          --         (2,403,091)      (2,403,091)
                                                 ----------    ---------    ----    ----------   ------------     ------------
Balance at December 31, 1998...................   1,550,000    2,712,717     271     3,477,487     (5,948,171)        (920,413)
Exercise of employee stock options.............      --              200    --             602        --                   602
Class A redeemable convertible preferred stock
  dividend (note 8)............................      --           --        --        (346,841)       --              (346,841)
Conversion of Series B convertible preferred
  stock to notes payable (note 9)..............  (1,550,000)      --        --          --            --            (1,550,000)
Series C convertible preferred stock dividend
  (note 10)....................................      --           --        --         (88,035)       --               (88,035)
Accretion of discount on Class A redeemable
  preferred stock..............................      --           --        --         (78,157)       --               (78,157)
Accretion of discount on Series D redeemable
  preferred stock..............................      --           --        --        (119,201)       --              (119,201)
Issuance of warrants for loan guarantees (note
  15)..........................................      --           --        --         415,096        --               415,096
Net loss.......................................      --           --        --          --           (317,455)        (317,455)
                                                 ----------    ---------    ----    ----------   ------------     ------------
Balance at December 31, 1999...................      --        2,712,917     271     3,260,951     (6,265,626)      (3,004,404)
Class A redeemable convertible preferred stock
  dividend (unaudited).........................      --           --        --         (85,226)       --               (85,226)
Series C convertible preferred stock dividend
  (unaudited)..................................      --           --        --         (45,719)       --               (45,719)
Series D redeemable preferred stock dividend
  (unaudited)..................................      --           --        --        (206,250)       --              (206,250)
Accretion of discount on Class A redeemable
  preferred stock (unaudited)..................      --           --        --         (19,539)       --               (19,539)
Accretion of discount on Series D redeemable
  preferred stock (unaudited)..................      --           --        --        (108,928)       --              (108,928)
Net loss (unaudited)...........................      --           --        --          --        (13,060,051)     (13,060,051)
2.65 for 1 stock split subsequent to March 31,
  2000 (note 17)...............................          --    4,476,313     448          (448)            --               --
                                                 ----------    ---------    ----    ----------   ------------     ------------
Balance at March 31, 2000 (unaudited)..........  $   --        7,189,230    $719    $2,794,841   $(19,325,677)    $(16,530,117)
                                                 ==========    =========    ====    ==========   ============     ============

          See accompanying notes to consolidated financial statements.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                        THREE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,                   MARCH 31,
                                                          ---------------------------------------   --------------------------
                                                             1997          1998          1999          1999           2000
                                                          -----------   -----------   -----------   -----------   ------------
                                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................................  $(1,360,443)  $(2,403,091)  $  (317,455)  $(1,715,139)  $(13,060,051)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.......................      192,397     1,398,039     2,120,207       424,977        922,821
    Gain on fixed asset disposals.......................      --             (1,683)      --            --             --
    Accretion of loan discount..........................      --            --             93,917       --             160,027
    Increase in fair value of common stock put
      warrants..........................................      --            --            --            --          13,680,659
    Deferred income tax benefit.........................     (111,614)      --         (1,238,767)       21,000        152,000
    Extraordinary loss -- write-off of loan costs.......      --            --            255,918       --             --
    Write off of organization costs.....................      --            --            121,180       121,180        --
    Changes in operating assets and liabilities:
      Accounts receivable...............................     (749,900)   (1,077,268)   (9,852,515)    1,314,984     (3,593,238)
      Costs and estimated earnings in excess of billings
        on uncompleted contracts........................      695,590      (961,771)   (3,015,626)     (657,960)    (1,942,256)
      Inventories.......................................      --            --             21,070       (25,732)        73,433
      Prepaid expenses..................................      117,964       (26,481)      (91,616)      102,703       (342,330)
      Organization costs................................      (25,160)     (130,271)      --            --             --
      Other assets......................................      (98,679)      (53,553)      (64,345)     (345,082)       (12,501)
      Accounts payable..................................      739,606     1,175,321     4,490,144    (1,103,987)      (608,963)
      Accrued expenses..................................     (408,280)     (338,739)      111,757      (253,374)       590,079
      Billings in excess of costs and estimated earnings
        on uncompleted contracts........................      939,848      (932,068)      715,231       945,855       (254,694)
                                                          -----------   -----------   -----------   -----------   ------------
        Net cash used in operating activities...........      (68,671)   (3,351,565)   (8,266,828)   (1,170,575)    (4,235,014)
                                                          -----------   -----------   -----------   -----------   ------------
Cash flows used in investing activities:
  Purchases of property and equipment...................      (87,379)     (464,978)   (1,469,329)     (199,863)      (292,375)
  Proceeds on fixed asset disposals.....................      --             19,914       --            --             --
  Acquisition of Minerich and ISDC, net of $411,395 cash
    acquired............................................   (4,315,410)     (104,602)      --            --             --
  Acquisition of Comdev, net of $291,945 cash
    acquired............................................      --         (3,365,438)      --            --             --
  Acquisition of Cell Tech, net of $709,862 cash
    acquired............................................      --            --           (974,686)     (974,686)       --
  Acquisition of TWR Group, net of $1,353,533 cash
    acquired............................................      --            --         (8,735,288)      --             (94,893)
  Purchase of MTG, net of $144,410 cash acquired........      --            --           (124,317)      --             --
                                                          -----------   -----------   -----------   -----------   ------------
        Net cash used in investing activities...........   (4,402,789)   (3,915,104)  (11,303,620)   (1,174,549)      (387,268)
                                                          -----------   -----------   -----------   -----------   ------------
Cash flows from financing activities:
  Restricted cash held in escrow........................      --            --         (1,615,928)      --           1,615,928
  Issuance of Class A redeemable convertible preferred
    stock...............................................    4,452,896       --            --            --             --
  Repayment of notes payable converted from Series B
    preferred stock.....................................      --            --         (1,550,000)      --             --
  Issuance of Series C convertible preferred stock......      --            --          2,960,700       --             --
  Issuance of Series D senior redeemable preferred stock
    and warrants........................................      --            --          7,197,316       --             --
  Preferred stock dividends.............................      --            --               (976)      --                (495)
  Exercise of stock options.............................      --            --                602       --             --
  Proceeds from (repayment of) various notes payable,
    net.................................................      609,678    (2,603,121)   (4,433,558)    1,006,491     (1,296,585)
  Proceeds from (repayment of) Fleet Facility, net......      --          9,262,500    (9,262,500)      --             --
  Proceeds from borrowings under Wachovia Facility......      --            --         15,169,966     1,000,000      5,420,774
  Issuance of Tranche A notes and warrants..............      --            --         13,000,000       --             --
  Payment of loan costs for refinancing.................      --            --         (2,803,308)      --             --
                                                          -----------   -----------   -----------   -----------   ------------
        Net cash provided by financing activities.......    5,062,574     6,659,379    20,278,242     2,006,491      5,739,622
                                                          -----------   -----------   -----------   -----------   ------------
        Net increase (decrease) in cash and cash
          equivalents...................................      591,114      (607,290)      707,794      (338,633)     1,117,340
Cash and cash equivalents at beginning of period........      201,724       792,838       185,548       185,548        893,342
                                                          -----------   -----------   -----------   -----------   ------------
Cash and cash equivalents at end of period..............  $   792,838   $   185,548   $   893,342   $  (153,085)  $  2,010,682
                                                          ===========   ===========   ===========   ===========   ============
Supplemental disclosure of cash flow information -- cash
  paid during the period for interest...................  $   216,328   $   716,993   $ 2,066,292   $   362,542   $  1,051,754
                                                          ===========   ===========   ===========   ===========   ============
Noncash investing and financing activities:
  Conversion of stockholder notes to additional paid-in
    capital.............................................  $   --        $   294,754   $   --        $   --             --
                                                          ===========   ===========   ===========   ===========   ============
  Conversion of Series B preferred stock to notes
    payable.............................................  $   --        $   --        $ 1,550,000   $   --        $    --
                                                          ===========   ===========   ===========   ===========   ============


          See accompanying notes to consolidated financial statements.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION WITH RESPECT TO MARCH 31, 2000 AND THE THREE-MONTH PERIODS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED.)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

(A) ORGANIZATION AND BASIS OF PRESENTATION

     o2wireless Solutions, Inc. (formerly Clear Holdings, Inc.) -- (the "Company") is headquartered in Atlanta, Georgia. On November 12, 1997, Clear Communications Group, Inc. was merged into American Communications Group, Inc. ("ACCI"), an affiliated company under common control, and ACCI changed its name to Clear Communications Group, Inc. ("Clear Group"). The combination of these entities was accounted for as a transaction between entities under common control using historical costs in a manner similar to a pooling of interests.

     On November 20, 1997, Clear Group acquired all of the outstanding stock of ISDC, Inc. ("ISDC") in a purchase transaction, and substantially all the assets and liabilities of the construction division of Minerich, Inc. ("Minerich").

     On June 9, 1998, Clear Group acquired all of the outstanding stock of Communications Development Systems, Inc. ("Comdev") in a purchase transaction.

     On July 10, 1998, Clear Group became a wholly owned subsidiary of Clear Holdings, Inc., a newly formed company, pursuant to a one-for-one exchange of shares of Company common stock for each of the outstanding shares of Clear Group's common stock. The combination of these entities was accounted for as a transaction between entities under common control using historical costs in a manner similar to a pooling of interests.

     On January 15, 1999, the Company acquired all of the outstanding stock of Cellular Technology International, Inc. ("Cell Tech") in a purchase transaction.

     On November 1, 1999, the Company acquired all of the outstanding stock of TWR Telecom, Inc. ("TTI"), and its subsidiaries, and Specialty Drilling, Inc. ("SDI"), collectively ("TWR Group"), in a purchase transaction. Also on this date, the Company purchased substantially all of the assets and liabilities of McKenzie Telecommunications Group, Inc. ("MTG").

     In May 2000, Clear Holdings, Inc. changed its name to o2wireless Solutions, Inc.

     The financial information as of March 31, 2000 and for the three-month periods ended March 31, 1999 and 2000 is unaudited. In the opinion of management, these unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the interim periods presented. Interim operating results are not necessarily indicative of operating results for the entire year.

(B) DESCRIPTION OF BUSINESS

     The Company provides comprehensive integrated network solutions to all sectors of the global wireless telecommunications industry that enables its customers to plan, design, deploy, and maintain their wireless networks. It also offers business planning and consulting services to wireless telecommunications industry participants.

(C) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of o2wireless Solutions, Inc. and its wholly owned subsidiaries, ISDC, Clear Group, Comdev, Cell Tech, TWR Telecom, Inc., and Specialty Drilling, Inc. from the respective dates of acquisition. All significant intercompany balances and transactions have been eliminated in consolidation.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES -- (CONTINUED)
(D) CONTRACT REVENUE AND COST RECOGNITION

     Revenue on time and materials contracts is recognized as services are rendered.

     Revenue on fixed price contracts is recognized on the percentage-of-completion method based on the ratio of costs incurred to date to estimated total costs to complete the contracts. These estimates are reviewed on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to the results of operations relating to these revisions are reflected in the period of revision. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Costs and estimated earnings in excess of billings on uncompleted contracts represents revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represents billings in excess of revenues recognized.

(E) CASH EQUIVALENTS

     The Company considers all highly liquid financial instruments with original maturities of three months or less to be cash equivalents.

(F) INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the average cost method for all inventories. The inventories are primarily composed of raw materials for use in the manufacture of tower lighting systems.

(G) PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Significant additions which extend lives are capitalized. Normal maintenance and repair costs are expensed as incurred.

(H) GOODWILL

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over 10 years, the expected period of benefit. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

(I) OTHER INTANGIBLE ASSETS

     Other intangible assets represent organization costs and wireless tower design rights, which are amortized on a straight-line basis primarily over five years, and loan financing costs, which are amortized over the terms of the related debt agreements as an adjustment to interest cost.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES -- (CONTINUED)
(J) ORGANIZATION COSTS

     Effective January 1, 1999, the Company adopted the American Institute of Certified Public Accountants Statement of Position 98-5, Reporting on the Costs of Start-up Activities ("SOP 98-5"), which requires that start-up costs be expensed as incurred.

     Adoption of SOP 98-5 required the write-off of $121,180 related to previously capitalized and unamortized organization costs.

(K) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(L) INCOME TAXES

     The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(M) STOCK OPTION PLANS

     The Company accounts for its stock option plans in accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). SFAS No. 123 encourages companies to recognize as expense over the vesting period the fair value of all stock-based awards on the grant date. Alternatively, SFAS No. 123 allows entities to apply the provisions of Accounting Principles Board Opinion No. 25 Accounting for Stock Issued to Employees, ("APB No. 25") and provide pro forma net earnings and pro forma earnings per share disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. In accordance with APB No. 25, and related interpretations, compensation expense is recorded only to the extent that the market price of the underlying stock at the date of grant exceeds the exercise price. The Company has elected to apply the provisions of APB No. 25 and provide the pro forma disclosures required by SFAS No. 123.

(N) EARNINGS (LOSS) PER SHARE

     The Company calculates earnings (loss) per share in accordance with SFAS No. 128, Earnings Per Share. Under SFAS No. 128, basic earnings (loss) per share is determined by dividing net earnings (loss) applicable to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings (loss) per share reflects the effects of potentially dilutive securities and other common stock equivalents. Due to losses applicable to common

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES -- (CONTINUED) stockholders, potentially dilutive securities and other common stock equivalents are not included in the computation of diluted per share amounts as the effects would be anti-dilutive. Potential shares of common stock excluded from the computation of diluted per share amounts because their effects would be anti-dilutive approximated 4,454,000, 4,656,000, 17,452,000, 6,576,000 and
17,670,000 for the years ended December 31, 1997, 1998, and 1999 and the three-month periods ended March 31, 1999 and 2000, respectively.

(O) COMMON STOCK PUT WARRANTS

     Common stock put warrants issued by the Company allow the holders to sell back to the Company at fair value any stock purchased under the warrants at various dates in accordance with the respective agreements. Accordingly, the warrants are considered liabilities and are recorded at fair value in the accompanying consolidated balance sheets. The fair value of the warrants was determined using the Black-Scholes pricing model. Any changes in fair value during the period are recorded as components of the results of operations.

(P) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(Q) COMPREHENSIVE INCOME

     On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income or loss and its components in a full set of financial statements. Comprehensive income or loss consists of net income or loss and all other gains and losses that are excluded from net income by current accounting standards, and is presented in the statement of stockholders' equity. SFAS No. 130 requires only additional disclosures in the financial statements and does not affect the Company's financial position or results of operations. The Company has no "other" comprehensive income or loss to report for the years ended December 31, 1997, 1998, or 1999.

(R) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires that fair values be disclosed for the Company's financial instruments. The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses, approximate fair value due to the short-term nature of these instruments. The carrying amounts reported for the Company's line of credit and notes payable to banks approximate their fair value because the underlying instruments earn interest at rates and terms comparable to current terms offered to the Company for instruments of similar risk. The fair values of affiliate notes payable and senior subordinated notes payable are not estimable due to their related party nature.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES -- (CONTINUED)
(S) SEGMENT REPORTING

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. The Company operates and manages its business as a single segment.

(T) NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, which postpones the mandatory adoption date of SFAS No. 133 by the Company until January 1, 2001.

     SFAS No. 133 requires that all derivatives be recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, SFAS No. 133 requires that the Company designate the derivative as (i) a fair value hedge, (ii) a cash flow hedge, (iii) a foreign currency hedge, (iv) a net investment in a foreign operation, or (v) a trading instrument. The Company has entered into an interest rate swap agreement which it classifies as a cash flow hedge. The Company does not have any other derivative instruments and does not expect that its adoption of SFAS No. 133 on January 1, 2001 will have a significant effect on its consolidated financial position or results of operations.

     In March 2000, the FASB issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation ("FIN No. 44"). FIN No. 44 clarifies the application of APB No. 25, Accounting for Stock Issued to Employees, to certain areas of stock based compensation. Among other issues, FIN No. 44 clarifies the accounting consequences of a modification to the terms of a fixed stock option award. FIN No. 44 is effective July 1, 2000 but covers specific events, such as option repricing, which occurred after either December 15, 1998 or January 12, 2000.

     During 1999, the Company repriced certain employee incentive stock options. If these options are still outstanding as of July 1, 2000, such options will be subject to variable accounting treatment, with any excess of the market value of the shares underlying the options over the exercise price of the options reflected as compensation expense in the statement of operations. The Company expects that most or all of these repriced options will be exercised before July 1, 2000, and consequently will not require accounting as modified options under FIN No. 44.


(U) PRO FORMA INFORMATION (UNAUDITED)



     The pro forma March 31, 2000 (unaudited) information assumes the Class A redeemable convertible preferred stock and the Series C redeemable convertible preferred stock convert automatically into 8,565,444 shares of common stock and the put provisions of the common stock put warrants expire upon completion of an initial public offering of the Company's common stock on March 31, 2000, resulting in a net increase in stockholders' equity of $14,213,820.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES -- (CONTINUED)
(V) RECLASSIFICATIONS

     Certain amounts in the 1997 and 1998 consolidated financial statements have been reclassified to conform with the presentation adopted in 1999.

2.  ACQUISITIONS

     (a) On November 20, 1997, Clear Group issued 812,416 shares of its common stock at a price of $1.722 (the original conversion price of the Class A Stock) for a purchase price of $1,398,581 in exchange for all of the outstanding shares of ISDC. The Company also incurred $96,626 in acquisition costs. ISDC, located in Frederick, Maryland, provides engineering, project management, and construction services for wireless communications site development. The excess of purchase price over the fair value of the net assets acquired was $1,630,618 and has been recorded as goodwill. Pursuant to the merger agreement, notes payable totaling $618,848 at November 20, 1997 assumed from ISDC in connection with the purchase were satisfied in full on September 15, 1998.

     Also on November 20, 1997, Clear Group acquired substantially all the assets and liabilities of Minerich for a total purchase price of $6,734,781. The purchase price consisted of $4,657,673 in cash, a $2,000,000 note payable to Minerich, Inc. (note 6) and $77,108 in acquisition costs. Minerich, located in Richmond, Kentucky, provides engineering, project management, and construction services for wireless communications site development. The assets acquired included wireless tower design rights valued at $750,000. The excess of purchase price over the fair value of the net assets acquired was $2,614,446 and has been recorded as goodwill.

     The acquisitions of ISDC and Minerich have been accounted for under the purchase method of accounting and, accordingly, the results of operations were recorded from the date of acquisition. The fair values of the assets purchased and the liabilities assumed by Clear Group are set forth below:

Current assets..............................................  $ 4,157,607
Property and equipment......................................    1,968,352
Intangibles.................................................      750,000
Goodwill....................................................    4,245,064
Liabilities assumed.........................................   (2,891,035)
                                                              -----------
Purchase price of ISDC and Minerich.........................  $ 8,229,988
                                                              ===========

     (b) On June 9, 1998, the Company purchased all of the issued and outstanding shares of Comdev for a total purchase price of $5,207,383. The purchase price consisted of $3,510,000 in cash, $1,550,000 in Series B convertible preferred stock (note 9) and $147,383 in acquisition costs. Comdev, located in West Caldwell, New Jersey, provides project management and construction services for wireless communications site development. The excess of purchase price over the fair value of the net assets acquired was $4,879,650 and has been recorded as goodwill.

     The acquisition has been accounted for under the purchase method of accounting and, accordingly, the results of operations were recorded from the date of acquisition.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

2.  ACQUISITIONS -- (CONTINUED)
     The fair values of the assets purchased and the liabilities assumed by the Company are set forth below:

Current assets..............................................  $  962,786
Property and equipment......................................     119,930
Goodwill....................................................   4,879,650
Liabilities assumed.........................................    (754,983)
                                                              ----------
Purchase price of Comdev....................................  $5,207,383
                                                              ==========

     (c) On January 15, 1999, the Company purchased all of the issued and outstanding shares of Cell Tech, a Charlotte, North Carolina based company, for a total initial purchase price of $1,684,548. The initial purchase price consisted of $1,386,000 in cash and $298,548 of acquisition costs. An earn-out payment of up to $5,000,000, subject to certain adjustments as defined in the purchase agreement, is required. The form of the earn-out payment may be in publicly traded equity securities of the Company if the Company has registered any class of its securities under the Securities Exchange Act of 1934 ("a Going Public Event"); or cash payments of up to $500,000 with any excess to be paid in the form of a promissory note. The Company has accrued an additional $4,000,000 of goodwill for this earn-out payment as of December 31, 1999, based on management's estimate of the amount to be paid. Any future earn-out payment will be recorded as additional goodwill and amortized over the remaining life.

     The acquisition has been accounted for under the purchase method of accounting and, accordingly, the results of operations have been included since January 1, 1999.

     The fair values of the assets purchased and the liabilities assumed by the Company are set forth below:

Current assets..............................................  $2,213,251
Property and equipment......................................      44,881
Initial goodwill............................................     176,512
Liabilities assumed.........................................    (750,096)
                                                              ----------
Initial purchase price of Cell Tech.........................  $1,684,548
                                                              ==========

     (d) On November 1, 1999, the Company purchased all of the issued and outstanding shares of TWR Group, a Houston, a group of Texas based companies, for an initial purchase price of $10,088,821. The initial purchase price consisted of $9,907,829 in cash and $180,992 of acquisition costs. An earn-out payment of up to $3,300,000 may be required based on the excess of EBITDA of the TWR Group, over $3,500,000, if any, for the fiscal year ended December 31, 1999. The Company continues to negotiate with the seller and is currently unable to estimate the amount of earn-out, if any, that will be paid.

     An additional payment of up to $2,300,000 is payable on January 1, 2001, subject to a right to offset by the Company in the event of any indemnification claims allowed under the purchase agreement. Any such amount shall be paid one-third in cash and two-thirds in publicly traded equity securities of the Company if the Company has a "Going Public Event". In the event no Going Public Event has occurred, the payment shall be in secured subordinated convertible promissory notes.

     The acquisition has been accounted for under the purchase method of accounting and, accordingly, the results of operations have been included since November 1, 1999.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

2.  ACQUISITIONS -- (CONTINUED)
     All future earn-out and additional payments, if any, will be recorded as additional goodwill and amortized over the remaining life.

     The purchase price was allocated to the assets purchased and the liabilities assumed based upon the fair values determined by the Company as set forth below:

Current assets..............................................  $ 7,262,993
Property and equipment......................................    2,157,105
Initial goodwill............................................    6,286,009
Liabilities assumed.........................................   (5,617,286)
                                                              -----------
Purchase price of TWR Group.................................  $10,088,821
                                                              ===========

     (e) Also on November 1, 1999, the Company purchased substantially all of the assets and liabilities of MTG, a Phoenix, Arizona company, for an initial purchase price of $268,727. The initial purchase price consisted of $200,000 in cash, and $68,727 of acquisition costs. An earn-out payment based on the excess of fiscal year 2000 EBITDA over a predetermined amount is payable the first year following closing. The earn-out is payable in publicly traded equity securities of the Company or, in the event no Going Public Event has occurred, in common stock of the Company or by issuance of an unsecured subordinated promissory note at the election of the Company.

     The acquisition has been accounted for under the purchase method of accounting and, accordingly, the results of operations have been included since November 1, 1999.

     Any future payments will be recorded as additional goodwill and amortized over the remaining life.

     The purchase price was allocated to the assets purchased and the liabilities assumed based upon the fair values determined by the Company as set forth below:

Current assets..............................................  $   440,600
Property and equipment......................................       10,548
Initial goodwill............................................    1,556,889
Liabilities assumed.........................................   (1,739,310)
                                                              -----------
Purchase price of MTG.......................................  $   268,727
                                                              ===========

     (f) Unaudited pro forma results of operations (in thousands, except per share data) for the years ended December 31, 1998 and 1999, assuming the 1998 and 1999 acquisitions occurred as of January 1, 1998 are as follows:


                                                               1998      1999
                                                              -------   -------
Revenues....................................................  $59,522   $70,238
Loss before extraordinary item and cumulative effect of
  change in accounting principle applicable to common
  stockholders..............................................   (4,700)   (2,669)
Net loss applicable to common stockholders..................   (4,700)   (3,046)
Net loss per share applicable to common stockholders........  $ (0.72)  $ (0.42)
                                                              =======   =======

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

3.  CONTRACTS IN PROGRESS

     The Company's costs, earnings, and billings on uncompleted contracts at December 31, 1998 and 1999 are as follows:

                                                                 1998           1999
                                                              -----------   ------------
Costs incurred on uncompleted contracts.....................  $ 7,528,412   $ 21,806,333
Estimated earnings..........................................    2,967,286      6,030,488
Less billings to date.......................................   (8,585,957)   (23,052,954)
                                                              -----------   ------------
     Total..................................................  $ 1,909,741   $  4,783,867
                                                              ===========   ============
Included in the accompanying balance sheets:
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................  $ 2,094,943   $  5,704,100
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     (185,202)      (920,233)
                                                              -----------   ------------
     Total..................................................  $ 1,909,741   $  4,783,867
                                                              ===========   ============

4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1998 and 1999:

                                                          ESTIMATED
                                                         USEFUL LIVES
                                                           IN YEARS        1998         1999
                                                         ------------   ----------   -----------
Land...................................................      --         $   55,100   $   117,100
Buildings..............................................      40            319,814       634,541
Leasehold improvements.................................    4 - 5            15,542       110,316
Vehicles...............................................    3 - 7         1,211,648     2,434,458
Furniture, fixtures, and equipment.....................    3 - 10        1,294,529     3,282,081
                                                                        ----------   -----------
  Total property and equipment.........................                  2,896,633     6,578,496
Less accumulated depreciation..........................                   (744,462)   (1,576,637)
                                                                        ----------   -----------
  Net property and equipment...........................                 $2,152,171   $ 5,001,859
                                                                        ==========   ===========

5.  INTANGIBLE ASSETS

     Intangible assets at December 31, 1998 and 1999 consist of the following:

                                                          ESTIMATED
                                                         USEFUL LIVES
                                                           IN YEARS        1998         1999
                                                         ------------   ----------   -----------
Goodwill, net of accumulated amortization of $703,863
  and $1,769,506 for 1998 and 1999, respectively.......     10          $8,420,851   $19,374,618
Tower design rights, net of accumulated amortization of
  $176,020 and $312,500 for 1998 and 1999,
  respectively.........................................      5             573,980       437,500
Organization costs, net of accumulated amortization of
  $34,251 for 1998.....................................      5             121,180       --
Loan costs, net of accumulated amortization of $60,963
  and $85,909 for 1998 and 1999, respectively..........    5 - 6           426,537     2,717,399
                                                                        ----------   -----------
                                                                        $9,542,548   $22,529,517
                                                                        ==========   ===========

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

6.  AFFILIATE NOTES PAYABLE

     Affiliate notes payable consist of the following at December 31, 1998 and 1999:

                                                                 1998         1999
                                                              ----------   ----------
Note payable to Minerich, Inc., resulting from the
  acquisition of Minerich (note 2). The note, which bears
  interest at the prime rate (8.25% at December 31, 1999),
  is payable in 60 monthly principal payments of $33,333
  plus interest, beginning on January 1, 1998. Principal and interest due under the note may be reduced or deferred for certain tax obligations of Minerich paid by the Company
  pursuant to the Minerich purchase agreement. The note is
  secured by certain equipment purchased from Minerich......  $1,566,667   $1,266,667
Less current portion........................................     400,000      500,000
                                                              ----------   ----------
  Total noncurrent portion..................................  $1,166,667   $  766,667
                                                              ==========   ==========

     Required principal repayments on the affiliate notes payable are as follows:

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................  $  500,000
2001........................................................     400,000
2002........................................................     366,667
                                                              ----------
                                                              $1,266,667
                                                              ==========

     On August 28, 1998, a $125,747 note payable to RJB Management Company, Inc., an affiliated company, and three notes totaling $493,101 payable to former ISDC stockholders were retired through the execution of individual Satisfaction and Release Agreements (the "Agreements") and converted to cash and common stock in the Company. The balances of the notes payable to the affiliated company and the three stockholders at conversion were $101,371 and $399,679, respectively. A cash payment of $101,371 was made to RJB Management Company, Inc. to repay this indebtedness. A cash payment of $104,925 was made and 140,991 shares of $.0001 par value common stock valued at $294,754 were issued to the three stockholders under the terms of their Agreements.

7.  OTHER LONG-TERM INDEBTEDNESS

     The Company's long-term indebtedness at December 31, 1998 and 1999 is comprised of the following:

                                                                 1998         1999
                                                              ----------   -----------
Bank revolving lines of credit..............................  $9,750,000   $ 4,742,367
Bank term loan..............................................      --        10,500,000
Senior subordinated notes, net of discount of $4,233,210....      --         8,766,790
Notes payable on vehicle and equipment purchases............      77,036       755,472
                                                              ----------   -----------
  Total long-term debt......................................   9,827,036    24,764,629
Less current portion of long-term debt......................    (842,531)   (1,072,476)
                                                              ----------   -----------
  Long-term indebtedness....................................  $8,984,505   $23,692,153
                                                              ==========   ===========

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

7.  OTHER LONG-TERM INDEBTEDNESS -- (CONTINUED)
(A) BANK CREDIT FACILITIES

     On November 1, 1999, the Company completed a refinancing of its credit facilities and replaced its previous $25 million facility from Fleet National Bank (the "Fleet Facility") with a $25 million facility from Wachovia Bank N.A. (the "Wachovia Facility"). The Fleet Facility was composed of a $10 million revolving working capital facility and a $15 million build-to-suit facility with interest rates based on the greater of the prime rate, the federal funds rate, or LIBOR, plus an applicable margin ranging from 1.25% to 3.75% depending on certain financial ratios, as defined. The outstanding balance at December 31, 1998 under the Fleet Facility was $9,750,000. The weighted-average interest rate was 9.7% at December 31, 1998. A loss of $426,537 was realized in 1999 upon extinguishment of this indebtedness.

     The Wachovia Facility is composed of the following: (a) a $10,500,000 term loan; (b) an $11,500,000 revolving working capital facility; and (c) a $3,000,000 acquisition loan facility. The term loan is repayable over 57 installments with any remaining unpaid principal or interest due on the final installment. At December 31, 1999, $4,742,367 was outstanding under the revolving working capital facility. All loans are payable in full on November 1, 2004. The terms of the credit agreement require specified levels of profitability and debt-to-net worth ratios. In addition, the covenants limit the Company's ability to sell its assets or merge with or acquire other businesses. The covenants also limit capital expenditures and prohibit the Company from paying dividends on its common stock or incurring additional indebtedness. As of December 31, 1999, the interest rate for the loans was based on LIBOR plus a margin of 3%. The weighted average interest rate at December 31, 1999 was 8.82%.

(B) SENIOR SUBORDINATED NOTES

     On November 1, 1999, the Company executed an agreement with American Capital Strategies, Ltd. ("ACS") to issue up to $17,500,000 in senior subordinated notes, designated as $13,000,000 Tranche A notes (the "Notes") and $4,500,000 Tranche B notes. The Company issued $13,000,000 of Tranche A notes at closing. All Notes bear interest at a fixed rate of 12.75% per annum and require compliance with certain financial covenants. Repayment of principal commences on December 1, 2004 at $1,083,333 per month with payment in full for all outstanding principal and interest due on October 31, 2005.

     In connection with the issuance of the Tranche A notes, ACS received warrants to purchase 2,736,821 shares of common stock (the "Warrants") with an exercise price of $.0038. The Warrants were valued in total at $4,327,127 using the Black-Scholes pricing model based on an estimated fair value of $1.74 per common share and have been recorded as a discount from the face value of the Notes. The discount of $4,327,127 will be accreted during the term of the Notes as additional interest expense. The Company recorded approximately $94,000 in related interest expense during 1999.

     The Warrants have certain anti-dilution rights and allow the holder to purchase the Company's common stock over a period of 10 years from the date of closing. Additional warrants may be issued in connection with any Tranche B notes.

     The Warrants also contain a put option enabling ACS to sell the outstanding Warrants and any converted common stock back to the Company at fair value at the earliest of (a) the date five years from November 1, 1999; (b) the date of payment in full of all outstanding principal, interest, and fees of the Notes;
(c) sale or major change in control (as defined), of the Company or its material

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

7. OTHER LONG-TERM INDEBTEDNESS -- (CONTINUED) assets; (d) a material event of default under the Notes; or (e) the redemption of the Class A Stock, Series C Stock, or Series D Stock.

(C) NOTES PAYABLE

     In addition to the credit facilities and affiliate notes payable, the Company also has various notes payable arising from vehicle and equipment purchases. These notes bear interest at varying rates, require monthly installments of principal and interest, and are secured by vehicles and equipment.

     The aggregate maturities of the Company's long-term indebtedness are as follows:

                                 NOTES                   REVOLVING LINE    TRANCHE A
YEAR ENDING DECEMBER 31,        PAYABLE     TERM LOAN      OF CREDIT         NOTES         TOTAL
------------------------        --------   -----------   --------------   -----------   -----------
2000..........................  $155,076   $  917,400      $  --          $   --        $ 1,072,476
2001..........................   129,439    1,916,737         --              --          2,046,176
2002..........................   379,245    2,458,330         --              --          2,837,575
2003..........................    43,540    2,499,996         --              --          2,543,536
2004..........................    48,172    2,707,537       4,742,367       1,083,333     8,581,409
Thereafter....................     --          --             --           11,916,667    11,916,667
Less unamortized discount.....     --          --             --           (4,233,210)   (4,233,210)
                                --------   -----------     ----------     -----------   -----------
  Total.......................  $755,472   $10,500,000     $4,742,367     $ 8,766,790   $24,764,629
                                ========   ===========     ==========     ===========   ===========

8.  CLASS A REDEEMABLE CONVERTIBLE PREFERRED STOCK

     On November 19, 1997, the Company issued 50,000 shares of Redeemable Class A Convertible Preferred Stock ("Class A Stock") in a private placement for total proceeds of $5 million. The Class A Stock accrues dividends at the rate of $6 per share per year. The dividends are payable quarterly beginning January 2, 1998 either in cash or, at the election of the Board of Directors, in shares of Class A Stock valued at $100 per share. Prior to November 19, 1999, the Board of Directors may elect to accrue, rather than pay the dividends. Unpaid dividends accrue interest at the rate of 6% per year and are cumulative. Subsequent to November 19, 1999, any dividend not paid in cash on the dividend payment date must be paid in shares of Class A Stock. Furthermore, the Company is restricted from either paying cash dividends on the Company's common stock or purchasing and redeeming the Company's common stock until all unpaid dividends on the Class A Stock are paid. Dividends accumulated but not declared as of December 31, 1998 totaled approximately $335,000.

     During 1999, the Company had incurred a total of $681,841 in accumulated unpaid dividends which was converted to 6,817 shares of Class A Stock with the remaining balance of $141 paid in cash.


     Initially, at the option of the holder, each share of Class A Stock was convertible into shares of the Company's common stock at a conversion rate equal to the number of shares of Class A Stock surrendered multiplied by $100 and divided by $1.7215. During May 1999, in accordance with the original investment agreement, the conversion rate of $1.7215 was decreased to $1.0344 based on Management's estimate of the fair value of the Company's common stock at that time. Additionally, the Class A Stock will automatically convert upon an initial public offering involving the sale of the Company's common stock at a price of not less than 2.5 times the conversion price in effect at that time, and in which gross proceeds of the offering, as defined, are at least $15 million.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

8.  CLASS A REDEEMABLE CONVERTIBLE PREFERRED STOCK -- (CONTINUED)
     The holders may redeem the Class A Stock for cash at any time after November 19, 2004, or earlier upon the occurrence of certain significant events, at a redemption price of $100 per share plus all accrued dividends and unpaid interest to the date of payment. If certain significant corporate events have not occurred as of November 19, 2003, the holders have the option to put the Class A Stock to the Company at fair value as determined by an independent appraisal.

     The holders of the Class A Stock are entitled to vote, on the basis of one vote for each full share of common stock into which their respective shares of Class A stock are convertible, on any matter submitted to the stockholders for a vote.

9.  SERIES B CONVERTIBLE PREFERRED STOCK

     The Company authorized 31,000 shares of Series B Convertible Preferred Stock ("Series B Stock") with a total value of $1,550,000 for issuance in the purchase of Comdev on June 9, 1998.

     On June 3, 1999, the Company elected to convert the Series B Stock to promissory notes in the principal amounts of $581,250 and $968,750, earning interest at the prime rate per annum, payable to the two former principals of Comdev. On November 8, 1999, the aggregated outstanding principal and interest since issuance of the promissory notes was paid in full.

10.  SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

     During 1999, the Company, in conjunction with DFW Capital Partners, LP and Clear Investors, LLC, both related parties, executed a preferred stock purchase agreement for the purpose of issuing and selling up to 75,000 shares of Series C convertible preferred stock ("Series C Stock") to existing holders of the Company's common and preferred stock. As of December 31, 1999, a total of 29,607 shares at $100 each had been issued for a total consideration of $2,960,700.

     The holders of the Series C Stock are entitled to a dividend of $6 per share per annum payable quarterly in cash, or at the election of the Company, in shares of Series C Stock; however, no cash dividends are payable until all terms of the Series D Stock (note 11) are satisfied. As of December 31, 1999, there was approximately $88,035 in accumulated unpaid dividends on the Series C Stock. As required by the agreement, the Company issued 872 shares of Series C Stock at a value of $100, totaling $87,200, and $835 in cash for fractional shares in payment of the dividends.

     At any time, the holders of Series C Stock can convert all or a portion of their shares to common stock of the Company, at a conversion rate equal to the number of shares of Series C Stock surrendered multiplied by $100 and divided by $1.0344. The Series C Stock is automatically converted to common stock if the Company completes an initial public offering with gross proceeds of at least $15 million. Upon completion of such an offering, the 30,932 shares of Series C Stock would be converted to approximately 2,990,328 shares of common stock.

     At the holder's option, Series C Stock can be redeemed at $100 per share, plus any unpaid dividends, on the first to occur of the following: (a) completion of a public offering resulting in proceeds of not less than $15 million; (b) consolidation or merger into an acquiring company; (c) sale of substantially all assets of the Company; (d) the occurrence of a transaction or series of transactions in which the beneficial owners of the Company are no longer such or (e) the earlier to occur of either the 180th day following the last to occur of (i) the put closing date in the Series D Stock agreement (see note 11); (ii) the put option closing date stated in the ACS agreement; (iii) the stated redemption date for Series D Stock; and (iv) payment in full of the ACS Notes, or May 1, 2007.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

10.  SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK -- (CONTINUED)
     The holders of the Series C Stock are entitled to vote, on the basis of one vote for each full share of common stock into which their respective shares of Series C stock are convertible, on any matter submitted to the stockholders for a vote.

     In the event of liquidation or dissolution of the Company, the Series C Stock has a liquidation value of $100 per share plus any unpaid dividends. However, the shares are subordinated to the liquidation rights of the Class A Stock and Series D Stock.

11.  SERIES D SENIOR REDEEMABLE PREFERRED STOCK

     On November 1, 1999, the Company executed a securities agreement with Stratford Capital Partners, LP and Stratford Equity Partners, LP (collectively "Stratford Partners") to issue up to 100,000 shares of the Company's Series D senior redeemable preferred stock ("Series D Stock"), and certain detachable common stock warrants (the "Stratford Warrants") collectively (the "Securities"). At closing, for a total of $7,500,000, the Company issued to Stratford Partners 75,000 shares of the Series D Stock at $100 per share, along with Stratford Warrants to purchase 3,953,150 common shares for a price of $.0038 each. The Stratford Warrants were valued at $4,703,876 with a corresponding reduction to the recorded value of the Series D Stock. In connection with the Series D stock issuance, offering costs of $302,684 were incurred. The resulting discount of $5,006,560 from redemption value on the Series D Stock will be accreted to November 1, 2006, the earliest fixed redemption date. The Company recorded $119,201 of related accretion in 1999.

     The holders of the Series D Stock are entitled to a dividend of $8 per share per annum payable quarterly on the last day of each quarter beginning January 31, 2000. The dividends are cumulative and are payable in cash, or at the election of the Company, in shares of Series D Stock, until October 31, 2001, after which all dividends are required to be paid in cash. If the Company elects to pay the dividends in shares of Series D stock, the dividend rate increases to $11 per share. No cash dividends may be declared or paid on common stock or any other capital stock, unless and until all cumulative dividends on outstanding Series D Stock are paid in cash. As of December 31, 1999, no accumulated dividends had been recorded by the Company relating to the Series D Stock.

     The Series D Stock is not convertible into common stock; however, redemption by the holder is allowed at a liquidation value of $100 per share, plus any accrued and unpaid dividends, on the first to occur of the following:
(a) event of default, as defined; (b) a qualified public offering, as defined;
(c) November 1, 2006; or (d) any sale of the Company, as defined. The Company is permitted to redeem the Series D Stock at any time at a redemption price of $100 per share in amounts not less than $750,000. The Series D Stock ranks senior to all other capital stock of the Company. The holders of the Series D Stock also have the right to appoint one director to the Company's Board of Directors.

     The Stratford Warrants are exercisable at any time through expiration on November 1, 2009. The Stratford Warrants also contain anti-dilution provisions and enable Stratford Partners to put back to the Company at fair value any stock purchased under these warrants at the earliest occurrence of the following: (a) November 1, 2005; (b) the date of material default; or (c) the date on which all Series D Stock is redeemed with respect to any mandatory redemption allowed the holders of the shares.

     The Securities also contain "unlocking rights" that provide, in certain circumstances, Stratford Partners with the right to put all, or less than all, of the Securities to the Company at fair value.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

12.  INCOME TAXES

     Prior to November 12, 1997, Clear Group elected to be taxed as an S Corporation under the Internal Revenue Code. In connection with the combination described in note 1(a), the Company became a C Corporation for Federal and state income tax purposes. No pro forma income tax provision is disclosed for the period from January 1, 1997 through November 11, 1997, as if the Company had been a C Corporation, since Clear Group recorded a loss before income taxes during this period, and it was not considered more likely than not that the tax benefits of these losses would be realized.

     Income tax expense (benefit) for the years ended December 31, 1997, 1998, and 1999 consisted of the following:

                                                                1997       1998        1999
                                                              ---------   -------   -----------
Current income tax expense (benefit):
  Federal...................................................  $  --       $ --      $   --
  State.....................................................     --        44,941        12,825
                                                              ---------   -------   -----------
                                                                 --        44,941        12,825
                                                              ---------   -------   -----------
Deferred income tax expense (benefit):
  Federal...................................................   (122,127)    --       (1,304,000)
  State.....................................................    (22,927)    --         (105,386)
                                                              ---------   -------   -----------
                                                               (145,054)    --       (1,409,386)
                                                              ---------   -------   -----------
     Total..................................................  $(145,054)  $44,941   $(1,396,561)
                                                              =========   =======   ===========

     A reconciliation of the expected income tax benefit (based on the federal statutory rate of 34%) to the actual income tax (benefit) expense follows:

                                                               1997        1998         1999
                                                             ---------   ---------   -----------
Expected income tax benefit................................  $(511,869)  $(801,771)  $  (582,765)
Nondeductible goodwill amortization........................      6,211      37,198       113,631
Other nondeductible items..................................      2,230      22,372       103,830
State income tax, net of federal effect....................    (15,133)   (121,904)      (61,090)
S corporation losses not subject to corporate income tax...    373,507      --           --
Change in valuation allowance..............................     --         942,000      (942,000)
Other, net.................................................     --         (32,954)      (28,167)
                                                             ---------   ---------   -----------
                                                             $(145,054)  $  44,941   $(1,396,561)
                                                             =========   =========   ===========

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

12.  INCOME TAXES -- (CONTINUED)
     The income tax effect of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities at December 31, 1998 and 1999 is presented below:

                                                                 1998         1999
                                                              ----------   ----------
Deferred tax asset:
  Net operating loss carryforwards..........................  $1,001,000   $1,296,000
  Allowance for doubtful accounts...........................      42,000      368,000
  Amortization of goodwill..................................      --          244,000
  Other.....................................................     104,000      145,000
                                                              ----------   ----------
     Total gross deferred tax assets........................   1,147,000    2,053,000
  Less valuation allowance..................................    (942,000)          --
                                                              ----------   ----------
     Deferred tax assets....................................     205,000    2,053,000
Deferred income tax liability -- principally due to
  differences in the book and tax bases of property and
  equipment.................................................     (94,000)    (311,000)
                                                              ----------   ----------
     Net deferred income tax asset..........................  $  111,000   $1,742,000
                                                              ==========   ==========

     The valuation allowance for deferred tax assets at December 31, 1998 and 1999 was $942,000 and $0, respectively. The net change in the total valuation allowance for the years ended December 31, 1998 and 1999 was an increase (decrease) of $942,000 and ($942,000), respectively. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on these criteria, management has decided to remove the valuation allowance against net deferred income tax assets as of December 31, 1999.

     At December 31, 1999, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $3,241,000 which are available to offset future taxable income, if any, through 2019.

     Approximately $2,700,000 of the net operating loss carryforwards that the Company may use to offset taxable income in future years is limited as a result of an ownership change, as defined under Internal Revenue Code Section 382 ("Section 382"), which occurred with the Company's sale of Series C Preferred Stock in August 1999.

13.  COMMITMENTS AND CONTINGENCIES

(A) LEASES

     During December 1999, the Company entered into an agreement with a member of senior management for the rental of its Northeast regional office. The lease is classified as an operating lease and provides for minimum annual rentals of $128,973 through 2004, with an option for annual extensions. Lease expense incurred in 1999 under this agreement was approximately $11,000.

     In November 1999, the Company entered into an agreement with the former owner of an acquired subsidiary for the rental of its Southwest regional office. The lease is classified as an operating lease and provides for minimum annual rentals of $192,000 through 2002, with an option

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

13. COMMITMENTS AND CONTINGENCIES -- (CONTINUED) for annual extensions. Lease expense incurred in 1999 under this agreement was approximately $14,000.

     In February 1998, the Company entered into an agreement with the majority stockholder for the rental of its corporate headquarters. The lease is classified as an operating lease and provides for minimum annual rentals of approximately $182,000 through May 2003. The lease allows for cancellation after three years with 180 days' notification. Lease expense was approximately $137,000 and $182,000 in 1998 and 1999, respectively.

     During 1999, the Company rented its Central regional office from its majority stockholder for the period January 1, 1999 to March 1, 1999 and incurred approximately $30,000 of lease expense under the agreement. On March 1, 1999, the Company purchased the office for $325,000 and terminated the rental agreement.

     The Company also purchased approximately $300,000 of equipment from an affiliated company of the majority stockholder during 1999.

     In addition, the Company has commitments with unrelated parties under operating leases, principally for office space, warehouse space, and equipment. These unrelated lease agreements generally cover a period of one to five years.

     Management believes the terms of the above transactions with related parties are comparable to similar transactions among unrelated parties.

     The following summarizes the approximate future minimum lease payments under all noncancelable related and unrelated operating lease agreements:

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................  $1,392,000
2001........................................................   1,117,000
2002........................................................     776,000
2003........................................................     366,000
2004........................................................     150,000
                                                              ----------
          Total.............................................  $3,801,000
                                                              ==========

     Total lease expense for 1997, 1998, and 1999 approximated $86,000, $407,000, and $809,000, respectively.

(B) LEGAL MATTERS

     In the normal course of business, the Company is subject to certain administrative proceedings and litigation. In management's opinion, the outcome of such matters will not materially affect the financial position and results of operations of the Company.

14.  STOCK OPTIONS

     Pursuant to an employment agreement with an officer, 203,103 stock options were granted on July 24, 1997 with an exercise price of $.000000928 per share. As of December 31, 1999, none of such options were exercisable. The options are exercisable on the first to occur of any of the following events: (a) on the fifth year anniversary of the date of initial employment; (b) the expiration of any lockup or other contractual restriction imposed on the sale of the option shares by an underwriter pursuant to a public offering of the Company's common stock; or (c) the closing date of a sale or merger of the Company, resulting in a change of control of at least 50% of the

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

14.  STOCK OPTIONS -- (CONTINUED)
common stock of the Company. The options expire ten years after grant, or earlier under certain circumstances.

     The Company's 1998 Stock Option Plan (the "Plan") was adopted by the Board of Directors on July 10, 1998. Under the Plan, the Company can grant incentive and nonqualified options to directors, officers, and employees. The Company also increased the number of shares authorized for issuance issued under the Plan to 1,511,825 and repriced 791,595 options granted prior to November 1, 1999 to $1.14. During 2000, the Company increased the number of shares of common stock authorized for issuance under the Plan to 2.65 million. The exercise price of options granted under the Plan may not be less than 110% of the fair market value of the common stock on the grant date. Options granted under the Plan have a five-year vesting period and expire five years after vesting, or earlier under certain conditions. As of December 31, 1999, 1,419,646 options were outstanding under the Plan.

     At various dates in June and July 1999, the Company repriced 791,595 options from prices of $1.89 and $2.49 to $1.14 per share.

     During 1999, 389,706 stock options previously granted to a former officer of the Company in conjunction with an employment agreement were forfeited and retired upon the resignation of the officer from the Company.

     Stock option activity, including options granted to officers outside of the Plan, for the years ended December 31, 1997, 1998, and 1999 is as follows:

                                                                            APPROXIMATE
                                                               NUMBER     WEIGHTED-AVERAGE
                                                              OF SHARES    EXERCISE PRICE
                                                              ---------   ----------------
Outstanding at December 31, 1996............................     --           $--
Granted.....................................................  1,251,242            .60
Forfeited...................................................     --            --
                                                              ---------       --------
Outstanding at December 31, 1997............................  1,251,242            .60
Granted.....................................................   292,163            1.14
Forfeited...................................................   (90,100)           1.14
                                                              ---------       --------
Outstanding at December 31, 1998............................  1,453,305            .68
Granted.....................................................   654,550            1.55
Forfeited...................................................  (484,576)            .23
Exercised...................................................      (530)           1.14
                                                              ---------       --------
Outstanding at December 31, 1999............................  1,622,749       $   1.16
                                                              =========       ========

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

14.  STOCK OPTIONS -- (CONTINUED)
     The following table summarizes information concerning stock options outstanding as of December 31, 1999:

                                                              APPROXIMATE
                                             WEIGHTED-         WEIGHTED-    EXERCISABLE    WEIGHTED-
                        RANGE OF        AVERAGE CONTRACTUAL     AVERAGE        AS OF        AVERAGE
      SHARES      APPROXIMATE EXERCISE    REMAINING LIFE       EXERCISE     DECEMBER 31,   EXERCISE
    OUTSTANDING          PRICES             (IN YEARS)           PRICE          1999         PRICE
    -----------   --------------------  -------------------   -----------   ------------   ---------
    1,419,645     $1.14 - 2.12                  8.7           $     1.33      288,283      $   1.14
      203,104       .000000928                  7.6           .000000928       --             --
     ---------    --------------------          ---           -----------     -------      --------
    1,622,749     $.0038 - 2.12                 8.6           $     1.16      288,283      $   1.14
     =========    ====================          ===           ===========     =======      ========

     Disclosures of pro forma net income (loss) and earnings (loss) per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock option grants under the fair value method of that statement. The fair value for stock options granted was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------    -------    -------
Risk free interest rate.....................................   5.71%      5.17%      6.33%
Volatility..................................................     0          0          0
Dividend yield..............................................     0          0          0
Expected life in years......................................  5 years    5 years    5 years

     For purposes of pro forma disclosures, the estimated fair value of the option is amortized to expense over the options' vesting period, which includes actual vesting entitlements during the year. The weighted-average fair value of options granted was $0.09, $0.15, and $0.27 during 1997, 1998, and 1999, respectively.

     The Company's pro forma net loss and loss per share using the fair value based method of accounting of SFAS No. 123 is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1997           1998           1999
                                                      -----------    -----------    -----------
Pro forma net loss..................................  $(1,372,013)   $(2,511,091)   $  (505,455)
Pro forma basic and diluted loss per share
  applicable to common stockholders.................        (0.22)         (0.41)         (0.16)

     The effect on net loss and loss per share may not be indicative of the effects in future years as options vest over several years and the Company continues to grant stock options to new employees.

15.  WARRANTS

     On November 20, 1997, the Company agreed to issue warrants to purchase 298,562 shares of the Company's common stock to a corporation in consideration for services rendered in connection with the issuance of the Company's Class A Stock. Each warrant enables the holder to purchase one share of common stock for $1.81. The warrants expire five years from the issuance date. The estimated value of the warrants was $20,652 and was included in the issuance costs of the Class A Stock. As of December 31, 1999, the Company believes it has fulfilled its obligation to the

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

15.  WARRANTS -- (CONTINUED)
aforementioned corporation and does not expect to issue these warrants. The corporation is disputing this position and the Company expects this matter will be resolved through arbitration.

     During 1999, the Company issued warrants to purchase 200,652 shares of common stock to each of its largest stockholder and the holder of its Class A Stock. The warrants were issued in exchange for collateral provided by these stockholders relating to the Company's then outstanding credit facility. Each warrant enables the holder to purchase one share of common stock for $.0038. The warrants expire at various times during 2009. The value of the warrants was recorded as additional interest expense. The estimated value of the warrants was $415,096 based on an estimated fair value of $1.0344 per common share at the date of issuance.

16.  SEGMENT AND CUSTOMER INFORMATION

     The Company operates and manages its business as a single segment. The Company provides comprehensive integrated network solutions to service providers in the wireless telecommunications industry.

     The following is a summary of revenues by geographic area. Revenue from external customers is based on selling location.

                                                            UNITED
                                                            STATES       OTHER     CONSOLIDATED
                                                          -----------   --------   ------------
Year ended December 31, 1997............................  $ 6,003,086   $  --      $ 6,003,086
Year ended December 31, 1998............................  $24,485,078   $  --      $24,485,078
Year ended December 31, 1999............................  $47,794,050   $836,750   $48,630,800

     For the year ended December 31, 1997, revenues from three unaffiliated customers totaled approximately 62% of revenues. For the year ended December 31, 1998, revenues from one unaffiliated customer totaled approximately 10% of revenues. For the year ended December 31, 1999, revenues from three unaffiliated customers totaled approximately 36% of revenues. There were no other unaffiliated individual customers that accounted for more than 10% of total revenues in 1997, 1998 or 1999.

17.  SUBSEQUENT EVENTS

     On January 11, 2000, the Company entered into an interest rate swap agreement with Wachovia Bank, N.A. to swap interest payments from a floating rate of LIBOR to a fixed interest payment of 7.25% on a notional principal of $6.25 million. The swap agreement terminates on January 7, 2003. The Company does not use derivative financial instruments for speculative or trading purposes. The net amount paid or received will be recorded as an adjustment to interest expense over the term of the agreement. The Company's accounting policies for this instrument are based on the Company's designation of such instrument as a hedging transaction against the Company's debt.

     On June 15, 2000, the Company, through its subsidiary Clear Communications Group, Inc., acquired all of the issued and outstanding common stock of Communication Consulting Services, Inc. for a purchase price of $2,250,000 in cash.

     On June 28, 2000, the Board of Directors of the Company authorized a 2.65 for one stock split, effected in the form of a stock dividend payable on June 29, 2000 to shareholders of record on June 28, 2000. All share and per share data for all periods presented in the accompanying consolidated financial statements and these notes and stockholders' equity account balances at March 31, 2000 have been retroactively adjusted to reflect the effects of this stock split.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Clear Holdings, Inc.:

     We have audited the accompanying statements of income, stockholders' equity and cash flows of Cellular Technology International, Inc. ("Cell Tech") for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of Cell Tech's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Cellular Technology International, Inc. for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.


                                          /s/ KPMG LLP


Atlanta, Georgia
May 5, 2000

                    CELLULAR TECHNOLOGY INTERNATIONAL, INC.

                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                 1997        1998
                                                              ----------   ---------
Contract revenues...........................................  $7,539,020   5,570,067
Cost of revenues............................................   6,581,053   3,936,122
                                                              ----------   ---------
          Gross profit......................................     957,967   1,633,945
Selling, general, and administrative expenses...............   1,119,229     588,272
Depreciation and amortization...............................      74,316      53,840
                                                              ----------   ---------
          Operating (loss) profit...........................    (235,578)    991,833
Other income (expense):
  Interest income...........................................      56,868      47,702
  Interest expense..........................................      (2,408)     (4,900)
  Other.....................................................      (1,298)     14,347
                                                              ----------   ---------
          (Loss) income before income taxes.................    (182,416)  1,048,982
Income tax benefit (expense) -- (note 2)....................      30,000    (437,000)
                                                              ----------   ---------
          Net (loss) income.................................  $ (152,416)    611,982
                                                              ==========   =========

                See accompanying notes to financial statements.

                    CELLULAR TECHNOLOGY INTERNATIONAL, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                                     TOTAL
                                                            COMMON   RETAINED    STOCKHOLDERS'
                                                            STOCK    EARNINGS       EQUITY
                                                            ------   ---------   -------------
Balance at December 31, 1996..............................   $500    1,637,959     1,638,459
Net loss..................................................   --       (152,416)     (152,416)
                                                             ----    ---------     ---------
Balance at December 31, 1997..............................    500    1,485,543     1,486,043
Net income................................................   --        611,982       611,982
                                                             ----    ---------     ---------
Balance at December 31, 1998..............................   $500    2,097,525     2,098,025
                                                             ====    =========     =========

                See accompanying notes to financial statements.

                    CELLULAR TECHNOLOGY INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                1997        1998
                                                              ---------   --------
Cash flows from operating activities:
  Net (loss) income.........................................  $(152,416)   611,982
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities:
     Depreciation and amortization..........................     74,316     53,840
     Deferred income tax benefit............................   (230,000)  (314,000)
     Changes in assets and liabilities:
       Accounts receivable..................................    726,754    (99,215)
       Inventories..........................................    258,907     90,327
       Prepaid expenses.....................................     62,166      --
       Other assets.........................................       (430)   (49,301)
       Accounts payable.....................................   (269,858)  (278,415)
       Accrued expenses and other liabilities...............    (60,845)   164,816
                                                              ---------   --------
          Net cash provided by operating activities.........    408,594    180,034
                                                              ---------   --------
Cash flows used in investing activities:
  Purchases of property and equipment.......................    (36,374)    (7,147)
  Disposals of property and equipment.......................      7,500      --
                                                              ---------   --------
          Net cash used in investing activities.............    (28,874)    (7,147)
                                                              ---------   --------
Cash flows used in financing activities -- principal
  payments of notes payable.................................    (13,702)    (8,079)
                                                              ---------   --------
          Net increase in cash and cash equivalents.........    366,018    164,808
Cash and cash equivalents at beginning of year..............    178,937    544,955
                                                              ---------   --------
Cash and cash equivalents at end of year....................  $ 544,955    709,763
                                                              =========   ========
Supplemental disclosure of cash paid during the year for:
  Interest..................................................  $   2,408      4,900
                                                              =========   ========
  Income taxes..............................................  $ 595,350    208,156
                                                              =========   ========

                See accompanying notes to financial statements.

                    CELLULAR TECHNOLOGY INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

(A) ORGANIZATION AND BASIS OF PRESENTATION

     Cellular Technology International, Inc. ("Cell Tech") was incorporated in Missouri in 1993. On January 15, 1999, Clear Holdings, Inc. acquired all of the outstanding stock of Cellular Technology International, Inc. for $1,386,000 in cash. The purchase agreement also includes a requirement that former Cell Tech stockholders will receive an earn-out payment of up to $5,000,000 based on 1999 earnings of Cell Tech, subject to certain adjustments.

(B) DESCRIPTION OF BUSINESS

     Cell Tech contracts with U.S.-based companies for projects worldwide, primarily in North America, South America, and Eastern Europe. Cell Tech is engaged in the installation, inspection, testing, and maintenance of cellular telephone systems.

(C) CONTRACT REVENUE AND COST RECOGNITION

     Most of Cell Tech's contracts are billed on a time and expense basis and revenues are recognized as services are provided.

     Revenue on fixed fee construction contracts is recognized on the percentage-of-completion method based on the ratio of costs incurred to date to estimated total costs of the contracts. These estimates are reviewed on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to the results of operations relating to these revisions are reflected in the period of revision. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

(D) CASH EQUIVALENTS

     Cell Tech considers all highly liquid financial instruments with original maturities of three months or less to be cash equivalents.

(E) DEPRECIATION

     Depreciation is determined using an accelerated method. Significant additions which extend lives are capitalized. Normal maintenance and repair costs are expensed as incurred.

(F) COMPREHENSIVE INCOME

     On January 1, 1998, Cell Tech adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and all other gains and losses that are excluded from net income or loss by current accounting standards, and is presented in the statement of stockholders' equity. The statement requires only additional disclosures in the financial statements and does not affect Cell Tech's financial position or results of operations. Cell Tech has no other comprehensive income to report for the years ended December 31, 1997 and 1998.

                    CELLULAR TECHNOLOGY INTERNATIONAL, INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES -- (CONTINUED)
(G) INCOME TAXES

     Cell Tech uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(H) USE OF ESTIMATES

     Management of Cell Tech has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2.  INCOME TAXES

     Income tax (benefit) expense consists of the following:

                                                              CURRENT    DEFERRED     TOTAL
                                                              --------   ---------   --------
Year ended December 31, 1997:
  Federal...................................................  $167,000   $(192,000)  $(25,000)
  State.....................................................    33,000     (38,000)    (5,000)
                                                              --------   ---------   --------
                                                              $200,000   $(230,000)  $(30,000)
                                                              ========   =========   ========
Year ended December 31, 1998:
  Federal...................................................  $628,000   $(262,000)  $366,000
  State.....................................................   123,000     (52,000)    71,000
                                                              --------   ---------   --------
                                                              $751,000   $(314,000)  $437,000
                                                              ========   =========   ========

     A reconciliation of income tax (benefit) expense to the amount computed by applying the statutory Federal income tax rate of 34% to (loss) income before taxes for the years ended December 31, 1997 and 1998 is as follows:

                                                                1997       1998
                                                              --------   --------
Income tax (benefit) expense at Federal statutory rate......  $(62,021)  $356,654
State income tax (benefit) expense, net of Federal effect...    (3,000)    47,000
Permanent nondeductible items...............................    34,000     34,000
Other, net..................................................     1,021       (654)
                                                              --------   --------
Actual income tax (benefit) expense.........................  $(30,000)  $437,000
                                                              ========   ========

3.  EMPLOYEE BENEFIT PLAN

     Cell Tech operates a 401(k) plan for substantially all employees. Cell Tech matches employee contributions at its discretion. Contributions amounted to approximately $16,000 and $33,000 in 1997 and 1998, respectively.

                    CELLULAR TECHNOLOGY INTERNATIONAL, INC.

(4) REVENUE FROM MAJOR CUSTOMERS

     For the year ended December 31, 1997, one customer accounted for 81% of revenues.

     For the year ended December 31, 1998, revenues from one unaffiliated customer totaled approximately 10% of contract revenues. There was no other unaffiliated individual customer that accounted for more than 10% of total revenues during 1998.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Clear Holdings, Inc.:

     We have audited the accompanying statements of operations, stockholders' equity, and cash flows of Communications Development Systems, Inc. ("Comdev") for the period from January 1, 1998 through June 9, 1998. These financial statements are the responsibility of Comdev's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Communications Development Systems, Inc. for the period from January 1, 1998 through June 9, 1998 in conformity with generally accepted accounting principles.

                                                     /s/ KPMG LLP

Atlanta, Georgia
May 5, 2000

                    COMMUNICATIONS DEVELOPMENT SYSTEMS, INC.

                            STATEMENT OF OPERATIONS
                PERIOD FROM JANUARY 1, 1998 THROUGH JUNE 9, 1998

Contract revenues...........................................  $1,725,625
Cost of revenues............................................   1,367,114
                                                              ----------
          Gross profit......................................     358,511
Selling, general, and administrative expenses...............     751,419
Depreciation and amortization...............................      19,440
                                                              ----------
          Operating loss....................................    (412,348)
Other income (expense):
  Interest income...........................................       8,496
  Interest expense..........................................     (13,716)
  Rental income.............................................      23,750
  Other.....................................................       4,200
                                                              ----------
          Net loss..........................................  $ (389,618)
                                                              ==========

                See accompanying notes to financial statements.

                    COMMUNICATIONS DEVELOPMENT SYSTEMS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                PERIOD FROM JANUARY 1, 1998 THROUGH JUNE 9, 1998

                                                                                        TOTAL
                                                   CAPITAL   TREASURY   RETAINED    STOCKHOLDERS'
                                                    STOCK     STOCK     EARNINGS       EQUITY
                                                   -------   --------   ---------   -------------
Balance at January 1, 1998.......................  $1,000     $(870)    $ 986,277     $ 986,407
Net loss.........................................      --        --      (389,618)     (389,618)
Distributions....................................      --        --      (257,758)     (257,758)
                                                   ------     -----     ---------     ---------
Balance at June 9, 1998..........................  $1,000     $(870)    $ 338,901     $ 339,031
                                                   ======     =====     =========     =========

                See accompanying notes to financial statements.

                    COMMUNICATIONS DEVELOPMENT SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS
                PERIOD FROM JANUARY 1, 1998 THROUGH JUNE 9, 1998

Cash flows from operating activities:
  Net loss..................................................  $(389,618)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     19,440
     Increase in allowance for doubtful accounts............      5,770
     Changes in assets and liabilities:
       Accounts receivable..................................    493,602
       Costs and estimated earnings in excess of billings on
        uncompleted contracts...............................    124,881
       Prepaid expenses.....................................     10,013
       Other receivables....................................    (20,434)
       Deposits.............................................     (1,156)
       Other assets.........................................       (572)
       Accounts payable.....................................     (2,760)
       Accrued expenses.....................................    (37,486)
       Billings in excess of costs and estimated earnings on
        uncompleted contracts...............................    101,360
                                                              ---------
          Net cash provided by operating activities.........    303,040
                                                              ---------
Cash flows from financing activities:
  Principal payments on notes payable.......................    (16,297)
  Distributions to shareholders.............................   (257,758)
                                                              ---------
          Net cash used in financing activities.............   (274,055)
                                                              ---------

          Net increase in cash and cash equivalents.........     28,985
Cash and cash equivalents at beginning of period............    262,960
                                                              ---------
Cash and cash equivalents at end of period..................  $ 291,945
                                                              =========
Supplemental disclosure of cash flow information -- cash
  paid during the period for interest.......................  $  13,716
                                                              =========

                See accompanying notes to financial statements.

                    COMMUNICATIONS DEVELOPMENT SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                PERIOD FROM JANUARY 1, 1998 THROUGH JUNE 9, 1998

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

(A) ORGANIZATION AND BASIS OF PRESENTATION

     Communications Development Systems, Inc. ("Comdev") was incorporated in New Jersey in 1992. On June 9, 1998, Clear Communications Group, Inc. acquired all of the outstanding stock of Communications Development Systems, Inc. for $5,060,000, consisting of $3,510,000 in cash and $1,550,000 of Clear
Communications Group, Inc. Series B convertible preferred stock.

(B) DESCRIPTION OF BUSINESS

     Comdev is located in West Caldwell, New Jersey, and provides project management and construction services for wireless communications site development.

(C) CONTRACT REVENUE AND COST RECOGNITION

     Revenue on fixed price construction contracts is recognized on the percentage-of-completion method based on the ratio of costs incurred to date to estimated total costs of the contracts. These estimates are reviewed on a contract-by-contract basis and are revised periodically throughout the life of the contract such that adjustments to the results of operations relating to these revisions are reflected in the period of revision. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

(D) CASH EQUIVALENTS

     Comdev considers all highly liquid financial instruments with original maturities of three months or less to be cash equivalents.

(E) DEPRECIATION

     Depreciation is determined using the straight-line method over the estimated useful lives of the assets. Significant additions which extend lives are capitalized. Normal maintenance and repair costs are expensed as incurred.

(F) COMPREHENSIVE INCOME

     On January 1, 1998, Comdev adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income or loss and all other gains and losses that are excluded from net income by current accounting standards, and is presented in the statement of stockholders' equity. The statement requires only additional disclosures in the financial statements and does not affect Comdev's financial position or results of operations. Comdev has no "other" comprehensive income to report for the period from January 1, 1998 through June 9, 1998.

(G) INCOME TAXES

     Comdev has elected to be taxed as a S Corporation under the Internal Revenue Code. As such, all federal and state tax liabilities are the responsibility of the stockholders, and not of Comdev.

                    COMMUNICATIONS DEVELOPMENT SYSTEMS, INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES -- (CONTINUED)
(H) USE OF ESTIMATES

     Management of Comdev has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2.  STOCKHOLDER NOTES PAYABLE

     During 1998, Comdev had notes payable to stockholders. The notes, which were due on demand, bore interest at the prime rate. During the period from January 1, 1998 through June 9, 1998, the interest rate ranged from 8.0% to 8.5%, with weighted average of 8.25% per annum. In connection with the sale of Comdev on June 9, 1998, the outstanding principal and all accrued interest was paid in full.

3.  REVENUE FROM MAJOR CUSTOMERS

     For the period from January 1, 1998 through June 9, 1998, revenues from one unaffiliated customer totaled approximately 10% of contract revenues. There was no other unaffiliated individual customer that accounted for more than 10% of total revenues.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Clear Holdings, Inc.:

     We have audited the accompanying combined statements of earnings, stockholder's equity, and cash flows of TWR Group for the period from January 1, 1999 through October 31, 1999. These combined financial statements are the responsibility of TWR Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of TWR Group for the period from January 1, 1999 through October 31, 1999 in conformity with generally accepted accounting principles.

                                                         /s/ KPMG LLP

Atlanta, Georgia
May 5, 2000

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Clear Holdings, Inc.:

     We have audited the accompanying combined statements of earnings, stockholder's equity, and cash flows of TWR Group for the years ended December 31, 1997 and 1998. These combined financial statements are the responsibility of TWR Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of TWR Group for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                          /s/ Jain & Jain, P.C.

Houston, Texas
March 10, 1999, except as to Note 1(a)
which is as of May 5, 2000

                                   TWR GROUP

                        COMBINED STATEMENTS OF EARNINGS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
        AND FOR THE PERIOD FROM JANUARY 1, 1999 THROUGH OCTOBER 31, 1999

                                                             1997          1998          1999
                                                          -----------   -----------   -----------
Contract revenues.......................................  $18,850,209   $19,099,281   $15,061,269
Sales of lighting systems...............................    4,069,977     5,422,827     5,405,991
                                                          -----------   -----------   -----------
                                                           22,920,186    24,522,108    20,467,260
                                                          -----------   -----------   -----------
Cost of contract revenues...............................   12,516,676    13,593,060    11,123,943
Cost of sales of lighting systems.......................    2,599,805     3,590,682     3,739,586
                                                          -----------   -----------   -----------
                                                           15,116,481    17,183,742    14,863,529
                                                          -----------   -----------   -----------
          Gross profit..................................    7,803,705     7,338,366     5,603,731
Selling, general, and administrative expenses...........    5,851,417     6,147,401     4,547,606
Depreciation and amortization...........................      470,191       602,603       347,702
                                                          -----------   -----------   -----------
          Operating income..............................    1,482,097       588,362       708,423
Other income (expense):
  Gain on sale of assets................................           --        96,950            --
  Interest income.......................................       17,944       161,504         6,408
  Interest expense......................................     (212,560)     (317,877)     (428,012)
  Other.................................................           --            --        17,164
                                                          -----------   -----------   -----------
          Income before taxes...........................    1,287,481       528,939       303,983
Income tax expense -- (note 3)..........................     (505,000)      (67,508)           --
                                                          -----------   -----------   -----------
          Net income....................................  $   782,481   $   461,431   $   303,983
                                                          ===========   ===========   ===========

            See accompanying notes to combined financial statements.

                                   TWR GROUP

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
        AND FOR THE PERIOD FROM JANUARY 1, 1999 THROUGH OCTOBER 31, 1999

                                                          ADDITIONAL                    TOTAL
                                                COMMON     PAID-IN      RETAINED    STOCKHOLDER'S
                                                STOCK      CAPITAL      EARNINGS       EQUITY
                                               --------   ----------   ----------   -------------
Balance at January 1, 1997...................  $102,000   $ 378,967    $2,227,133    $2,708,100
Net income...................................       --           --       782,481       782,481
Dividends....................................       --           --       (54,000)      (54,000)
                                               --------   ----------   ----------    ----------
Balance at December 31, 1997.................  102,000      378,967     2,955,614     3,436,581
Net income...................................       --           --       461,431       461,431
                                               --------   ----------   ----------    ----------
Balance at December 31, 1998.................  102,000      378,967     3,417,045     3,898,012
Net income...................................       --           --       303,983       303,983
Conversion of stockholder notes payable......       --    1,972,450            --     1,972,450
Capital contribution by stockholder..........       --      250,000            --       250,000
                                               --------   ----------   ----------    ----------
Balance at October 31, 1999..................  $102,000   $2,601,417   $3,721,028    $6,424,445
                                               ========   ==========   ==========    ==========

            See accompanying notes to combined financial statements.

                                   TWR GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
        AND FOR THE PERIOD FROM JANUARY 1, 1999 THROUGH OCTOBER 31, 1999

                                                              1997          1998          1999
                                                           -----------   -----------   ----------
Cash flows from operating activities:
  Net income.............................................  $   782,481   $   461,431   $  303,983
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization.......................      470,191       602,603      347,702
     Gain on sale of assets..............................      --            (96,950)      --
     Bad debt expense....................................      --            --           789,288
     Write-off of investment.............................      --            --            15,726
     Changes in assets and liabilities:
       Accounts receivable...............................    1,775,405    (1,699,837)    (215,927)
       Costs and estimated earnings in excess of billings
          on uncompleted contracts.......................       63,126       (22,224)    (341,915)
       Prepaid expenses..................................     (100,545)      111,112      364,817
       Inventories.......................................     (129,043)      (81,095)    (101,041)
       Other assets......................................       79,075      (312,200)     324,102
       Accounts payable..................................   (1,450,799)      731,560      391,374
       Accrued expenses..................................     (497,997)      --          (267,481)
       Billings in excess of costs and estimated earnings
          on uncompleted contracts.......................      --            --            19,800
       Other liabilities.................................      --              4,649       90,087
                                                           -----------   -----------   ----------
          Net cash provided by (used in) operating
            activities...................................      991,894      (300,951)   1,720,515
                                                           -----------   -----------   ----------
Cash flows used in investing activities:
  Purchases of property and equipment....................     (813,740)   (1,013,963)    (301,825)
  Investments in marketable securities...................      (10,379)      --            --
  Advances (repayments) on notes receivable from related
     company.............................................     (855,932)   (1,921,232)     139,452
  Investment in related company..........................       (4,482)      (11,244)      --
  Proceeds from sale of assets...........................      --            516,488       --
                                                           -----------   -----------   ----------
          Net cash used in investing activities..........   (1,684,533)   (2,429,951)    (162,373)
                                                           -----------   -----------   ----------
Cash flows from financing activities:
  Proceeds of notes payable..............................    1,864,336     2,413,681       --
  Principal payments of notes payable....................     (873,127)   (1,078,009)    (179,134)
  Proceeds of affiliate notes payable....................      --          1,386,322       --
  Principal payments of affiliate notes payable..........      (63,872)      --          (373,851)
  Capital contribution by stockholder....................      --            --           250,000
  Dividends..............................................      (54,000)      --            --
                                                           -----------   -----------   ----------
          Net cash provided by (used in) financing
            activities...................................      873,337     2,721,994     (302,985)
                                                           -----------   -----------   ----------
          Net increase (decrease) in cash and cash
            equivalents..................................      180,698        (8,908)   1,255,157
Cash and cash equivalents at beginning of period.........      (73,414)      107,284       98,376
                                                           -----------   -----------   ----------
Cash and cash equivalents at end of period...............  $   107,284   $    98,376   $1,353,533
                                                           ===========   ===========   ==========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.................  $   208,906   $   240,000   $  442,072
                                                           ===========   ===========   ==========
  Cash paid during the year for income taxes.............  $   613,755   $    22,508   $   --
                                                           ===========   ===========   ==========
Noncash investing and financing activity -- conversion of
  stockholder notes to additional paid-in capital........  $   --        $   --        $1,972,450
                                                           ===========   ===========   ==========

            See accompanying notes to combined financial statements.

                                   TWR GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
          AND THE PERIOD FROM JANUARY 1, 1999 THROUGH OCTOBER 31, 1999

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

(A) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the financial statements of TWR Telecom, Inc. and its subsidiaries, TWR Lighting, Inc., TWR Communications, Inc., and Rooker Tower Company, and an affiliate, Specialty Drilling, Inc. (collectively referred to as "TWR Group").

     On November 1, 1999, each of the affiliated companies comprising TWR Group was acquired by Clear Holdings, Inc. for an initial aggregate purchase price of $9,907,829 in cash. An earn-out payment of up to $3,300,000 may be required based on the excess of EBITDA of TWR Group, and certain related entities over which Clear Holdings, Inc. has purchase options, over $3,500,000, if any, for the fiscal year ended December 31, 1999.

     An additional payment of $2,300,000 is payable January 1, 2001, subject to a right to offset by the Company in the event of any indemnification claims allowed under the purchase agreement. Any such amount shall be paid one-third in cash and two-thirds in publicly traded equity securities of the Company if the Company has a "Going Public Event". In the event no Going Public Event has occurred, the payment shall be in secured subordinated convertible promissory notes.

(B) DESCRIPTION OF BUSINESS

     TWR Group constructs wireless telecommunications towers and manufactures lighting systems for such towers located principally in the United States.

(C) PRINCIPLES OF COMBINATION

     Due to common control and management, the accompanying combined financial statements reflect the combination of the financial statements of each company mentioned in note 1(a). All material intercompany balances and transactions have been eliminated in the combination.

(D) CONTRACT REVENUE AND COST RECOGNITION

     Revenue on fixed price contracts is recognized on the percentage-of-completion method based on the ratio of costs incurred to date to estimated total costs to complete the contracts. These estimates are reviewed on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to the profit resulting from these revisions are reflected in the period of revision. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Revenues related to sales of lighting systems are recognized when the lighting systems are delivered.

(E) CASH EQUIVALENTS

     TWR Group considers all highly liquid financial instruments with original maturities of three months or less to be cash equivalents.

                                   TWR GROUP

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES -- (CONTINUED)
(F) DEPRECIATION

     Depreciation is determined using the straight-line method over the estimated useful lives of the assets. Significant additions which extend lives are capitalized. Normal maintenance and repair costs are expensed as incurred.

(G) COMPREHENSIVE INCOME

     On January 1, 1998, TWR Group adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income or loss and all other gains and losses that are excluded from net income or loss by current accounting standards, and is presented in the statement of stockholder's equity. The statement requires only additional disclosures in the financial statements and does not affect TWR Group's financial position or results of operations. TWR Group has no "other" comprehensive income to report for the years ended December 31, 1997 and 1998 or for the period from January 1, 1999 through October 31, 1999.

(H) INCOME TAXES

     Since July 1, 1997, TWR Telecom, Inc. and its subsidiaries have all been S Corporations under the Internal Revenue Code. Specialty Drilling, Inc. was an S Corporation since its inception in 1996. As such, all federal and state income tax liabilities are the responsibility of the stockholders, and not of TWR Group. Prior to July 1, 1997, the taxable companies comprising TWR Group were taxed as C Corporations, and the 1997 income statement includes an income tax provision for the period prior to the S election. During 1997, TWR Group had income subject to income taxes of $1,292,909.

(I) USE OF ESTIMATES

     Management of TWR Group has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2.  RELATED PARTY TRANSACTIONS

     TWR Group conducts its operations from facilities leased from the sole stockholder at an annual rent of $198,000. The lease terminated on November 1, 1999 upon the sale of TWR Group. In 1997, 1998 and 1999, TWR Group earned interest income from advances to TWR Family of Companies, LLC, ("TFOC") an affiliated company, of $17,944, $158,461 and $0, respectively. For those same years, TWR Group incurred interest on loans to affiliates of $45,608, $103,233 and $163,989 respectively. Research and development costs incurred in 1997, 1998 and 1999 amounted to $60,000, $0, and $0, respectively, and related to development costs in TWR Lighting, Inc. In 1997, 1998 and 1999, TWR Group sold labor, equipment and materials to affiliated companies in Mexico and Brazil in the amounts of $0, $702,000 and $274,000, respectively.

                                   TWR GROUP

3.  INCOME TAXES

     Income tax expense for the years ended December 31, 1997, 1998 and 1999 consisted of the following:

                                                                1997       1998       1999
                                                              --------   --------   --------
Current income tax expense:
  Federal...................................................  $450,000   $  3,375   $     --
  State.....................................................    55,000     64,133         --
                                                              --------   --------   --------
                                                              $505,000   $ 67,508   $     --
                                                              ========   ========   ========

     A reconciliation of the expected tax expense (based on the federal statutory rate of 34%) to the actual tax expense is as follows:

                                                                1997       1998        1999
                                                              --------   ---------   ---------
Expected income tax expense.................................  $437,744   $ 179,840   $ 103,354
State income tax, net of federal expense....................    36,300      42,328          --
Nondeductible items.........................................    30,956          --          --
S Corporation earnings not subject to taxes.................        --    (154,660)   (103,354)
                                                              --------   ---------   ---------
                                                              $505,000   $  67,508   $      --
                                                              ========   =========   =========

(4.) REVENUE FROM MAJOR CUSTOMERS

     For 1997 and 1998, revenues from one unaffiliated customer totaled approximately 46% and 44% of revenues, respectively. For the period from January 1, 1999 through October 31, 1999, revenues from one unaffiliated customer totaled approximately 29% of contract revenues.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
o2wireless Solutions, Inc.:

     We have audited the accompanying consolidated balance sheet of Communication Consulting Services, Inc. and subsidiary (the "Company") as of December 31, 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Communication Consulting Services, Inc. and subsidiary as of December 31, 1999 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                          /s/ KPMG LLP

April 14, 2000, except
  for note 9 as to which
  the date is June 15, 2000

             COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1999

ASSETS
Current assets:
  Cash......................................................  $  231,456
  Accounts receivable, net of allowance for doubtful
     accounts of $117,920...................................     590,054
  Prepaid expenses..........................................      13,965
                                                              ----------
          Total current assets..............................     835,475
Property and equipment, net of accumulated depreciation of
  $77,158 (note 2)..........................................     322,841
Other assets................................................      10,922
                                                              ----------
                                                              $1,169,238
                                                              ==========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $   33,139
  Accrued expenses..........................................     177,313
  Capital lease obligation (note 3).........................     278,264
  Notes payable to stockholders (note 4)....................     180,000
  Notes payable of stockholders guaranteed by Company (note
     6(c))..................................................   1,200,000
                                                              ----------
          Total current liabilities.........................   1,868,716
                                                              ----------
Stockholders' deficit:
  Common stock, $.001 par value; 1,750,000 shares
     authorized, issued and outstanding.....................       1,750
  Guarantee of notes payable of stockholders (note 6(c))....  (1,200,000)
  Additional paid-in capital................................     762,730
  Accumulated deficit.......................................    (263,958)
                                                              ----------
          Total stockholders' deficit.......................    (699,478)
Commitments and contingencies (notes 6 and 9)
                                                              ----------
                                                              $1,169,238
                                                              ==========

          See accompanying notes to consolidated financial statements

             COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

Contract revenues...........................................  $2,742,645
Cost of revenues............................................   1,827,261
                                                              ----------
          Gross profit......................................     915,384
Selling, general, and administrative expenses...............     863,229
Depreciation and amortization...............................      57,647
                                                              ----------
          Operating loss....................................      (5,492)
Other income (expense):
  Interest income...........................................       2,235
  Interest expense..........................................    (107,946)
  Loss on disposal of equipment.............................      (7,659)
  Impairment loss on equipment held under capital lease
     (note 9)...............................................     (13,554)
  Other.....................................................      15,295
                                                              ----------
          Loss before income taxes..........................    (117,121)
Income tax expense (note 5).................................      (4,055)
                                                              ----------
          Net loss..........................................  $ (121,176)
                                                              ==========

          See accompanying notes to consolidated financial statements.

             COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1999

                                         GUARANTEE
                                          OF NOTES     ADDITIONAL                     TOTAL
                               COMMON    PAYABLE OF     PAID-IN     ACCUMULATED   STOCKHOLDERS'
                               STOCK    STOCKHOLDERS    CAPITAL       DEFICIT        DEFICIT
                               ------   ------------   ----------   -----------   -------------
Balance at December 31,
  1998.......................  $1,750    (1,200,000)    762,730      (142,782)      (578,302)
Net loss.....................     --             --          --      (121,176)      (121,176)
                               ------    ----------     -------      --------       --------
Balance at December 31,
  1999.......................  $1,750    (1,200,000)    762,730      (263,958)      (699,478)
                               ======    ==========     =======      ========       ========

          See accompanying notes to consolidated financial statements.

             COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999

Cash flows from operating activities:
  Net loss..................................................  $(121,176)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     57,647
     Impairment loss on equipment held under capital
      lease.................................................     13,554
     Loss on disposal of equipment..........................      7,659
     Changes in assets and liabilities:
       Accounts receivable..................................    177,913
       Prepaid expenses.....................................     (1,677)
       Other assets.........................................     (3,348)
       Accounts payable.....................................     (7,011)
       Accrued expenses.....................................     75,074
                                                              ---------
          Net cash provided by operating activities.........    198,635
                                                              ---------
Cash flows used in investing activities:
  Purchases of property and equipment.......................    (54,376)
  Proceeds on disposal of property and equipment............     17,500
                                                              ---------
          Net cash used in investing activities.............    (36,876)
                                                              ---------
          Net increase in cash and cash equivalents.........    161,759
Cash and cash equivalents at beginning of year..............     69,697
                                                              ---------
Cash and cash equivalents at end of year....................  $ 231,456
                                                              =========
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest....................  $     554
                                                              =========
  Cash paid during the year for income taxes................  $   2,686
                                                              =========
  Equipment purchased through capital lease.................  $ 278,264
                                                              =========

          See accompanying notes to consolidated financial statements.

             COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

(A) ORGANIZATION AND BASIS OF PREPARATION

     Communication Consulting Services, Inc. (the "Company") was incorporated on November 14, 1996 and is based in Illinois. On July 22, 1998, the Company incorporated its wholly owned subsidiary, Convergent Communication Systems, Inc.

(B) DESCRIPTION OF BUSINESS

     The Company is a communications network consulting firm that provides high-tech engineering solutions to the wireless communications industry. Solutions focus on reducing operational costs and increasing efficiencies through utilizing internet protocol voice/data technology. The Company's primary service offerings involve radio frequency and network interconnect engineering.

(C) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of Communication Consulting Services, Inc. and its wholly owned subsidiary, Convergent Communication Systems, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

(D) CONTRACT REVENUE AND COST RECOGNITION

     Contract revenues are recognized as consulting services are provided based on actual time and materials incurred.

(E) PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Significant additions which extend lives are capitalized. Normal maintenance and repair costs are expensed as incurred.

(F) ORGANIZATION COSTS

     Effective January 1, 1999, the Company adopted the American Institute of Certified Public Accountants Statement of Position 98-5, Reporting on the Costs of Start-up Activities ("SOP 98-5"), which requires that start-up costs be expensed as incurred. Adoption of SOP 98-5 did not have a material effect on the Company's results of operations.

(G) INCOME TAXES

     The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

             COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES -- CONTINUED
(H) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(I) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(J) COMPREHENSIVE INCOME

     On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income or loss and all other gains and losses that are excluded from net income by current accounting standards. SFAS No. 130 requires only additional disclosures in the financial statements and does not affect the Company's financial position or results of operations. The Company has no "other comprehensive income" to report for the year ended December 31, 1999.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1999:

                                                              ESTIMATED USEFUL
                                                               LIVES IN YEARS
                                                              ----------------
Computer equipment..........................................         5           $ 90,061
Wireless network under capital lease........................         2            295,776
Furniture and fixtures......................................         7             14,162
                                                                                 --------
          Total property and equipment......................                      399,999
Less accumulated depreciation...............................                       77,158
                                                                                 --------
          Net property and equipment........................                     $322,841
                                                                                 ========

3.  CAPITAL LEASES


     The Company, through its wholly owned subsidiary, entered into two capital leases during 1999 in the amounts of $293,840 and $15,490, with an initial down payment totaling $31,066, to lease an operating system and equipment, respectively, for a high-speed wireless Internet access network in Las Vegas, Nevada. The transaction violated a debt covenant of certain notes payable (the "Notes"), guaranteed by the Company for its two stockholders, which prohibited payments for the

             COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY

3.  CAPITAL LEASES -- (CONTINUED)

capital leases. As such, the Company was in default under the Notes and the lease agreements at December 31, 1999.


     Future minimum lease payments under capital leases at December 31, 1999 were as follows:

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................  $164,934
2001........................................................   164,101
2002........................................................        --
2003........................................................        --
2004........................................................        --
Thereafter..................................................        --
                                                              --------
Total minimum lease payments................................   329,035
Less amount representing interest at rates ranging from 14%
  to 43%....................................................   (50,771)
                                                              --------
Present value of minimum lease payments and current capital
  lease obligation..........................................  $278,264
                                                              ========

(4)  NOTES PAYABLE TO STOCKHOLDERS

     The notes payable to the Company's two stockholders result from their assumption of the Company's debt to LCC International, Inc. ("LCC"), as a term required under the stockholders' repurchase of 60% of the Company's stock from LCC. The notes payable to stockholders bear interest at a fixed rate of 9% per annum and are payable on demand.

(5)  INCOME TAXES

     Income tax expense for the year ended December 31, 1999 consisted of current state income taxes of $4,055.

     A reconciliation of the expected income tax benefit (based on the federal statutory rate of 34%) to the actual income tax expense follows:

Expected income tax benefit.................................  $(39,821)
State income taxes, net of federal benefit..................     2,676
Nondeductible items.........................................     1,019
Change in valuation allowance...............................    44,934
Other, net..................................................    (4,753)
                                                              --------
                                                              $  4,055
                                                              ========

             COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY

(5)  INCOME TAXES -- (CONTINUED)
     The income tax effect of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities at December 31, 1999 is presented below:

Deferred tax asset:
  Net operating loss and general business credit
     carryforwards..........................................  $    783
  Allowance for doubtful accounts...........................    45,570
  Other accrued expenses....................................    62,432
                                                              --------
          Total gross deferred tax assets...................   108,785
Less valuation allowance....................................   (93,343)
                                                              --------
          Deferred tax assets...............................    15,442
Deferred income tax liability -- principally due to
  differences in the book and tax bases of property and
  equipment.................................................   (15,442)
                                                              --------
          Net deferred income tax asset.....................  $     --
                                                              ========

     The valuation allowance for deferred tax assets as of December 31, 1999 was $93,343. The net change in the total valuation allowance for the year ended December 31, 1999 was an increase of $44,934. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

     At December 31, 1999, the Company had a net operating loss carryforward of approximately $4,000 which is available to offset future taxable income, if any, through 2018.

6.  COMMITMENTS AND CONTINGENCIES

(A) OPERATING LEASES

     The Company has commitments with unrelated parties under operating leases, principally for office space, vehicles, and office equipment. These lease terms generally cover a period of three to four years. The following summarizes the approximate aggregate future minimum lease payments under all noncancelable operating lease obligations:

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................  $33,512
2001........................................................    8,988
2002........................................................    5,537
2003........................................................    3,542
2004........................................................       --
Thereafter..................................................       --
                                                              -------
          Total.............................................  $51,579
                                                              =======

     Total lease expense for 1999 approximated $395,000.

             COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY

6.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
(B) LEGAL MATTERS

     In the normal course of business, the Company is subject to certain administrative proceedings and litigation. In management's opinion, the outcome of such matters will not materially affect the financial position and results of operations of the Company.

(C) GUARANTEE OF STOCKHOLDERS' DEBT

     On September 30, 1998, the Company guaranteed two notes payable (the "Notes") totaling $1,200,000, which bear interest at a fixed rate of 9% per annum, payable to LCC resulting from the stockholders' purchase of the common stock previously owned by LCC by the Company's two remaining stockholders. The common stock of the Company is pledged as security for the Notes. As such, the Notes have been recorded as a liability of the Company.

     The Notes are to be repaid in two principal installments, of $600,000 each plus any accrued interest, on May 31, 1999 and November 30, 1999; however, these payments are in default. The stockholders are currently negotiating a settlement with the holder of the Notes to allow performance under the obligation.

7.  EMPLOYEE BENEFITS

     The Company operates a 401(k) plan (the "Plan") for eligible employees whereby employees can make a pre-tax contribution to the Plan up to an annual limit. The Company does not match employee contributions.

8.  CUSTOMER CONCENTRATION

     For the year ended December 31, 1999, revenues from two unaffiliated customers totaled approximately 58% of revenues.

9.  SUBSEQUENT EVENTS

     On May 19, 2000, the lessor terminated the lease agreements with the Company (discussed in note 3), as permitted under the default of payment covenant, and repossessed the operating system. The Company did not incur any penalty fees upon the lease termination and all obligations associated with the lease were released.

     As a result of the termination, the Company recorded an impairment loss of $13,554 relating to the write-down of the leased equipment, as the Company determined the equipment to have no alternative future benefit.

     On June 15, 2000, the stockholders executed a Stock Purchase Agreement and sold all of the issued and outstanding stock of the Company to Clear Communications Group, Inc., a wholly owned subsidiary of o2wireless Solutions, Inc., for a purchase price of $2,250,000 in cash. As a result of the sale, the stockholders' notes payable to LLC were settled, resulting in the release of the Company's guarantee of the stockholders' debt and the common stock previously pledged as security for the Notes.

             COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                               MARCH 31,
                                                                 2000
                                                              -----------
ASSETS
Current assets:
  Cash......................................................  $    50,891
  Accounts receivable, net of allowance for doubtful
     accounts of $120,053...................................      881,261
  Prepaid expenses..........................................       10,484
                                                              -----------
          Total current assets..............................      942,636
Property and equipment, net of accumulated depreciation of
  $81,317...................................................      286,843
Other assets................................................       12,051
                                                              -----------
                                                              $ 1,241,530
                                                              ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable..........................................  $    27,377
  Accrued expenses..........................................      216,224
  Capital lease obligation..................................      278,264
  Notes payable to stockholders.............................      180,000
  Notes payable of stockholders guaranteed by Company.......    1,200,000
                                                              -----------
          Total current liabilities.........................    1,901,865
                                                              -----------
Stockholders' deficit:
  Common stock, $.001 par value; 1,750,000 shares
     authorized, issued and outstanding.....................        1,750
  Guarantee of notes payable of stockholders................   (1,200,000)
  Additional paid-in capital................................      762,730
  Accumulated deficit.......................................     (224,815)
                                                              -----------
          Total stockholders' deficit.......................     (660,335)
                                                              -----------
                                                              $ 1,241,530
                                                              ===========

          See accompanying notes to consolidated financial statements.

             COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                  THREE-MONTH
                                                                    PERIODS
                                                                ENDED MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Contract revenues...........................................  $518,643   $721,732
Cost of revenues............................................   358,605    418,222
                                                              --------   --------
          Gross profit......................................   160,038    303,510
Selling, general, and administrative expenses...............   211,885    178,878
Depreciation and amortization...............................     6,144     41,644
                                                              --------   --------
          Operating (loss) income...........................   (57,991)    82,988
Other income (expense):
  Interest income...........................................       292        855
  Interest expense..........................................        --    (31,050)
  Other.....................................................    21,000      7,966
                                                              --------   --------
          (Loss) income before income taxes.................   (36,699)    60,759
Income tax expense..........................................    (1,271)   (21,616)
                                                              --------   --------
          Net (loss) income.................................  $(37,970)  $ 39,143
                                                              ========   ========

          See accompanying notes to consolidated financial statements.

             COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                  THREE-MONTH
                                                                    PERIODS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                                1999       2000
                                                              --------   ---------
Cash flows from operating activities:
  Net (loss) income.........................................  $(37,970)  $  39,143
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................     6,144      41,644
     Changes in assets and liabilities:
       Accounts receivable..................................   179,991    (291,207)
       Prepaid expenses.....................................    (5,960)      3,481
       Other assets.........................................    (4,478)     (1,129)
       Accounts payable.....................................   (22,686)     (5,762)
       Accrued expenses.....................................   (46,593)     38,911
                                                              --------   ---------
          Net cash provided by (used in) operating
           activities.......................................    68,448    (174,919)
                                                              --------   ---------
Cash flows used in investing activities -- Purchases of
  property and equipment....................................    (6,406)     (5,646)
          Net increase (decrease) in cash and cash
           equivalents......................................    62,062    (180,565)
Cash and cash equivalents at beginning of period............    69,698     231,456
                                                              --------   ---------
Cash and cash equivalents at end of period..................  $131,740   $  50,891
                                                              ========   =========
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest....................  $     --   $      --
                                                              ========   =========
  Cash paid during the year for income taxes................  $  1,271   $      --
                                                              ========   =========

          See accompanying notes to consolidated financial statements.

             COMMUNICATION CONSULTING SERVICES, INC. AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1)  BASIS OF PRESENTATION

     The information as of March 31, 2000, and for the three-month periods ended March 31, 1999 and 2000 is unaudited. In the opinion of management, these consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the interim periods presented. Interim operating results are not necessarily indicative of operating results expected for the entire year.

     The consolidated financial statements include the financial statements of Communication Consulting Services, Inc. and its wholly owned subsidiary, Convergent Communication Systems, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

(2)  SUBSEQUENT EVENTS

     On May 19, 2000 the lessor under the Company's capital lease obligation terminated the lease agreement, repossessed the related leased operating system and released the Company from any future obligations.

     On June 15, 2000, the stockholders executed a Stock Purchase Agreement and sold all of the issued and outstanding stock of the Company to Clear Communications Group, Inc., a wholly owned subsidiary of o2wireless Solutions, Inc., for a purchase price of $2,250,000 in cash. As a result of the sale, the stockholders' notes payable to LLC International, Inc. were settled resulting in the release of the Company's guarantee of the stockholders' debt and the common stock previously pledged as security for the stockholders' notes.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

         PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (UNAUDITED)

     The following unaudited pro forma condensed combined balance sheet of o2wireless Solutions, Inc. and subsidiaries as of March 31, 2000 gives effect to the acquisition of Communication Consulting Services, Inc. and subsidiary ("CCS") on June 15, 2000, using the purchase method of accounting, as if the acquisition had occurred on March 31, 2000. The pro forma condensed combined financial information should be read in conjunction with the separate financial statements and related notes of o2wireless Solutions, Inc. and subsidiaries, and CCS, included elsewhere in this Prospectus.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2000


                                                                        HISTORICAL
                                                    HISTORICAL        COMMUNICATION
                                                    O2WIRELESS          CONSULTING
                                                 SOLUTIONS, INC.      SERVICES, INC.    PRO FORMA    PRO FORMA
                                                 AND SUBSIDIARIES     AND SUBSIDIARY   ADJUSTMENTS   COMBINED
                                               --------------------   --------------   -----------   ---------
                                                                       (IN THOUSANDS)
ASSETS
Cash and cash equivalents....................        $ 2,011              $   51         $   --       $ 2,062
Accounts receivable, net.....................         23,778                 881             --        24,659
Costs and estimated earnings in excess of
  billings on uncompleted contracts..........          7,646                  --             --         7,646
Prepaid expenses.............................            496                  11             --           507
Inventories, net.............................          1,008                  --             --         1,008
Deferred income taxes........................          1,590                  --             --         1,590
Property and equipment, net..................          4,980                 287             --         5,267
Intangible assets, net.......................         22,016                  --          1,711(A)     23,727
Other assets.................................            579                  12             --           591
                                                     -------              ------         ------       -------
                                                     $64,104              $1,242         $1,711       $67,057
                                                     =======              ======         ======       =======

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND
  STOCKHOLDERS' DEFICIT
Indebtedness.................................        $30,316              $1,659         $1,050(B)    $33,025
Accounts payable.............................          9,067                  28             --         9,095
Accrued expenses.............................          2,447                 216             --         2,663
Accrued earn-out.............................          4,000                  --             --         4,000
Billings in excess of costs and estimated
  earnings on uncompleted contracts..........            666                  --             --           666
Common stock put warrants....................         22,712                  --             --        22,712
Redeemable preferred stock...................         11,426                  --             --        11,426
Stockholders' deficit........................        (16,530)               (661)           661(C)    (16,530)
                                                     -------              ------         ------       -------
                                                     $64,104              $1,242         $1,711       $67,057
                                                     =======              ======         ======       =======


---------------------

(A) Represents additional goodwill resulting from the acquisition of CCS.

(B) Represents $2,250,000 of additional indebtedness to fund the cash purchase of CCS and the release of CCS guarantees of $1,200,000 in notes payable of stockholders concurrent with the sale of CCS.

(C) Represents the elimination of the stockholders' deficit of CCS at March 31, 2000.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

         PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (UNAUDITED)

     The following unaudited pro forma condensed combined statement of operations of o2wireless Solutions, Inc. and subsidiaries for the three months ended March 31, 2000 gives effect to the acquisition of Communication Consulting Services, Inc. and subsidiary ("CCS") on June 15, 2000, using the purchase method of accounting, as if the acquisition had occurred on January 1, 2000. The pro forma results are not necessarily indicative of what would have occurred had this acquisition been consummated as of January 1, 2000, or of future operations of the combined companies. The pro forma condensed combined financial information should be read in conjunction with the separate financial statements and related notes of o2wireless Solutions, Inc. and subsidiaries, and CCS, included elsewhere in this Prospectus.

                   PRO FORMA CONDENSED COMBINED STATEMENT OF
           OPERATIONS FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2000


                                                       O2WIRELESS         COMMUNICATION
                                                    SOLUTIONS, INC.    CONSULTING SERVICES,    PRO FORMA     PRO FORMA
                                                    AND SUBSIDIARIES   INC. AND SUBSIDIARY    ADJUSTMENTS    COMBINED
                                                    ----------------   --------------------   -----------    ---------
                                                                              (IN THOUSANDS)
Revenues..........................................      $ 26,512              $  722            $    --      $ 27,234
Cost of revenues..................................        18,598                 418                 --        19,016
Selling, general, and administrative expenses.....         4,748                 179                 --         4,927
Depreciation and amortization.....................           923                  42                 42(A)      1,007
                                                        --------              ------            -------      --------
        Operating income..........................         2,243                  83                (42)        2,284
Other income:
  Interest income.................................            32                   1                 --            33
  Interest expense................................        (1,124)                (31)              (115)(B)    (1,270)
  Other income....................................             2                   8                 --            10
  Increase in fair value of put warrants..........       (13,681)                 --                 --       (13,681)
                                                        --------              ------            -------      --------
        (Loss) income before income taxes.........       (12,528)                 61               (157)      (12,624)
Income taxes......................................          (532)                (22)                46(C)       (508)
                                                        --------              ------            -------      --------
Net (loss) income.................................       (13,060)                 39               (111)      (13,132)
Preferred stock dividends and accretion...........          (466)                 --                 --          (466)
                                                        --------              ------            -------      --------
        Loss applicable to common shareholders....      $(13,526)             $   39            $  (111)     $(13,598)
                                                        ========              ======            =======      ========
Basic and diluted loss per common share...........      $  (1.88)                                            $  (1.89)
                                                        ========                                             ========
Weighted average shares outstanding...............         7,189                                                7,189
                                                        ========                                             ========


------------------------------

(A) Represents the assumed additional amortization of goodwill for the three-month period on the acquisition of Communication Consulting Services, Inc. and subsidiary based on a 10-year useful life.

(B) Reflects the assumed additional three-month period interest cost related to borrowings required to fund the acquisitions, using an effective rate of 20.5% per annum.

(C) Reflects the pro forma tax effects of additional interest costs using a 40% tax rate.

                  O2WIRELESS SOLUTIONS, INC. AND SUBSIDIARIES

         PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (UNAUDITED)

     The following unaudited pro forma condensed combined statement of operations of o2wireless Solutions, Inc. and subsidiaries for the year ended December 31, 1999 gives effect to the acquisitions of McKenzie Telecommunications Group, Inc. ("MTG") and TWR Group on November 1, 1999, along with Communication Consulting Services, Inc. and subsidiary ("CCS") on June 15, 2000, using the purchase method of accounting, as if the acquisitions had occurred on January 1, 1999. The historical results of operations of o2wireless Solutions, Inc. and subsidiaries include the results of operations of MTG and TWR Group since November 1, 1999. The pro forma results are not necessarily indicative of what would have occurred had these acquisitions been consummated as of January 1, 1999, or of future operations of the combined companies. The pro forma condensed combined financial information should be read in conjunction with the separate financial statements and related notes of o2wireless Solutions, Inc. and subsidiaries, TWR Group, and CCS, included elsewhere in this Prospectus.

                   PRO FORMA CONDENSED COMBINED STATEMENT OF
                OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                            HISTORICAL FOR THE
                                                         HISTORICAL FOR THE TEN-MONTH              YEAR
                                                                    PERIOD                  ENDED DECEMBER 31,
                                                            ENDED OCTOBER 31, 1999                 1999
                                        HISTORICAL      ------------------------------   -------------------------
                                        O2WIRELESS           MCKENZIE                          COMMUNICATION
                                     SOLUTIONS, INC.    TELECOMMUNICATIONS               CONSULTING SERVICES, INC.
                                     AND SUBSIDIARIES      GROUP, INC.       TWR GROUP        AND SUBSIDIARY
                                     ----------------   ------------------   ---------   -------------------------
                                                                    (IN THOUSANDS)
Revenues...........................      $48,631              $1,140          $20,467             $2,743
Cost of revenues...................       35,919                 726           14,863              1,827
Selling, general, and
 administrative expenses...........        9,517               1,328            4,548                863
Depreciation and amortization......        2,120                  25              348                 58
                                         -------              ------          -------             ------
       Operating income (loss).....        1,075                (939)             708                 (5)
Other income:
 Interest income...................           20                  --                6                  2
 Interest expense..................       (2,343)                 --             (428)              (108)
 Other income (expense)............           82                  --               17                 (6)
                                         -------              ------          -------             ------
       Loss before income taxes,
        extraordinary item, and
        cumulative effect of
        accounting change..........       (1,166)               (939)             303               (117)
Income tax (benefit) expense.......       (1,226)                 --               --                  4
                                         -------              ------          -------             ------
       Income (loss) before
        extraordinary item and
        cumulative effect of
        accounting change..........           60                (939)             303               (121)
Preferred stock dividends and
 accretion.........................         (632)                 --               --                 --
                                         -------              ------          -------             ------
       Loss applicable to common
        shareholders before
        extraordinary item and
        cumulative effect of
        accounting change..........      $  (572)             $ (939)         $   303             $ (121)
                                         =======              ======          =======             ======
Basic and diluted loss per common
 share before extraordinary item
 and cumulative effect of
 accounting change.................      $ (0.08)
                                         =======
Weighted average shares
 outstanding.......................        7,189
                                         =======


                                      PRO FORMA    PRO FORMA
                                     ADJUSTMENTS   COMBINED
                                     -----------   ---------
                                         (IN THOUSANDS)
Revenues...........................    $    --      $72,981
Cost of revenues...................         --       53,335
Selling, general, and
 administrative expenses...........         --       16,256
Depreciation and amortization......        832(A)     3,383
                                       -------      -------
       Operating income (loss).....       (832)           7
Other income:
 Interest income...................         --           28
 Interest expense..................     (2,230)(B)   (5,109)
 Other income (expense)............         --           93
                                       -------      -------
       Loss before income taxes,
        extraordinary item, and
        cumulative effect of
        accounting change..........     (3,062)      (4,981)
Income tax (benefit) expense.......     (1,193)(C)   (2,415)
                                       -------      -------
       Income (loss) before
        extraordinary item and
        cumulative effect of
        accounting change..........     (1,869)      (2,566)
Preferred stock dividends and
 accretion.........................         --         (632)
                                       -------      -------
       Loss applicable to common
        shareholders before
        extraordinary item and
        cumulative effect of
        accounting change..........    $(1,869)     $(3,198)
                                       =======      =======
Basic and diluted loss per common
 share before extraordinary item
 and cumulative effect of
 accounting change.................                 $ (0.44)
                                                    =======
Weighted average shares
 outstanding.......................                   7,189
                                                    =======

------------------------------

(A) Represents the assumed additional amortization of goodwill on the acquisitions of McKenzie Telecommunications Group, Inc., TWR Group, and Communication Consulting Services, Inc. and subsidiary based on a 10-year useful life.

(B) Reflects the assumed additional interest cost related to borrowings required to fund the acquisitions, using an effective rate of 20.5% per annum.

(C) Reflects the pro forma tax effects of applying a 40% tax rate to the earnings and losses of MTG, TWR Group and CCS and reflects the tax effects of additional interest costs.

Inside Back Cover


At top of page this headline "o2wireless provides integrated network services to help wireless companies respond to market forces and stay at the forefront of technological change.

Graphic depicting listed technological and market forces converging with o2wireless. Listed technological forces include: m-commerce, broadband, data, and voice. Listed market forces include: competition, globalization, outsourcing and deregulation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6,100,000 SHARES


                       (O2WIRELESS SOLUTIONS, INC. LOGO)


                                  COMMON STOCK
                              --------------------
                                   PROSPECTUS
                              --------------------

                                   CHASE H&Q
                           CREDIT SUISSE FIRST BOSTON
                           THOMAS WEISEL PARTNERS LLC
                              -------------------
                                           , 2000
                              -------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

     THROUGH AND INCLUDING           , 2000, THE 25TH DAY AFTER COMMENCEMENT OF
THE OFFERING, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than the underwriting discounts and commissions.

SEC registration fee........................................  $   25,927
                                                              ----------
NASD filing fees............................................      10,323
                                                              ----------
Nasdaq listing fees.........................................     150,000
                                                              ----------
Printing and engraving expenses.............................     100,000
                                                              ----------
Legal fees and expenses.....................................     300,000
                                                              ----------
Accounting fees and expenses................................     800,000
                                                              ----------
Miscellaneous...............................................     335,750
                                                              ----------
          Total.............................................  $1,722,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Amended and Restated Articles of Incorporation (the "Articles") and Bylaws provide that each person who is or was a director of officer of the Company, or each such person who is or was serving at our request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise (including the estate or personal representative of such person), shall be indemnified by us to the fullest extent permitted by the Georgia Business Corporation Code ("GBCC"), or any other applicable laws as presently or hereafter in effect. The right to indemnification granted by the Articles and the Bylaws includes the right to be paid, in advance, expenses incurred in defending a proceeding. The right to indemnification will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and shall be applicable to matters otherwise within its scope.

     Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interest of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interest of the corporation; and (C) in the case of a criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of
Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with any proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis of personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance for expenses if the court determines, in view of all the relevant circumstances, that ii is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsection (a) of Section 14-2-851 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2- 851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

     Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     Section 14-2-856 of the GBCC provides that a corporation shall not indemnify a director for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation: (1) for any appropriation, in violation of the director's duties, of any business opportunity of the corporation; (2) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (3) for the types of liability set forth in Section 14-2-832 of the GBCC (which provides for liability for unlawful distributions to shareholders); or (4) for any transaction from which he or she receives an improper personal benefit.

     Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director; and if he or she is not a director, to such further extent as may be provided by the articles of incorporation or the by-laws, a resolution of the board of directors, or contract, except for liability arising out of conduct that constitutes: (1) appropriation, in violation of his or her duties, of any business opportunity of the corporation; (2) acts or omissions which involve intentional misconduct or a knowing violation of the law; (3) the types of liability set forth in Section 14-2-832 of the GBCC (which provides for liability for unlawful distributions to shareholders); or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC, and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances for expenses, in each case to the same extent as a director may be entitled to indemnification or advances for expenses under those provisions. Finally, a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     Lastly, our directors and officers are insured against certain liabilities which they make incur in their capacity under a liability insurance policy that we carry.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since January 1, 1997, we have sold and issued the following unregistered securities:

     On January 1, 1997, we issued the equivalent (after giving effect to subsequent stock splits) of approximately 934,980 shares of our common stock to David W. Hughes, formerly one of our executive officers and a holder of more than 5% of our common stock, at a purchase price of approximately $0.0038 per share. In addition, on November 20, 1997, we issued 311.375 additional shares of our common stock to Mr. Hughes at a purchase price of $0.0038 per share. The sale and issuance of the above securities was exempt from registration under the Securities Act in reliance on the exemption provided in Section 4(2) thereof.

     On November 20, 1997, we sold 50,000 shares of our Class A Convertible Preferred Stock to DFW Capital Partners, L.P. at a purchase price of $100.00 per share for an aggregate purchase price of $5,000,000. In October 1999, January 2000, and April 2000, an additional 7,669 shares of Class A Preferred Stock were issued to DFW Capital Partners, L.P., in payment of accrued dividends at the rate of 6% per annum. The Class A Preferred Stock is presently convertible into our common stock at a conversion price of $1.0344 per share. The sale and issuance of the above securities was exempt from registration under the Securities Act in reliance on the exemption provided in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

     Also on November 20, 1997, in connection with the acquisition of the outstanding stock of our subsidiary, ISDC, Inc., we issued 812,415 shares of its common stock at a purchase price of $1.722 per share for an aggregate purchase price of $1,398,581. In connection with the acquisition of ISDC, we also assumed a note payable to RJB Management Company, Inc. in the aggregate principal amount of $125,747 and three notes totaling $493,101 to three former shareholders of ISDC. In August 1998, these notes were retired through the execution of satisfaction and release agreements and converted into cash and shares of our common stock. The note payable to RJB Management Company, Inc. was satisfied by a cash payment of $101,371. The notes payable to the three shareholders were satisfied by a cash payment of $104,925 and the issuance of 140,990 shares of common stock, valued at a price of $2.09 per share. The sale and issuance of the above securities was exempt from registration under the Securities Act in reliance on the exemption provided in Section 4(2) thereof.

     On June 9, 1998, we purchased all of the issued and outstanding shares of Communications Development Systems, Inc. ("ComDev") for a total purchase price of $5,207,383. In connection with the acquisition of ComDev, we issued 31,000 shares of Series B Convertible Preferred Stock at a price of $450 per share for an aggregate purchase price of $1,550,000. The sale and issuance of the above securities was exempt from registration under the Securities Act in reliance on the exemption provided in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

     In a private placement during the period from June 1999 through August 1999, we sold an aggregate of 29,607 shares of Series C Convertible Preferred Stock at a purchase price of $100 per share for an aggregate purchase price of $2,960,700 to eight investors in the following amounts:

                                                            SHARES OF SERIES C     AGGREGATE
                                                             PREFERRED STOCK     PURCHASE PRICE
                                                            ------------------   --------------
Andrew Roscoe.............................................           516           $   51,600
Lisa Roumell and Mark Rosenthall..........................         1,500              150,000
Clear Investors, LLC......................................        14,957            1,495,700
RJB Management Company....................................         1,068              106,800
DFW Capital Partners, L.P.................................        10,071            1,007,100
Donald DeMuth.............................................           750               75,000
The Hofe Family Limited Liability Partnership.............           414               41,400
Mark Malick...............................................           331               33,100

     In October 1999, January 2000, and April 2000, we issued an aggregate of 1,325 additional shares of Series C Preferred Stock in payment of accrued dividends at the rate of 6% per annum. The Series C Preferred Stock is presently convertible into our common stock at a conversion price of $2.7411 per share. The sale and issuance of the above securities was exempt from registration under the Securities Act in reliance on the exemption provided in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

     On November 1, 1999, we issued 39,000 shares and 36,000 shares, respectively, of our Series D Senior Redeemable Preferred Stock to Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P. at a purchase price of $100 per share, for an aggregate purchase price of $7,500,000. In January 2000 and April 2000, we issued an aggregate of 4,918 additional shares in payment of accrued dividends at the rate of 11% per annum. In connection with the issuance of the Series D Preferred Stock, we issued warrants to Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P. to purchase 2,055,639 shares and 1,897,511 shares, respectively, of our common stock at an exercise price of $0.0038 per share, which warrants expire on November 1, 2009. The sale and issuance of the above securities was exempt from registration under the Securities Act in reliance on the exemption provided in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

     Also, on November 1, 1999, we issued senior subordinated notes to American Capital Strategies, Ltd. ("ACS") in an aggregate principal amount of $13,000,000 ("Tranche A Notes"). The Tranche A Notes bear interest at a rate of 12.75% per annum and are due October 31, 2005. The note purchase agreement provides for the future issuance, at our option, of Tranche B Notes in the aggregate principal amount of $4.5 million, which would bear interest at a rate of the prime rate plus 450 basis points per annum and would mature on October 31, 2005. In connection with the issuance of the Tranche A Notes, we also issued warrants to ACS to purchase 2,736,821 shares of its common stock at an exercise price of $0.0038 per share, which warrants expire on November 1, 2009. The sale and issuance of the above securities was exempt from registration under the Securities Act in reliance on the exemption provided in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

     The recipients represented their intention to acquire the securities for investment purposes only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

A. Exhibits:

     The following exhibits are filed as part of this Registration Statement:


EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 1.1       --  Form of Underwriting Agreement.*
 2.1       --  Stock Purchase Agreement, dated January 25, 1999, by and among o2wireless Solutions (formerly Clear Holdings, Inc.),
               Clear Communications Group, Inc., and Myron Berehulke, John
               Dunmire, Scott Durkee, Rich Hanafin, and Dale Stickney for
               the purchase and sale of all of the issued and outstanding capital stock of Cellular Technology International, Inc.*
 2.2       --  Stock Purchase Agreement, dated August 20, 1999, by and among o2wireless Solutions (formerly Clear Holdings, Inc.),
               Clear Communications Group, Inc., George A. Jackson and the
               TWR Family of Companies, LLC for the purchase and sale of
               all of the issued and outstanding capital stock of TWR
               Telecom, Inc. and Specialty Drilling, Inc., as amended.*
 2.3       --  Asset Purchase Agreement, dated November 1, 1999, by and among o2wireless Solutions (formerly Clear Holdings, Inc.),
               Clear Communications Group, Inc., McKenzie
               Telecommunications Group, Inc. and Rhonda McKenzie for the
               purchase and sale of substantially all of the assets of
               McKenzie Telecommunications Group, Inc.*
 2.4       --  Stock Purchase Agreement, dated as of June 15, 2000, by and among o2wireless Solutions, Clear Communications Group,
               Inc., Communication Consulting Services, Inc. and John J.
               Meyer and Clyde C. Smith for the purchase and sale of all of the issued and outstanding capital stock of Communication
               Consulting Services, Inc.*
 3.1       --  Amended and Restated Articles of Incorporation of o2wireless
               Solutions (formerly Clear Holdings, Inc.), as amended, as
               currently in effect.*
 3.2       --  Form of Second Amended and Restated Articles of
               Incorporation of o2wireless Solutions (formerly Clear
               Holdings, Inc.), to be effective prior to closing of the
               offering.*
 3.3       --  Bylaws of o2wireless Solutions (formerly Clear Holdings,
               Inc.), as currently in effect.*

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 3.4       --  Form of Amended and Restated Bylaws of o2wireless Solutions
               (formerly Clear Holdings, Inc.), to be effective prior to
               closing of the offering.*
 4.1       --  Specimen Common Stock Certificate.*
 4.2       --  See Exhibits 3.1 and 3.3 for provisions of the Amended and
               Restated Articles of Incorporation, as amended, and Bylaws of o2wireless Solutions (formerly Clear Holdings, Inc.)
               defining rights of the holders of the common stock of
               o2wireless Solutions (formerly Clear Holdings, Inc.).*
 4.3       --  Credit Agreement, dated November 1, 1999, by and among Clear
               Communications Group, Inc., o2wireless Solutions (formerly
               Clear Holdings, Inc.), TWR Telecom, Inc., TWR Lighting,
               Inc., Rooker Tower Company, Clear Program Management, Inc.,
               Specialty Drilling, Inc., Cellular Technology International,
               Inc., Communications Development Systems, Inc., Clear Tower
               Corporation, ISDC, Inc., and various lenders and Wachovia
               Bank, N.A.*
 4.4       --  Revolving Loan Note, dated November 1, 1999, from Clear
               Communications Group, Inc. to First Union National Bank.*
 4.5       --  Acquisition Loan Note, dated November 1, 1999, from Clear
               Communications Group, Inc. to First Union National Bank.*
 4.6       --  Term Loan Note, dated November 1, 1999, from Clear
               Communications Group, Inc. to First Union National Bank.*
 4.7       --  Revolving Loan Note, dated November 1, 1999, from Clear
               Communications Group, Inc. to Wachovia Bank, N.A.*
 4.8       --  Acquisition Loan Note, dated November 1, 1999, from Clear
               Communications Group, Inc. to Wachovia Bank, N.A.*
 4.9       --  Term Loan Note, dated November 1, 1999, from Clear
               Communications Group, Inc. to Wachovia Bank, N.A.*
 4.10      --  Note and Equity Purchase Agreement, dated November 1, 1999, as amended, by and among Clear Communications Group, Inc.,
               o2wireless Solutions (formerly Clear Holdings, Inc.), TWR
               Telecom, Inc., TWR Lighting, Inc., Rooker Tower Company,
               Clear Program Management, Inc., Specialty Drilling, Inc.,
               Cellular Technology International, Inc., Communications
               Development Systems, Inc., Clear Tower Corporation, ISDC,
               Inc., and American Capital Strategies, Ltd.*
 4.11      --  Form of Common Stock Purchase Warrant, dated November 1,
               1999, issued to American Capital Strategies, Ltd. by
               o2wireless Solutions (formerly Clear Holdings, Inc.).*
 4.12      --  Form of Tranche A Notes due October 31, 2005 from Clear
               Communications Group, Inc. to American Capital Strategies,
               Ltd.*
 4.13      --  Form of Common Stock Purchase Warrant, dated November 1,
               1999, issued to Stratford Capital Partners, L.P. and
               Stratford Equity Partners, L.P. by o2wireless Solutions
               (formerly Clear Holdings, Inc.).*
 5.1       --  Opinion of Smith, Gambrell & Russell, LLP.*
10.1       --  1998 Stock Option Plan, as amended.*
10.2       --  Form of Incentive Stock Option Agreement pursuant to the
               1998 Stock Option Plan, as amended.*
10.3       --  Preferred Stock Purchase Agreement, dated June 24, 1999, by and among o2wireless Solutions (formerly Clear Holdings,
               Inc.), DFW Capital Partners, L.P., Clear Investors, LLC,
               Stephen F. Johnston, Sr. and other persons electing to
               subscribe.*

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
10.4       --  Securities Purchase Agreement, dated November 1, 1999, as amended, by and among Stratford Capital Partners, L.P.,
               Stratford Equity Partners, L.P., and o2wireless Solutions
               (formerly Clear Holdings, Inc.).*
10.5       --  Registration Rights Agreement, dated November 1, 1999, by and among Stratford Capital Partners, L.P., Stratford Equity
               Partners, L.P., RJB Management Company, Inc., DFW Capital
               Partners, L.P., Lisa Roumell, Mark Rosenthal, Donald DeMuth,
               Mark Malick, Andrew Roscoe, Hofe Family Limited Partnership,
               Clear Investors, LLC, Stephen F. Johnston, Sr. and
               o2wireless Solutions (formerly Clear Holdings, Inc.).*
10.6       --  Registration Rights Agreement dated November 1, 1999 by and among Clear Communications Group, Inc., o2wireless Solutions
               (formerly Clear Holdings, Inc.), TWR Telecom, Inc., TWR
               Lighting, Inc., Rooker Tower Company, Clear Program
               Management, Inc., Specialty Drilling, Inc., Cellular
               Technology International, Inc., Communications Development
               Systems, Inc., Clear Tower Corporation, ISDC, Inc., and
               American Capital Strategies, Ltd. (included as Article 11 to
               Exhibit 4.10).*
21.1       --  List of Subsidiaries.*
23.1       --  Consent of Smith, Gambrell & Russell, LLP (contained in their opinion at Exhibit 5).*
23.2       --  Consent of KPMG LLP with respect to the consolidated
               financial statements of o2wireless Solutions, Inc. (formerly
               Clear Holdings, Inc.) and subsidiaries.
23.3       --  Consent of KPMG LLP with respect to the financial statements of Cellular Technology International, Inc.
23.4       --  Consent of KPMG LLP with respect to the financial statements of Communications Development Systems, Inc.
23.5       --  Consent of KPMG LLP with respect to the combined financial statements of TWR Group.
23.6       --  Consent of Jain & Jain, P.C. with respect to the financial statements of TWR Group.
23.7       --  Consent of KPMG LLP with respect to the consolidated
               financial statements of Communication Consulting Services,
               Inc. and subsidiary.
27.1       --  Financial Data Schedule (for SEC use only).*


------------------------------

 * Previously filed.


B. Financial Statement Schedules:


     The following financial statement schedule is included as part of this Registration Statement immediately following the signature page:

     Schedule II -- Valuation and Qualifying Accounts
     Independent Auditors' Report

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions, are not applicable or the information has been provided in financial statements (or notes thereto) included in this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and has authorized this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Atlanta, Fulton County, State of Georgia, on the 27th day of July, 2000.


                                          O2WIRELESS SOLUTIONS, INC.

                                          By: /s/ STEPHEN F. JOHNSTON, SR.
                                            ------------------------------------
                                                  Stephen F. Johnston, Sr.
                                            Chairman and Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement was signed by the following persons in the capacities and on the dates stated:



                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----

           /s/ STEPHEN F. JOHNSTON, SR.              Chairman of the Board and Chief      July 27, 2000
---------------------------------------------------    Executive Officer (Principal
             Stephen F. Johnston, Sr.                  Executive Officer) and Director

              /s/ WILLIAM J. LOUGHMAN                Executive Vice President,            July 27, 2000
---------------------------------------------------    Secretary, Treasurer and Chief
                William J. Loughman                    Financial Officer (Principal
                                                       Financial and Accounting Officer)

               /s/ MICHAEL W. RILEY                  President, Chief Operating Officer   July 27, 2000
---------------------------------------------------    and Director
                 Michael W. Riley

                  /s/ JOHN FARMER                    Director                             July 27, 2000
---------------------------------------------------
                    John Farmer

                                                     Director
---------------------------------------------------
                 Robert J. Lambrix

                                                     Director
---------------------------------------------------
                   Andrew Roscoe

                 /s/ LISA ROUMELL                    Director                             July 27, 2000
---------------------------------------------------
                   Lisa Roumell

                  /s/ DARIN WINN                     Director                             July 27, 2000
---------------------------------------------------
                    Darin Winn

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
o2wireless Solutions, Inc.:

     Under date of April 14, 2000, except for note 17 as to which the date is June 28, 2000, we reported on the consolidated balance sheets of o2wireless Solutions, Inc. (formerly Clear Holdings, Inc.) and subsidiaries (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     As discussed in note 1(j) to the consolidated financial statements, the Company changed its method of accounting for organization costs in 1999.

                                                     /s/ KPMG LLP

Atlanta, Georgia
April 14, 2000

SCHEDULE II

                           O2WIRELESS SOLUTIONS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                           ADDITIONS
                                              -----------------------------------
                                ALLOWANCE       BAD     RECOVERIES     ACQUIRED     RECEIVABLES
                               AT BEGINNING    DEBT     OF PREVIOUS     THROUGH      WRITTEN-     ALLOWANCE AT
                                OF PERIOD     EXPENSE   WRITE-OFFS    ACQUISITION       OFF       END OF PERIOD
                               ------------   -------   -----------   -----------   -----------   -------------
Allowance for doubtful
  receivables:
  1997.......................     --            --         --            --            --             --
  1998.......................     --          100,000      --             5,770        --            105,770
  1999.......................    l05,770       65,000      --           794,288       (92,858)       872,200

                                                           ADDITIONS
                                              -----------------------------------
                                ALLOWANCE               RECOVERIES     ACQUIRED      INVENTORY
                               AT BEGINNING             OF PREVIOUS     THROUGH      WRITTEN-     ALLOWANCE AT
                                OF PERIOD     EXPENSE   WRITE-OFFS    ACQUISITION       OFF       END OF PERIOD
                               ------------   -------   -----------   -----------   -----------   -------------
Allowance for obsolete
  inventories:
  1997.......................     --            --         --            --            --             --
  1998.......................     --            --         --            --            --             --
  1999.......................     --            --         --           321,243        --            321,243

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 1.1       --  Form of Underwriting Agreement.*
 2.1       --  Stock Purchase Agreement, dated January 25, 1999, by and among o2wireless Solutions (formerly Clear Holdings, Inc.),
               Clear Communications Group, Inc., and Myron Berehulke, John
               Dunmire, Scott Durkee, Rich Hanafin, and Dale Stickney for
               the purchase and sale of all of the issued and outstanding capital stock of Cellular Technology International, Inc.*
 2.2       --  Stock Purchase Agreement, dated August 20, 1999, by and among o2wireless Solutions (formerly Clear Holdings, Inc.),
               Clear Communications Group, Inc., George A. Jackson and the
               TWR Family of Companies, LLC for the purchase and sale of
               all of the issued and outstanding capital stock of TWR
               Telecom, Inc. and Specialty Drilling, Inc., as amended.*
 2.3       --  Asset Purchase Agreement dated, November 1, 1999, by and among o2wireless Solutions (formerly Clear Holdings, Inc.),
               Clear Communications Group, Inc., McKenzie
               Telecommunications Group, Inc. and Rhonda McKenzie for the
               purchase and sale of substantially all of the assets of
               McKenzie Telecommunications Group, Inc.*
 2.4       --  Stock Purchase Agreement, dated as of June 15, 2000, by and among o2wireless Solutions, Clear Communications Group,
               Inc., Communication Consulting Services, Inc. and John J.
               Meyer and Clyde C. Smith for the purchase and sale of all of the issued and outstanding capital stock of Communication
               Consulting Services, Inc.*
 3.1       --  Amended and Restated Articles of Incorporation of o2wireless
               Solutions (formerly Clear Holdings, Inc.), as amended, as
               currently in effect.*
 3.2       --  Form of Second Amended and Restated Articles of
               Incorporation of o2wireless Solutions (formerly Clear
               Holdings, Inc.), to be effective prior to closing of the
               offering.*
 3.3       --  Bylaws of o2wireless Solutions (formerly Clear Holdings,
               Inc.), as currently in effect.*
 3.4       --  Form of Amended and Restated Bylaws of o2wireless Solutions
               (formerly Clear Holdings, Inc.), to be effective prior to
               closing of the offering.*
 4.1       --  Specimen Common Stock Certificate.*
 4.2       --  See Exhibits 3.1 and 3.3 for provisions of the Amended and
               Restated Articles of Incorporation, as amended, and Bylaws of o2wireless Solutions (formerly Clear Holdings, Inc.)
               defining rights of the holders of the common stock of
               o2wireless Solutions (formerly Clear Holdings, Inc.).*
 4.3       --  Credit Agreement, dated November 1, 1999, by and among Clear
               Communications Group, Inc., o2wireless Solutions (formerly
               Clear Holdings, Inc.), TWR Telecom, Inc., TWR Lighting,
               Inc., Rooker Tower Company, Clear Program Management, Inc.,
               Specialty Drilling, Inc., Cellular Technology International,
               Inc., Communications Development Systems, Inc., Clear Tower
               Corporation, ISDC, Inc., and various lenders and Wachovia
               Bank, N.A.*
 4.4       --  Revolving Loan Note, dated November 1, 1999, from Clear
               Communications Group, Inc. to First Union National Bank.*
 4.5       --  Acquisition Loan Note, dated November 1, 1999, from Clear
               Communications Group, Inc. to First Union National Bank.*
 4.6       --  Term Loan Note, dated November 1, 1999, from Clear
               Communications Group, Inc. to First Union National Bank.*
 4.7       --  Revolving Loan Note, dated November 1, 1999, from Clear
               Communications Group, Inc. to Wachovia Bank, N.A.*

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 4.8       --  Acquisition Loan Note, dated November 1, 1999, from Clear
               Communications Group, Inc. to Wachovia Bank, N.A.*
 4.9       --  Term Loan Note, dated November 1, 1999, from Clear
               Communications Group, Inc. to Wachovia Bank, N.A.*
 4.10      --  Note and Equity Purchase Agreement, dated November 1, 1999, as amended, by and among Clear Communications Group, Inc.,
               o2wireless Solutions (formerly Clear Holdings, Inc.), TWR
               Telecom, Inc., TWR Lighting, Inc., Rooker Tower Company,
               Clear Program Management, Inc., Specialty Drilling, Inc.,
               Cellular Technology International, Inc., Communications
               Development Systems, Inc., Clear Tower Corporation, ISDC,
               Inc., and American Capital Strategies, Ltd.*
 4.11      --  Form of Common Stock Purchase Warrant, dated November 1,
               1999, issued to American Capital Strategies, Ltd. by
               o2wireless Solutions (formerly Clear Holdings, Inc.).*
 4.12      --  Form of Tranche A Notes due October 31, 2005 from Clear
               Communications Group, Inc. to American Capital Strategies,
               Ltd.*
 4.13      --  Form of Common Stock Purchase Warrant, dated November 1,
               1999, issued to Stratford Capital Partners, L.P. and
               Stratford Equity Partners, L.P. by o2wireless Solutions
               (formerly Clear Holdings, Inc.).*
 5.1       --  Opinion of Smith, Gambrell & Russell, LLP.*
10.1       --  1998 Stock Option Plan, as amended.*
10.2       --  Form of Incentive Stock Option Agreement pursuant to the
               1998 Stock Option Plan, as amended.*
10.3       --  Preferred Stock Purchase Agreement, dated June 24, 1999, by and among o2wireless Solutions (formerly Clear Holdings,
               Inc.), DFW Capital Partners, L.P., Clear Investors, LLC,
               Stephen F. Johnston, Sr. and other persons electing to
               subscribe.*
10.4       --  Securities Purchase Agreement, dated November 1, 1999, as amended, by and among Stratford Capital Partners, L.P.,
               Stratford Equity Partners, L.P., and o2wireless Solutions
               (formerly Clear Holdings, Inc.).*
10.5       --  Registration Rights Agreement, dated November 1, 1999, by and among Stratford Capital Partners, L.P., Stratford Equity
               Partners, L.P., RJB Management Company, Inc., DFW Capital
               Partners, L.P., Lisa Roumell, Mark Rosenthal, Donald DeMuth,
               Mark Malick, Andrew Roscoe, Hofe Family Limited Partnership,
               Clear Investors, LLC, Stephen F. Johnston, Sr. and
               o2wireless Solutions (formerly Clear Holdings, Inc.).*
10.6       --  Registration Rights Agreement dated November 1, 1999 by and among Clear Communications Group, Inc., o2wireless Solutions
               (formerly Clear Holdings, Inc.), TWR Telecom, Inc., TWR
               Lighting, Inc., Rooker Tower Company, Clear Program
               Management, Inc., Specialty Drilling, Inc., Cellular
               Technology International, Inc., Communications Development
               Systems, Inc., Clear Tower Corporation, ISDC, Inc., and
               American Capital Strategies, Ltd. (included as Article 11 to
               Exhibit 4.10).*
21.1       --  List of Subsidiaries.*
23.1       --  Consent of Smith, Gambrell & Russell, LLP (contained in their opinion at Exhibit 5).*
23.2       --  Consent of KPMG LLP with respect to the consolidated
               financial statements of o2wireless Solutions, Inc. (formerly
               Clear Holdings, Inc.) and subsidiaries.
23.3       --  Consent of KPMG LLP with respect to the financial statements of Cellular Technology International, Inc.
23.4       --  Consent of KPMG LLP with respect to the financial statements of Communications Development Systems, Inc.

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
23.5       --  Consent of KPMG LLP with respect to the financial statements of TWR Group.
23.6       --  Consent of Jain & Jain, P.C. with respect to the combined financial statements of TWR Group.
23.7       --  Consent of KPMG LLP with respect to the consolidated
               financial statements of Communication Consulting Services,
               Inc. and subsidiary.
27.1       --  Financial Data Schedule (for SEC use only).*


------------------------------

 * Previously filed.